Exhibit 10.26

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

dated as of June 27, 2024,

among

VIKING CRUISES LTD,

as Borrower,

THE LENDERS PARTY HERETO

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

Swingline Lender and Issuing Lender

WELLS FARGO SECURITIES, LLC,

as Joint Lead Arranger and Sole Bookrunner

JPMORGAN CHASE BANK, N.A.,

as Issuing Lender and Joint Lead Arranger

BOFA SECURITIES, INC.,

as Joint Lead Arranger

BANK OF AMERICA, N.A.,

as Issuing Lender

i

SCHEDULES
Schedule 1.01(b)	Subsidiary Guarantors
Schedule 2.01(a)	Lenders and Commitments
Schedule 3.07(b)	Certain Matters Affecting Intellectual Property
Schedule 3.08	Subsidiaries
Schedule 3.09(a)	Litigation
Schedule 3.17	Environmental Matters
Schedule 3.19(a)	[Reserved]
Schedule 3.27	Owned Vessels
Schedule 5.17	Post-Closing Items

EXHIBITS

Exhibit A	[Reserved]
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D-1	Form of U.S. Tax Compliance Certificate
Exhibit D-2	Form of U.S. Tax Compliance Certificate
Exhibit D-3	Form of U.S. Tax Compliance Certificate
Exhibit D-4	Form of U.S. Tax Compliance Certificate
Exhibit E	Form of Solvency Certificate
Exhibit F	Form of Compliance Certificate
Exhibit G	Form of Notice of Prepayment
Exhibit H	Form of Notice of Account Designation

Exhibit I	Form of Notice of Conversion/Continuation

PREAMBLE

REVOLVING CREDIT AGREEMENT, dated as of June 27, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among VIKING CRUISES LTD, an exempted company incorporated with limited liability organized under the laws of Bermuda (the “Borrower”), the lenders party to this Agreement, as Lenders, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative and collateral agent for the Lenders (in such capacity, the “Administrative Agent”).

RECITALS

Capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.01 hereof.

The Borrower has requested that the Lenders and Issuing Lenders extend credit to the Borrower, and the Lenders and Issuing Lenders are willing to do so on the terms and conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.01 Defined Terms. The following terms when used in this Agreement, including its Preamble and Recitals, shall have the meanings specified below:

“2023 Indenture” shall mean that certain Indenture, dated as of June 30, 2023, among the Borrower, the guarantors party thereto and the Bank of New York Mellon Trust Company, N.A., as trustee.

“2023 Offering Memorandum” shall mean the final offering memorandum dated June 26, 2023 in respect of the 2023 Indenture and the Initial Notes (as defined therein) issued thereunder.

“2025 Unsecured Notes” shall mean the 6.250% senior notes due 2025 issued pursuant to the Indenture, dated as of May 8, 2015, as amended and supplemented, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2027 Unsecured Notes” shall mean the 5.875% senior notes due 2027 issued pursuant to the Indenture, dated as of September 20, 2017, as amended and supplemented, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2028 Secured Notes” shall mean the 5.000% senior secured notes due 2028 issued pursuant to the Indenture, dated as of February 5, 2018, as amended and supplemented, among Viking Ocean Cruises Ltd, the guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee, and Wilmington Trust, National Association, as collateral agent.

“2029 Secured Notes” shall mean the 5.625% senior secured notes due 2029 issued pursuant to the Indenture, dated as of February 2, 2021, as amended and supplemented, among Viking Ocean Cruises Ship VII Ltd, the guarantors party thereto, The Bank of New York Mellon Trust Company, N.A., as trustee, and Wilmington Trust, National Association, as collateral agent.

“2029 Unsecured Notes” the 7.000% senior notes due 2029 issued pursuant to the Indenture, dated as of February 2, 2021, as amended and supplemented, among the Borrower, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2031 Unsecured Notes” shall mean the Borrower’s 9.125% senior notes due 2031 issued pursuant to the 2023 Indenture.

“Acquired Debt” shall mean, with respect to any specified Person:

(a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary; and

(b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Lender” shall have the meaning assigned to such term in Section 2.31(b).

“Administrative Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person shall mean any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” shall have the meaning assigned to such term in Section 6.06(a).

“After-Acquired Property” shall mean (a) any Related Vessel Property acquired from time to time relating to the Collateral Vessels and (b) any Replacement Vessel (and the Related Vessel Property pertaining thereto) which either (i) replaces a Collateral Vessel that was subject to an Event of Loss or (ii) replaces a Collateral Vessel that was sold in an Asset Sale to any Person other than the Borrower or a Restricted Subsidiary.

“Agent Parties” shall have the meaning assigned to such term in Section 9.01(e)(ii).

“Agreement” shall have the meaning assigned to such term in the Preamble.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction concerning or relating to bribery or corruption, including, without limitation, laws, rules, and regulations that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, commercial entity, or any other Person to obtain an improper business advantage; such as, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder, the U.K. Bribery Act 2010 and the rules and regulations thereunder, the Bermuda Bribery Act 2016, and all applicable national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Money Laundering Laws” shall mean, to the extent applicable, rules related to terrorism financing and money laundering, including any applicable provision of the PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Bermuda Anti-Terrorism (Financial and Other Measures) Act 2004, the Bermuda Financial Intelligence Agency Act 2007, the Bermuda Proceeds of Crime Act 1997, and the Bermuda Proceeds of Crime (Anti-Money Laundering and Anti-Terrorist Financing Supervision and Enforcement) Act 2000, in each case, together with the rules and regulations thereunder.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Rate” shall mean, the corresponding percentages per annum as set forth below based on the Secured Net Leverage Ratio:

Pricing Level	Secured Net Leverage Ratio	Term SOFR Loans	Base Rate Loans	Commitment Fee
I	Greater than or equal to 2.50 to 1.00	2.50%	1.50%	0.35%
II	Greater than or equal to 2.25 to 1.00, but less than 2.50 to 1.00	2.25%	1.25%	0.35%
III	Greater than or equal to 2.00 to 1.00, but less than 2.25 to 1.00	2.00%	1.00%	0.30%
IV	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	1.75%	0.75%	0.30%
V	Less than 1.50 to 1.00	1.50%	0.50%	0.30%

The Applicable Rate shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 5.04(g) for the most recently completed Calculation Period of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Rate shall be based on Pricing Level IV until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Secured Net Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 5.04(g) for the most recently completed fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Rate from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level IV until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Secured Net Leverage Ratio as of the last day of the most recently completed fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all Loans then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Sections 5.04(a) or 5.04(g) is shown to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Rate for any period (an “Applicable Period”) than the Applicable Rate applied for such Applicable Period, then (A) the Borrower shall promptly (and in any case within five (5) Business Days) deliver to the Administrative Agent a corrected Compliance Certificate for such Applicable Period, (B) the Applicable Rate for such Applicable Period shall be determined as if the Secured Net Leverage Ratio in the corrected Compliance Certificate were applicable for such Applicable Period, and (C) the Borrower shall promptly (and in any case within five (5) Business Days) and retroactively be obligated to pay to the Administrative Agent the accrued additional interest and fees owing as a result of such increased Applicable Rate for such Applicable Period, which payment shall be promptly applied by the Administrative Agent in accordance with Section 2.22.

“Applicable Ship Percentage” shall mean, as of any date of determination with respect to any Collateral Vessel, an amount equal to (i) the Fair Market Value of such Collateral Vessel as of such date divided by (ii) the aggregate Fair Market Value of all Collateral Vessels as of such date.

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean:

(a) the sale, lease, conveyance or other disposition of any assets by the Borrower or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Borrower and its Restricted Subsidiaries, taken as a whole, other than to the Principal or a Related Party of the Principal will be deemed a Change of Control pursuant to clause (a) of the definition thereof; and

(b) the issuance of Equity Interests by any Restricted Subsidiary or the sale by the Borrower or any of its Restricted Subsidiaries of Equity Interests in any of the Restricted Subsidiaries (in each case, other than directors’ qualifying shares and shares to be held by third parties to meet the applicable legal requirements).

Notwithstanding the preceding provisions, none of the following items will be deemed to be an Asset Sale:

(i) any single transaction or series of related transactions that involves assets (other than assets constituting Loan Collateral or Intercompany Loan Collateral) having a Fair Market Value of less than the greater of (i) $20,000,000 and (ii) 5.0% of Consolidated EBITDA of the Borrower for the most recent Calculation Period, determined at the time of the making of such disposition;

(ii) a transfer of assets or Equity Interests between or among the Borrower and any Restricted Subsidiary;

(iii) an issuance of Equity Interests by a Restricted Subsidiary to the Borrower or to a Restricted Subsidiary;

(iv) the sale, lease or other transfer of inventory, insurance proceeds or other assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets or assets that are no longer useful in the conduct of the business of the Borrower and its Restricted Subsidiaries;

(v) licenses and sublicenses by the Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;

(vii) any transfer, assignment or other disposition deemed to occur in connection with the creation or granting of Liens not prohibited by Section 6.02;

(viii) the sale or other disposition of cash or Cash Equivalents;

(ix) a Restricted Payment that does not violate Section 6.03 or a Permitted Investment;

(x) the disposition of receivables in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(xi) the foreclosure, condemnation or any similar action with respect to any property or other assets or a surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind;

(xii) the disposition of assets to a Person who is providing services (the provision of which have been or are to be outsourced by the Borrower or any Restricted Subsidiary to such Person) related to such assets;

(xiii) the sale of any property in a sale and leaseback transaction that does not violate Section 6.12 hereof that is entered into within six months of the acquisition of such property;

(xiv) time charters and other similar arrangements in the ordinary course of business;

(xv) sales, transfers and other dispositions of Investments in joint ventures or similar arrangements made in the ordinary course of business or to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements; and

(xvi) any Event of Loss.

“Assignment and Assumption” shall mean an Assignment and Assumption entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed).

“Attributable Debt” shall mean, with respect to any sale and leaseback transaction at the time of determination, the present value (discounted at the interest rate reasonably determined in good faith by a responsible financial or accounting officer of the Borrower to be the interest rate implicit in the lease determined in accordance with IFRS, or, if not known, at the Borrower’s incremental borrowing rate) of the total obligations of the lessee of the property subject to such lease for rental payments during the remaining term of the lease included in such sale and leaseback transaction, including any period for which such lease has been extended or may, at the option of the lessor, be extended, or until the earliest date on which the lessee may terminate such lease without penalty or upon payment of penalty (in which case the rental payments shall include such penalty), after excluding from such rental payments all amounts required to be paid on account of maintenance and repairs, insurance, taxes, assessments, water, utilities and similar charges; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Revolving Credit Commitments” shall mean, as of any date of determination, an amount equal to (a) the Total Revolving Credit Commitment as of such date minus (b) the Blocked Commitment Amount as of such date.

“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.26(c).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate” shall mean, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50% and (c) Term SOFR for a one-month tenor in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or Term SOFR, respectively. Notwithstanding the foregoing, in no event shall the Base Rate be less than 1.00%.

“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.26(c).

“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date:

(a) the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); or

(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” shall mean the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which all Available Tenors of such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.26(c) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.26(c).

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 CFR § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” shall have the meaning assigned to such term in Section 9.25.

“Blocked Commitment Amount” shall mean the aggregate amount of reduced Available Revolving Credit Commitments due to an Asset Sale or Event of Loss, calculated in accordance with Section 5.16. As of the Closing Date, the Blocked Commitment Amount shall be $0.00.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean:

(a) with respect to a corporation or exempted company, the board of directors of the corporation or exempted company or any committee thereof duly authorized to act on behalf of such board;

(b) with respect to a partnership, the board of directors of the general partner of the partnership;

(c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Borrower Materials” shall mean materials and/or information provided by or on behalf of Holdings and the Borrower hereunder.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Borrowing Request” shall have the meaning assigned to such term in Section 2.03(a).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which banking institutions in New York or a place of payment under this Agreement are authorized or required by law, regulation or executive order to close.

“Calculation Period” shall mean, as of any date of determination, the most recently ended four full fiscal quarters of the Borrower for which internal financial statements are available.

“Capital Lease Obligations” shall mean, with respect to any Person, any obligation of such Person under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed), which obligation is required to be classified and accounted for as a capital lease obligation under IFRS, and, for purposes of this Agreement, the amount of such obligation at any date will be the capitalized amount thereof at such date, determined in accordance with IFRS and the Stated Maturity thereof will be the date of last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty.

“Capital Stock” shall mean:

(a) in the case of a corporation, corporate stock;

(b) in the case of an exempted company, association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Collateralize” shall mean to deposit in a controlled account or to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for L/C Exposure or obligations of the Lenders to fund participations in respect of L/C Exposure or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” and “Cash Collateralized” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(a) direct obligations (or certificates representing an interest in such obligations) issued by, or unconditionally guaranteed by, the government of a member state of the European Union, the United States of America, Switzerland or Canada (including, in each case, any agency or instrumentality thereof), as the case may be, the payment of which is backed by the full faith and credit of the relevant member state of the European Union or the United States of America, Switzerland or Canada, as the case may be, and which are not callable or redeemable at the Borrower’s option;

(b) overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company which is organized under, or authorized to operate as a bank or trust company under, the laws of a member state of the European Union or of the United States of America or any state thereof, Switzerland, the United Kingdom, Australia or Canada; provided that such bank or trust company has capital, surplus and undivided profits aggregating in excess of $250,000,000 (or the foreign currency equivalent thereof as of the date of such investment) and whose long-term debt is rated “A-1” or higher by Moody’s or A+ or higher by S&P or the equivalent rating category of another internationally recognized rating agency; provided, further, that any cash held pursuant to clause (f) below not covered by the foregoing may be held through overnight bank deposits, time deposit accounts, certificates of deposit, banker’s acceptances and money market deposits (and similar instruments) with maturities of 12 months or less from the date of acquisition issued by a bank or trust company organized and operating in the applicable jurisdiction;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within one year after the date of acquisition;

(e) money market funds or other mutual funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (d) of this definition; and

(f) cash in any currency in which the Borrower and its Subsidiaries now or in the future operate, in such amounts as the Borrower determines to be necessary in the ordinary course of their business.

“Cash Management Agreement” shall mean any agreement or arrangement to provide cash management services, including treasury, depository, overdraft, credit or debit card, stored value card, electronic funds transfer, purchasing cards, netting services, check drawing services, automated payment services (including depository, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services), positive pay service, employee credit card programs, cash pooling services and any arrangements or services similar to any of the foregoing and/or otherwise in connection with cash management and deposit accounts.

“Cash Management Obligations” shall mean, as to any person, any and all obligations of such person, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any Cash Management Agreement.

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date (or with respect to a person that becomes a Lender after the Closing Date, the date such person becomes a Lender), (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date (or with respect to a person that becomes a Lender after the Closing Date, the date such person becomes a Lender) or (c) compliance by any Lender or any Issuing Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s or Issuing Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (or with respect to a person that becomes a Lender after the Closing Date, the date such person becomes a Lender); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean the occurrence of any of the following:

(a) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Borrower and its Restricted Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than the Principal or a Related Party of the Principal;

(b) the adoption of a plan relating to the liquidation or dissolution of the Borrower;

(c) Holdings ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of the Borrower, other than director’s qualifying shares and other shares required to be issued by law;

(d) the Borrower ceases to beneficially own, directly or indirectly, 100% of the Voting Stock of VRC AG, other than director’s qualifying shares and other shares required to be issued by law; or

(e) the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” as defined above), other than the Principal and/or any of its Related Parties, becomes the Beneficial Owner, directly or indirectly, of 50% or more of the issued and outstanding Voting Stock of the Borrower measured by voting power rather than number of shares.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Incremental Revolving Loans, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment or an Incremental Revolving Credit Commitment.

“Closing Date” shall mean June 27, 2024.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, collectively, the Loan Collateral and the Intercompany Loan Collateral.

“Collateral Proceeds Account” means a specified deposit account of VRC AG that shall be subject to a Collateral Proceeds Account Agreement.

“Collateral Proceeds Account Agreement” means an account control agreement entered into by and among VRC AG, the Borrower and the depositary bank at which the Collateral Proceeds Account is located, in form and substance reasonably acceptable to the Administrative Agent, establishing “control” (within the meaning of the Uniform Commercial Code) of the Collateral Proceeds Account by the Borrower.

“Collateral Vessels” shall mean, collectively, (i) the following river vessels: Viking Odin, Viking Idun, Viking Freya, Viking Njord, Viking Eistla, Viking Bestla, Viking Embla, Viking Aegir, Viking Skadi, Viking Bragi, Viking Tor, Viking Var, Viking Forseti, Viking Rinda, Viking Jarl, Viking Atla, Viking Gullveig, Viking Ingvi and Viking Alsvin, in each case, which are owned by VRC AG, (ii) any Replacement Vessel acquired under clause (b) of the definition of “After-Acquired Property” and (iii) any additional Collateral Vessel referred to in Section 2.31(e)(vi).

“Commitment” shall mean, with respect to any Lender, the Revolving Credit Commitment. Unless the context shall otherwise require, the term “Commitments” shall include any Incremental Revolving Credit Commitment.

“Commitment Fee” have the meaning assigned to such term in Section 2.21(a).

“Company Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.07(b).

“Compliance Certificate” shall mean a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F, or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed).

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDA” shall mean, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus the following to the extent deducted in calculating such Consolidated Net Income, without duplication:

(a) provision for taxes based on income or profits of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(b) the Fixed Charges of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(c) depreciation, amortization (including amortization of intangibles and deferred financing fees but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charge or expense that was paid in a prior period) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period; plus

(d) any expenses, charges or other costs related to any Equity Offering permitted by this Agreement, relating to the closing of this Revolving Credit Facility or relating to any issuance of Indebtedness, in each case, as determined in good faith by the Borrower; plus

(e) the amount of any management, monitoring, consulting and advisory fees and related expenses paid in such period to consultants and advisors; plus

(f) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expense are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in Section 6.03(a)(iv)(C)(5); plus

(g) any Pre-Launch Expenses; plus

(h) the amount of any minority interest expense consisting of subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Restricted Subsidiary in such period or any prior period, except to the extent of dividends declared or paid on, or other cash payments in respect of, Equity Interests held by such parties; minus

(i) non-cash items increasing such Consolidated Net Income for such period (other than any non-cash items increasing such Consolidated Net Income pursuant to clauses (a) through (l) of the definition of Consolidated Net Income), other than the reversal of a reserve for cash charges in a future period in the ordinary course of business, in each case, on a consolidated basis and determined in accordance with IFRS. For the avoidance of doubt, the foregoing amounts shall not include such amounts attributable to any Unrestricted Subsidiary of such Person.

“Consolidated Interest Expense” shall mean, for any period, the sum, without duplication, of:

(a) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs), non-cash interest payments, the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b) the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries.

Notwithstanding any of the foregoing, Consolidated Interest Expense shall not include any payments on any operating leases.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) attributable to such Person and its Subsidiaries which are Restricted Subsidiaries for such period, out of such Person’s consolidated net income (excluding the net income (loss) of any Unrestricted Subsidiary), determined in accordance with IFRS and without any reduction in respect of preferred stock dividends; provided that:

(a) any goodwill or other intangible asset impairment charges will be excluded;

(b) the net income (loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary which is a Subsidiary of the Person;

(c) solely for the purpose of determining the amount available for Restricted Payments under Section 6.03(a)(iv)(C)(1) hereof, any net income (loss) of any Restricted Subsidiary (other than any Guarantor) will be excluded if such Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Borrower (or any Guarantor that holds the Equity Interests of such Restricted Subsidiary, as applicable) by operation of the terms of such Restricted Subsidiary’s charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its shareholders (other than (a) restrictions that have been waived or otherwise released and (b) restrictions pursuant to the Notes or this Agreement); except that the Borrower’s equity in the net income of any such Restricted Subsidiary for such period will be included in such Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed by such Restricted Subsidiary during such period to the Borrower or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend to another Restricted Subsidiary (other than any Guarantor), to the limitation contained in this clause);

(d) any net gain (or loss) realized upon the sale or other disposition of any asset or disposed operations of the Borrower or any Restricted Subsidiaries (including pursuant to any sale leaseback transaction) which is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Borrower) or in connection with the sale or disposition of securities will be excluded;

(e) any extraordinary, non-recurring, unusual or exceptional gain, loss or charge or any profit or loss on the disposal of property, investments and businesses, asset impairments, or any non-cash charges or reserves in respect of any restructuring, redundancy, integration or severance or any expenses, charges, reserves or other costs related to acquisitions will be excluded;

(f) any non-cash compensation charge or expense arising from any grant of stock, stock options or other equity-based awards will be excluded;

(g) all deferred financing costs written off and premium paid or other expenses incurred directly in connection with any early extinguishment of Indebtedness and any net gain (loss) from any write-off or forgiveness of Indebtedness will be excluded;

(h) any one time non-cash charges or any increases in amortization or depreciation resulting from purchase accounting, in each case, in relation to any acquisition of another Person or business or resulting from any reorganization or restructuring involving the Borrower or its Subsidiaries will be excluded;

(i) any unrealized gains or losses in respect of Hedging Obligations or any ineffectiveness recognized in earnings related to qualifying hedge transactions or the fair value or changes therein recognized in earnings for derivatives that do not qualify as hedge transactions, in each case, in respect of Hedging Obligations will be excluded; provided that any such gains or losses shall be included during the period in which they are realized;

(j) (x) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person and (y) any unrealized foreign exchange gains or losses relating to translation of assets and liabilities denominated in foreign currencies will be excluded;

(k) any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Borrower or any Restricted Subsidiary owing to the Borrower or any Restricted Subsidiary will be excluded; and

(l) the cumulative effect of a change in accounting principles will be excluded; except that with respect to a change in accounting principle (w) to comply with the treatment of direct marketing and advertising costs under IAS 38, intangible assets or (x) with respect to Vessels from the fair value method to the cost method, (y) to comply with the revenue recognition requirements of IFRS 15 or (z) to comply with accounting for leases under IFRS 16, the cumulative effect of such change will be included.

“Consolidated Total Indebtedness” shall mean, as of any date of determination, an amount equal to the sum (without duplication) of (1) the aggregate amount of all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (excluding any undrawn letters of credit) consisting of Capital Lease Obligations, bankers’ acceptances, Indebtedness for borrowed money and Indebtedness in respect of the deferred purchase price of property or services, plus (2) the aggregate amount of all outstanding Disqualified Stock of the Borrower and its Restricted Subsidiaries and all preferred stock of Restricted Subsidiaries of the Borrower, with the amount of such Disqualified Stock and preferred stock equal to the greater of their respective voluntary or involuntary liquidation preferences.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Covered Entity” shall have the meaning assigned to such term in Section 9.25.

“Covered Party” shall have the meaning assigned to such term in Section 9.25(a).

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facilities” means one or more debt facilities or commercial paper facilities or debt securities or other forms of debt financing, in each case, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), bankers acceptances, letters of credit, or debt securities, including any related notes, guarantees, collateral documents, indentures, agreements relating to Hedging Obligations, and other instruments, agreements and documents executed in connection therewith, in each case as amended and restated, modified, renewed, extended, supplemented, refunded, replaced, restructured in any manner (whether upon or after termination or otherwise) or in part from time to time, in one or more instances and including any amendment increasing the amount of Indebtedness incurred or available to be borrowed thereunder, extending the maturity of any Indebtedness incurred thereunder or contemplated thereby or deleting, adding or substituting one or more parties thereto (whether or not such added or substituted parties are banks or other institutional lenders), including one or more agreements, facilities (whether or not in the form of a debt facility or commercial paper facility), securities or instruments, in each case, whether any such amendment, restatement, modification, renewal, extension, supplement, restructuring, refunding, replacement or refinancing occurs simultaneously or not with the termination or repayment of a prior Credit Facility.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Default” shall mean any event or condition described in Article VII which upon notice, lapse of time or both would constitute an Event of Default.

“Default Right” shall have the meaning assigned to such term in Section 9.25.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund any portion of its Loans or participations in Letters of Credit within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent, the Issuing Lenders or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit; provided that any Lender that delivers such confirmation shall cease to be deemed a Defaulting Lender unless such Lender would otherwise qualify as a Defaulting Lender under clauses (a), (b), (d) or (e) of this definition, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or an action or proceeding described in paragraph (g) or (h) of Article VII or (iii) become the subject of a Bail-In Action.

“Disqualified Stock” shall mean any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the six-month anniversary of the Maturity Date. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a “Change of Control” or an “Asset Sale” will not constitute Disqualified Stock if the terms of such Capital Stock provide that the issuer thereof may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.03. For purposes hereof, the amount of Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Stock, such Fair Market Value to be determined as set forth herein.

“Dollars”, “dollars”, “U.S. dollar” or “$” shall mean the lawful money of the United States of America.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” has the meaning assigned to that term in, and shall be interpreted in accordance with, 15 U.S.C. 7006.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund or other entity (but not any natural person) that is an “accredited investor” (as defined in Regulation D under the U.S. Securities Act) that extends credit or invests in bank loans as one of its businesses; provided that neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“Engagement Letter” shall mean that certain Engagement Letter, dated as of April 19, 2024, between the Borrower and Wells Fargo.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” shall mean all Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and final and enforceable agreements with any Governmental Authority, in each case governing protection of the environment, natural resources, human health and safety (insofar as safety pertains to exposure to Hazardous Materials) or the presence, Release of, or exposure to, Hazardous Materials, or the use, treatment, storage, transport, recycling or disposal of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or pertaining to (a) non-compliance with any Environmental Law, (b) the use, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract or agreement pursuant to which liability is affirmatively assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” shall mean a public or private sale either (a) of Equity Interests of the Borrower (other than Disqualified Stock and other than offerings registered on Form S-8 (or any successor form) under the U.S. Securities Act or any similar offering in other jurisdictions) or (b) of Equity Interests of a direct or indirect parent entity of the Borrower to the extent that the net proceeds therefrom are contributed to the equity capital of the Borrower or any of its Restricted Subsidiaries (it is understood that this clause (b) shall include Holdings’ initial public offering of its ordinary shares pursuant to a prospectus, dated as of April 30, 2024).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure by Borrower, a Subsidiary or any ERISA Affiliate to make any required contribution to a Multiemployer Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as determined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan by the PBGC or the withdrawal or partial withdrawal of the Borrower, a Subsidiary or any ERISA Affiliate from any Plan or Multiemployer Plan, (f) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which any Borrower or any of the Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which any Borrower or any such Subsidiary could otherwise be liable, (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan, (j) the withdrawal of any of the Borrower, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (k) any unfavorable determination letter from the IRS regarding the qualification of an employee benefit plan under Section 401(a) of the Code (along with a copy thereof) sponsored by the Borrower, (l) any Loan Party or any ERISA Affiliate files or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA or, (m) any Foreign Benefit Event.

“Erroneous Payment” shall have the meaning assigned to it in Section 8.02(a).

“Erroneous Payment Deficiency Assignment” shall have the meaning assigned to it in Section 8.02(d).

“Erroneous Payment Impacted Class” shall have the meaning assigned to it in Section 8.02(d).

“Erroneous Payment Return Deficiency” shall have the meaning assigned to it in Section 8.02(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Event of Loss” shall mean the actual or constructive total loss, arranged or compromised total loss, destruction, condemnation, confiscation, requisition, seizure or forfeiture of, or other taking of title or use of, a Collateral Vessel.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to the Administrative Agent, any Lender, or the Issuing Lenders, as applicable (each, a “Recipient”) or required to be withheld or deducted from a payment to such Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.30(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.29, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.29(g) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Indebtedness” shall mean all Indebtedness of the Borrower and its Restricted Subsidiaries in existence on the Closing Date.

“Extended Letter of Credit” shall have the meaning assigned to it in Section 2.07(b).

“Fair Market Value” shall mean the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress of either party, determined in good faith by the chief executive officer or a Financial Officer of the Borrower; provided that (i) the Fair Market Value of each Collateral Vessel as of December 31, 2023 shall be deemed to be the dollar amount opposite such Collateral Vessel’s name set forth below and (ii) the Fair Market Value of any Vessel shall be deemed to be the “fair market value” of such Vessel identified in the most recent appraisal of such Vessel delivered or required to be delivered pursuant to Section 5.06(c) or 5.06(d).

Collateral Vessel	Fair Market Value
Viking Odin	$22,900,000
Viking Idun	$23,150,000
Viking Freya	$22,900,000
Viking Njord	$22,900,000
Viking Eistla	$25,250,000
Viking Bestla	$25,250,000
Viking Embla	$23,900,000
Viking Aegir	$23,800,000
Viking Skadi	$24,600,000
Viking Bragi	$24,400,000
Viking Tor	$25,100,000
Viking Var	$25,250,000
Viking Forseti	$25,600,000
Viking Rinda	$25,200,000
Viking Jarl	$25,150,000
Viking Atla	$25,250,000
Viking Gullveig	$26,200,000
Viking Ingvi	$26,000,000
Viking Alsvin	$26,100,000
TOTAL:	$468,900,000

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent. Notwithstanding the foregoing, the Federal Funds Rate shall not be less than 0.00%.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees and the Issuing Lender Fees.

“Financial Covenants” shall mean those financial covenants set forth in Section 6.09.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, or controller of such person (or any person having the same functional responsibility as any of the foregoing).

“Fixed Charge Coverage Ratio” shall mean, with respect to any specified Person for any period, the ratio of the Consolidated EBITDA of such Person for such period to the Fixed Charges of such Person for such period.

In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “FCCR Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a responsible accounting or other Financial Officer of the Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided, however, that the pro forma calculation of Fixed Charges shall not give effect to (i) any Indebtedness incurred on the FCCR Calculation Date pursuant to Section 6.01(b) hereof or (ii) the discharge on the FCCR Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 6.01(b) hereof.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the FCCR Calculation Date, or that are to be made on the FCCR Calculation Date, will be given pro forma effect (as determined in good faith by a responsible accounting or other Financial Officer of the Borrower and may include anticipated expense and cost reduction synergies that would be permitted to be included in a pro forma prepared in accordance with Regulation S-X under the U.S. Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the FCCR Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the FCCR Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the FCCR Calculation Date;

(4) any Person that is a Restricted Subsidiary on the FCCR Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the FCCR Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the FCCR Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the FCCR Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(a) the consolidated interest expense (net of interest income) of such Person and its Subsidiaries which are Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt discount (but not debt issuance costs), non-cash interest payments, the interest component of deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(b) the consolidated interest expense of such Person and its Subsidiaries which are Restricted Subsidiaries that was capitalized during such period; plus

(c) any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Subsidiaries which are Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries which are Restricted Subsidiaries; plus

(d) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of any Restricted Subsidiary, other than dividends on Equity Interests payable to the Borrower or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined national, state and local statutory tax rate of such Person, expressed as a decimal, as estimated in good faith by a responsible Financial Officer of the Borrower.

Notwithstanding any of the foregoing, Fixed Charges shall not include any payments on any operating leases.

“Floor” shall mean a rate of interest equal to 0.00%.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any Applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any Applicable Law, on or before the due date or, if later, the expiration of any grace periods, for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any Applicable Law or any noncompliance with any Applicable Law.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan maintained or contributed to by the Borrower or a Subsidiary that under Applicable Law (other than the laws of the United States of America) is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Exposure with respect to Letters of Credit issued by such Issuing Lender, other than such L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“General Assignment” shall mean the English-law General Assignment and Deed of Covenants pursuant to which VRC AG, will assign, in favor of the Borrower, to secure VRC AG’s obligations under the Intercompany Loan Documents, VRC AG’s interest in the earnings, insurances and requisition compensation relating to the Collateral Vessels.

“Government” shall mean the United States government or any department or agency thereof.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Government Official” shall mean (a) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority; (b) any political party or party official or candidate for political office; or (c) any official, officer, employee, or representative of a company, business, enterprise or other entity owned, in whole or in part, or controlled by any Governmental Authority.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with an acquisition.

“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date, among the Guarantors party thereto and the Administrative Agent.

“Guarantors” shall mean the Subsidiary Guarantors.

“Hazardous Materials” shall mean any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law, or (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, or which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Hedging Obligations” shall mean, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2) other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holdings” shall mean Viking Holdings Ltd, an exempted company incorporated with limited liability organized under the laws of Bermuda.

“IFRS” shall mean International Financial Reporting Standards promulgated by the International Accounting Standards Board or any successor board or agency as in effect on the Closing Date or, with respect to Section 5.04, as in effect from time to time, as applicable; provided that, at any time after adoption of GAAP by the Borrower for its financial statements and reports for all financial reporting purposes, the Borrower may irrevocably elect to apply GAAP for all purposes of this Agreement, and, upon any such election, references in this Agreement to IFRS shall be construed to mean GAAP as in effect on the date of such election and thereafter from time to time; provided, further, that (1) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of GAAP; provided that the Board of Directors of the Borrower may elect not to comply with ASC 340-20 Other Assets and Deferred Costs — Capitalized Advertising Costs and, as determined in good faith by the Board of Directors of the Borrower, any other GAAP requirement inconsistent with industry practice which non-GAAP practices shall be explained in reasonable detail in the footnotes to such financial statements, (2) from and after such election, all ratios, computations, calculations and other determinations based on IFRS contained in this Agreement shall be computed in conformity with GAAP with retroactive effect being given thereto assuming that such election had been made on the Closing Date, (3) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Section 6.03 hereof or any incurrence of Indebtedness Incurred prior to the date of such election pursuant to Section 6.01 hereof (or any other action conditioned on the Borrower and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under this Agreement on the date made, incurred or taken, as the case may be and (4) all accounting terms and references in this Agreement to accounting standards shall be deemed to be references to the most comparable terms or standards under GAAP. The Borrower shall give written notice of any election to the Administrative Agent with fifteen (15) days of such election. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness, and (ii) nothing herein shall prevent the Borrower or any Restricted Subsidiary from adopting or changing its functional or reporting currency in accordance with IFRS, or GAAP, as applicable; provided that (A) from and after such election, all ratios, computations, calculations and other relevant determinations shall be computed using such newly adopted or changed functional or reporting currency, and (B) such adoption or change shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant Section 6.03 hereof or any incurrence of Indebtedness incurred prior to the date of such adoption or change pursuant to Section 6.01 hereof (or any other action conditioned on the Borrower and the Restricted Subsidiaries having been able to incur $1.00 of additional Indebtedness) if such payment, Investment, incurrence or other action was valid under this Agreement on the date made, incurred or taken, as the case may be.

“Immaterial Subsidiary” shall mean, on any date of determination, any Subsidiary with (i) total assets equal to or less than 5.0% of total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis and (ii) gross revenues equal to or less than 5.0% of total consolidated gross revenues of the Borrower and its Restricted Subsidiaries, in each case as determined in accordance with IFRS, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.04(a); provided, that at no time shall all Immaterial Subsidiaries so designated by the Borrower have (i) total assets equal to or greater than 10.0% of total assets of the Borrower and its Restricted Subsidiaries on a consolidated basis and (ii) gross revenues equal to or greater than 10.0% of total consolidated gross revenues of the Borrower and its Restricted Subsidiaries, in each case as determined in accordance with IFRS, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.04(a).

“Increase Effective Date” shall have the meaning assigned to such term in Section 2.31(c).

“Incremental Amendment” shall mean an Incremental Amendment among, and in form and substance reasonably satisfactory to, the Borrower, the Administrative Agent and one or more Incremental Lenders.

“Incremental Facilities Limit” shall mean, as of any date of determination, (a) an amount equal to (x) the greater of (i) $375,000,000 and (ii) 50% of Consolidated EBITDA of the Borrower calculated as of the last day of the most recently ended Calculation Period for which financial statements have been delivered by the Borrower in accordance with Section 5.04(a); less (y) the aggregate principal amount of all Incremental Increases incurred prior to such date in reliance on this clause (a), plus (b) an unlimited amount so long as, in the case of this clause (b), on a pro forma basis after giving effect to the incurrence of the Incremental Increase and the application of the proceeds thereof (assuming a full drawing thereunder and without giving effect to any cash netting of the proceeds thereof), the Secured Net Leverage Ratio, calculated as of the last day of the most recently ended Calculation Period for which financial statements have been delivered by the Borrower in accordance with Section 5.04(a), does not exceed 3.00 to 1.00.

“Incremental Increase” shall have the meaning assigned to such term in Section 2.31(a).

“Incremental Lender” shall mean a Lender or an Additional Lender with an Incremental Revolving Credit Commitment.

“Incremental Revolving Credit Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.31, to make Incremental Revolving Loans to the Borrower.

“Incremental Revolving Credit Facility Increase” shall have the meaning assigned to such term in Section 2.31(a).

“Incremental Revolving Loans” shall mean any revolving loans made to the Borrower by one or more Lenders pursuant to an Incremental Revolving Credit Commitment. For the avoidance of doubt, Incremental Revolving Loans shall not include any Swingline Loans.

“Incur” shall have the meaning assigned to such term in Section 6.01(a).

“Indebtedness” of any person shall mean, without duplication, any indebtedness of such Person (excluding accrued expenses and trade payables):

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments for which such Person is responsible or liable;

(c) representing reimbursement obligations in respect of letters of credit, bankers’ acceptances or similar instruments (except to the extent such reimbursement obligations relate to trade payables and such obligations are satisfied within 30 days of incurrence);

(d) representing Capital Lease Obligations;

(e) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed;

(f) representing any Hedging Obligations; and

(g) representing Attributable Debt;

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with IFRS. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

The term “Indebtedness” shall not include:

(a) anything accounted for as an operating lease in accordance with IFRS as at the date of this Agreement;

(b) contingent obligations in the ordinary course of business;

(c) in connection with the purchase by the Borrower or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing;

(d) deferred or prepaid revenues;

(e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the applicable seller; or

(f) any contingent obligations in respect of workers’ compensation claims, early retirement or termination obligations, pension fund obligations or contributions or similar claims, obligations or contributions or social security or wage Taxes.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.15.

“Initial Revolving Credit Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Schedule 2.01(a), or in the Assignment and Assumption pursuant to which such Lender assumed its Revolving Credit Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.05, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.07(b).

“Intercompany Loan” shall mean the intercompany loans made by the Borrower to VRC AG on the Closing Date and from time to time thereafter, pursuant to the Intercompany Loan Agreement.

“Intercompany Loan Agreement” shall mean the Intercompany Revolving Loan Agreement dated as of the Closing Date, by and between the Borrower (as lender) and VRC AG (as borrower), evidencing $375,000,000 aggregate revolving commitments made available by the Borrower to VRC AG, as the same may be amended, restated, amended and restated, modified or supplemented from time to time in accordance with the terms thereof and of this Agreement.

“Intercompany Loan Collateral” shall mean the following:

(a) the Collateral Vessels;

(b) the Swiss Obligors’ interests in all payments to the Swiss Obligors arising out of the use or operation of the Collateral Vessels;

(c) the Swiss Obligors’ interests in any requisition compensation or other compensation paid by any governmental authority to the Swiss Obligors for the requisition of title, confiscation or compulsory acquisition of the Collateral Vessels;

(d) the Swiss Obligors’ interests in all charterhire payable to the Swiss Obligors in respect of the chartering of the Collateral Vessels;

(e) the Related Vessel Property in respect of the Collateral Vessels; and

(f) the cash and Cash Equivalents deposited in the Collateral Proceeds Account.

“Intercompany Loan Documents” shall mean the Intercompany Loan Security Documents and the Intercompany Loan Agreement.

“Intercompany Loan Note” shall mean that certain Revolving Loan Note, dated as of June 27, 2024, made by VRC AG in favor of the Borrower.

“Intercompany Loan Security Documents” shall mean the General Assignment, the Ship Mortgages and those other “Security Documents” as defined in the Intercompany Loan Agreement.

“Interest Coverage Ratio” shall mean, with respect to any Person, at any date, the ratio of (1) Consolidated EBITDA of such Person for the Calculation Period most recently ended prior to such date for which internal financial statements are available to (2) Consolidated Interest Expense of such Person for such Calculation Period.

In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Interest Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Interest Coverage Ratio is made (the “Interest Coverage Ratio Calculation Date”), then the Interest Coverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Financial Officer of the Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter Calculation Period; provided that the pro forma calculation of the Interest Coverage Ratio shall not give effect to (i) any Indebtedness incurred on the Interest Coverage Ratio Calculation Date pursuant to Section 6.01(b) hereof or (ii) the discharge on the Interest Coverage Ratio Calculation Date of any Indebtedness to the extent that such discharge results from the proceeds incurred pursuant to Section 6.01(b) hereof.

In addition, for purposes of calculating the Interest Coverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Interest Coverage Ratio Calculation Date, or that are to be made on the Interest Coverage Ratio Calculation Date, will be given pro forma effect (as determined in good faith by a Financial Officer of the Borrower and may include anticipated expense and cost reduction synergies that would be permitted to be included in a pro forma prepared in accordance with Regulation S-X under the U.S. Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Interest Coverage Ratio Calculation Date, will be excluded;

(3) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Interest Coverage Ratio Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the Interest Coverage Ratio Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Interest Coverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Interest Coverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Interest Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Interest Coverage Ratio Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December, beginning with the last Business Day of September 2024 and (b) with respect to any Term SOFR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Term SOFR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Term SOFR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is one, three or six months (or, if agreed to by the Administrative Agent and all of the applicable Lenders, 12 months) thereafter, as the Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period and (c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” shall mean, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations, but excluding advances or extensions of credit to customers or suppliers made in the ordinary course of business), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as Investments on a balance sheet prepared in accordance with IFRS. If the Borrower or any

Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, the Borrower will be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Borrower’s Investments in such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in Section 6.03(c). The acquisition by the Borrower or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by the Borrower or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 6.03(c). Except as otherwise provided in this Agreement, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” shall mean:

(a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(b) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries;

(c) investments in any fund that invests exclusively in investments of the type described in clauses (a) and (b) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(d) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

“IRS” shall mean the United States Internal Revenue Service.

“ISP” shall mean the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).

“Issuing Lender” shall have the meaning assigned to such term in Section 2.07(a). Each Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or branches of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate or branch with respect to Letters of Credit issued by such Affiliate or branch. As of the Closing Date, the “Issuing Lenders” shall be Wells Fargo Bank, National Association, Bank of America, N.A. and JPMorgan Chase Bank, N.A.

“Issuing Lender Fees” shall have the meaning assigned to such term in Section 2.21(b).

“Jones Act Compliant Entity” shall mean any Person in which the Borrower or any Restricted Subsidiary makes an Investment in accordance with the foreign ownership requirements of 46 U.S.C. Chapter 551, 46 U.S.C. §50501, and 46 U.S.C. §12103 (collectively, the “Jones Act”), provided:

(a) such Person is designated by the Board of Directors of the Borrower as a Jones Act Compliant Entity pursuant to a resolution of the Board of Directors, which will be evidenced to the Administrative Agent by delivering to the Administrative Agent a copy of a resolution of the Board of Directors giving effect to such designation, and

(b) the passenger cruise vessels owned by and registered (or to be owned by and registered) in the name of such Jones Act Compliant Entity are chartered or will be chartered exclusively for use in U.S. territorial waters by the Borrower or any Guarantor.

Notwithstanding any provisions or related definitions to the contrary in this Agreement,

(a) (i) all Indebtedness incurred by a Jones Act Compliant Entity (excluding, for the avoidance of doubt, intercompany Indebtedness payable to the Borrower or any of its other Restricted Subsidiaries) shall be deemed to be consolidated Indebtedness of the Borrower and not limited to the Borrower’s or any Restricted Subsidiary’s pro rata share of such Indebtedness, and (ii) all Fixed Charges of a Jones Act Compliant Entity (excluding, for the avoidance of doubt, Fixed Charges payable to the Borrower or any of its other Restricted Subsidiaries) shall be included in the consolidated Fixed Charges of the Borrower and not limited to the Borrower’s or any Restricted Subsidiary’s pro rata share of the Fixed Charges of such Jones Act Compliant Entity,

(b) except as provided in clause (c) immediately below, the Borrower’s equity in the net income of a Jones Act Compliant Entity shall be included in the Borrower’s Consolidated Net Income up to the aggregate amount of cash or Cash Equivalents actually distributed or that could have been distributed to the Borrower or any Restricted Subsidiary,

(c) solely for purposes of calculating the Fixed Charge Coverage Ratio, Secured Net Leverage Ratio, the Total Net Leverage Ratio and the Interest Coverage Ratio, all of the net income (loss) of a Jones Act Compliant Entity shall be included in the Borrower’s Consolidated Net Income and the Borrower’s Consolidated EBITDA, and

(d) for purposes of Section 6.05 and related definitions,

(i) the issuance of Equity Interests by any Jones Act Compliant Entity to any Person (other than the Borrower or any Restricted Subsidiary) shall not be deemed to be an Asset Sale if either (x) the aggregate Fair Market Value (measured on the date each issuance was made and without giving effect to subsequent changes in value) of all Equity Interests issued by such Jones Act Compliant Entity to any Person (other than the Borrower or any Restricted Subsidiary) does not exceed $10,000,000 or (y) following such issuance, the Borrower or such Restricted Subsidiary would maintain its proportionate ownership interest prior to such issuance, and

(ii) with respect to any Asset Sale by any Jones Act Compliant Entity, (x) in addition to the application of Net Proceeds permitted by Section 6.05, the Net Proceeds received by such Jones Act Compliant Entity may be applied to repay intercompany Indebtedness between the Borrower or any Restricted Subsidiary, as lender, and such Jones Act Compliant Entity, as borrower, and (y) only the Borrower’s or such Restricted Subsidiary’s pro rata share of the Net Proceeds received by such Jones Act Compliant Entity shall be subject to Section 6.05 so long as at the time of such Asset Sale, there is no intercompany Indebtedness between the Borrower or any Restricted Subsidiary, as lender, and such Jones Act Compliant Entity, as borrower.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.18.

“L/C Availability Date” shall mean the date on which the Intercompany Loan Documents shall have been modified in a manner acceptable to the Administrative Agent in its sole discretion to reflect the issuance of Letters of Credit under this Agreement in a manner that is acceptable under Swiss law.

“L/C Commitment” shall mean the commitment of the Issuing Lenders to issue Letters of Credit pursuant to Section 2.07.

“L/C Disbursement” shall mean a payment or disbursement made by the applicable Issuing Lender pursuant to a Letter of Credit.

“L/C Exposure” shall mean at any time, an amount equal to the sum of (a) the aggregate undrawn stated amount of all outstanding Letters of Credit at such time and (b) the aggregate principal amount of all L/C Disbursements in respect of Letters of Credit that have not yet been reimbursed at such time. The L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time; provided that if at any time more than one Class of Revolving Credit Commitments are outstanding, the L/C Exposure of any Lender at any time shall equal its Pro Rata Percentage of the aggregate L/C Exposure at such time allocated to the applicable Class of Revolving Credit Commitments.

“L/C Participants” shall mean, with respect to any Letter of Credit, the collective reference to all the Revolving Credit Lenders other than the applicable Issuing Lender.

“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.21(b).

“L/C Sublimit” shall mean the lesser of (a) $40,000,000 and (b) the aggregate amount of the Available Revolving Credit Commitments.

“Laws” shall mean, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“LCT Election” shall have the meaning assigned to such term in Section 1.04.

“LCT Test Date” shall have the meaning assigned to such term in Section 1.04.

“Lead Arranger” shall mean Wells Fargo Securities, LLC, in its capacity as lead arranger and sole bookrunner for the Revolving Credit Facility.

“Lenders” shall mean (a) the persons listed on Schedule 2.01(a) (other than, in each case, any such person that has ceased to be a party hereto pursuant to an Assignment and Assumption), (b) any person that has become a party hereto pursuant to an Assignment and Assumption in accordance with Section 2.30(b) or Section 9.04(b) and (c) unless the context shall otherwise require, any person that becomes an Incremental Lender in accordance with Section 2.31. Unless the context otherwise requires, “Lenders” shall include any “Issuing Lender.”

“Letter of Credit” shall mean any letter of credit issued pursuant to Section 2.07.

“Letter of Credit Documents” shall mean with respect to any Letter of Credit, such Letter of Credit, the Letter of Credit application, a letter of credit agreement or reimbursement agreement and any other document, agreement and instrument required by the applicable Issuing Lender and relating to such Letter of Credit, in each case in the form specified by the applicable Issuing Lender from time to time.

“Lien” shall mean, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under Applicable Law, including any conditional sale or other title retention agreement or any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Limited Condition Acquisition” shall mean any Permitted Investment in any assets, business or Person, in each case, the consummation of which is not conditioned on the availability of, or on obtaining, third party financing.

“Limited Condition Transactions” shall mean (a) any Limited Condition Acquisition and (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness requiring irrevocable notice in advance of such redemption, repurchase, defeasance, satisfaction and discharge or repayment.

“Liquidity” shall mean, as of any date of determination, the sum of (i) Unrestricted Cash of the Borrower and its Restricted Subsidiaries as of such date and (ii) the amount (if any) by which the Available Revolving Credit Commitment as of such date exceeds the Revolving Credit Exposure of all Lenders as of such date.

“Loan Collateral” shall mean (i) the Pledged Intercompany Loan Rights, and (ii) any additional collateral pledged to the Administrative Agent pursuant to the Security Documents.

“Loan Documents” shall mean this Agreement, the Letter of Credit Documents, the Security Documents, the Guarantee Agreement, any Incremental Amendment, all Compliance Certificates, the promissory notes, if any, executed and delivered pursuant to Section 2.23, and all other documents, instruments, certificates, and agreements designated by the Borrower and the Administrative Agent as a “Loan Document”.

“Loan Obligations” shall have the meaning assigned to such term in the definition of “Obligations”.

“Loan Parties” or “Loan Party” shall mean the Borrower and the Subsidiary Guarantors.

“Loan to Value Ratio” shall mean, as of any date of determination, the ratio of (1) the Total Revolving Credit Commitment as of such date to (2) the aggregate Fair Market Value of all Collateral Vessels as of such date.

“Loans” shall mean the Revolving Loans. Unless the context shall otherwise require, and without duplication, the term “Loans” shall include any Incremental Revolving Loans and Swingline Loans.

“Management Advances” shall mean loans or advances made to, or Guarantees with respect to loans or advances made to, directors, officers or employees of the Borrower or any Restricted Subsidiary:

(a) in respect of travel, entertainment or moving related expenses incurred in the ordinary course of business;

(b) in respect of moving related expenses incurred in connection with any closing or consolidation of any office; or

(c) in the ordinary course of business and (in the case of this clause (c)) not exceeding $1,000,000 in the aggregate outstanding at any time.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, results of operations or financial condition of the Borrower and the Restricted Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform their payment obligations under any Loan Document or any Intercompany Loan Document, (c) a material impairment of the rights and remedies available to the Lenders or the Administrative Agent under any Loan Document in accordance with the terms hereof, or (d) a material impairment of the rights and remedies available to the Borrower, in its capacity as lender, under any Intercompany Loan Document in accordance with the terms thereof.

“Material Indebtedness” shall mean Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Subsidiary” shall mean any Restricted Subsidiary of the Borrower that is not an Immaterial Subsidiary.

“Maturity Date” shall mean the earlier of (i) June 27, 2029 and (ii) the date that is ninety (90) days prior to the earliest to occur of the maturity dates for the 2027 Unsecured Notes, 2028 Secured Notes, 2029 Secured Notes, and the 2029 Unsecured Notes (any such date set forth in this clause (ii), the “Earlier Maturity Date” and the applicable Notes that mature on the Earlier Maturity Date, the “Earlier Maturity Notes”), so long as, in the case of this clause (ii), Liquidity as of the Earlier Maturity Date is less than the sum of (x) the redemption value of the Earlier Maturity Notes on such date plus (y) $250,000,000, in each case in the case of this clause (ii), unless any such Earlier Maturity Notes are refinanced in accordance with Section 6.01 to a maturity date after the maturity date set forth in clause (i) above.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Minimum Collateral Amount” shall mean, at any time, with respect to Cash Collateral consisting of cash or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, (a) an amount equal to 105% of the Fronting Exposure of each of the Issuing Lenders with respect to Letters of Credit issued by it and outstanding at such time and (b) otherwise, an amount determined by the Administrative Agent and each of the applicable Issuing Lenders that is entitled to Cash Collateral hereunder at such time in their sole discretion.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” shall mean the aggregate cash proceeds and Cash Equivalents received by the Borrower or any of its Restricted Subsidiaries in respect of any Asset Sale or Event of Loss (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale or Event of Loss, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of such Asset Sale or Event of Loss, taxes paid or payable as a result of such Asset Sale or Event of Loss, and any reserve for adjustment or indemnification obligations in respect of the sale price of such asset or assets established in accordance with IFRS.

“New Vessel Aggregate Secured Debt Cap” shall mean the sum of each of the New Vessel Secured Debt Caps (with such New Vessel Aggregate Secured Debt Cap to be expressed as the sum of the euro and U.S. dollar denominations of the New Vessel Secured Debt Caps reflected in the New Vessel Aggregate Secured Debt Cap).

“New Vessel Financing” shall mean any financing arrangement (including any sale and leaseback transaction) entered into by the Borrower, any Guarantor or any Jones Act Compliant Entity for the purpose of financing or refinancing all or any part of the purchase price, lease expense, rental payments, cost of design or construction of a Vessel or Vessels or the acquisition of Capital Stock of Persons owning or to own a Vessel or Vessels.

“New Vessel Secured Debt Cap” shall mean, in respect of a New Vessel Financing, no more than 80% of the contract price or prices, as applicable, or, in the case of a refinancing, 80% of the Fair Market Value, in respect of the Vessel or Vessels and any other Ready for Sea Cost of the related Vessel or Vessels (and 100% of any related export credit insurance premium), expressed in euros or U.S. dollars, as the case may be, being financed or refinanced by such New Vessel Financing.

“Notes” shall mean, collectively, the 2025 Unsecured Notes, the 2027 Unsecured Notes, the 2028 Secured Notes, the 2029 Secured Notes, the 2029 Unsecured Notes, and the 2031 Unsecured Notes.

“Notes Trustee” shall mean The Bank of New York Mellon Trust Company, N.A., in its capacity as trustee for the Notes or any successor in interest thereto.

“Notice of Account Designation” shall have the meaning assigned to such term in Section 2.03(b).

“Notice of Conversion/Continuation” shall have the meaning assigned to such term in Section 2.20.

“Notice of Prepayment” shall have the meaning assigned to such term in Section 2.04.

“Obligations” shall mean (a) the obligations of the Borrower to pay (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Revolving Credit Commitments, Revolving Credit Exposure or Revolving Loans (including Swingline Loans) made to the Borrower and each amount required to be made in respect of any Letter of Credit, including payments in respect of reimbursement of all L/C Disbursements, interest thereon and obligations to provide cash collateral for any Letter of Credit (all of the foregoing, collectively, the “Loan Obligations”), when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations in respect of Loan Obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), solely as they relate to the Loan Obligations and (b) the due and punctual payment and performance of all the obligations in respect of Loan Obligations of the Borrower and each Subsidiary Guarantor under or pursuant to this Agreement and each of the other Loan Documents solely as they relate to the Loan Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Officer’s Certificate” shall mean a certificate signed on behalf of the Borrower, as applicable, by a Responsible Officer thereof.

“Organizational Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents); (b) with respect to any exempted company, the memorandum of association and the bye-laws; (c) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement or limited liability company agreement (or equivalent or comparable documents); and (d) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt of perfection of a security interest under, or otherwise with respect to, any Loan Document, except, with respect to the Administrative Agent, any Lender or Issuing Lender, any such Taxes (with the exception of Taxes imposed due to requalification of the Intercompany Loan Note and/or this Agreement as a Swiss note within the meaning of the Swiss tax legislation) imposed with respect to an assignment (other than an assignment made pursuant to Section 2.30(b)) as a result of a present or future connection between such person and the jurisdiction imposing such Tax.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent (or to the extent payable to an Issuing Lender or the Swingline Lender, such Issuing Lender or Swingline Lender, as applicable, in each case, with notice to the Administrative Agent) to be customary in the place of disbursement or payment for the settlement of international banking transactions.

“Participant” shall have the meaning assigned to such term in Section 9.04(d).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment Recipient” shall have the meaning assigned to it in Section 8.02(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Periodic Term SOFR Determination Day” shall have the meaning specified in the definition of “Term SOFR”.

“Permitted Business” shall mean (a) in respect of the Borrower and its Restricted Subsidiaries, any businesses, services or activities engaged in or proposed to be engaged in (as described in the 2023 Offering Memorandum) by the Borrower or any of the Restricted Subsidiaries on the Closing Date and (b) any businesses, services and activities engaged in by the Borrower or any of the Restricted Subsidiaries that are related, complementary, incidental, ancillary or similar to any of the foregoing or are extensions or developments of any thereof.

“Permitted Collateral Liens” shall mean Liens on the Collateral described in one or more of clauses (d), (f)(y), (g), (h), (l), (m) and (w) of the definition of “Permitted Liens.”

“Permitted Debt” shall have the meaning assigned to such term in Section 6.01(b).

“Permitted Investments” shall mean:

(a) any Investment in a Restricted Subsidiary; provided, however, that, with respect to any equity Investment in any Jones Act Compliant Entity, after giving effect to such equity Investment, the Borrower or such Restricted Subsidiary’s aggregate equity Investments in such Jones Act Compliant Entity shall not exceed 25% (or such other percentage as may be permitted under the Jones Act at the time of such Investment) of the total equity capitalization of such Jones Act Compliant Entity;

(b) any Investment in (x) cash in U.S. dollars, euros, Swiss francs, U.K. pounds sterling or Australian dollars, (y) Cash Equivalents or (z) Investment Grade Securities;

(c) any Investment by the Borrower or any Restricted Subsidiary in a Person, if as a result of such Investment:

(i) such Person becomes a Restricted Subsidiary; or

(ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary;

(d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with Section 6.05;

(e) any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holdings;

(f) any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Borrower or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes with Persons who are not Affiliates;

(g) Investments in receivables owing to the Borrower or any Restricted Subsidiary created or acquired in the ordinary course of business;

(h) Investments represented by Hedging Obligations, which obligations are permitted by Section 6.01(b)(xi);

(i) repurchases or redemptions of any Notes;

(j) any Guarantee of Indebtedness permitted to be incurred by Section 6.01 other than a guarantee of Indebtedness of an Affiliate of the Borrower that is not a Restricted Subsidiary;

(k) any Investment existing on, or made pursuant to binding commitments existing on, the Closing Date (including the Intercompany Loan) and any Investment consisting of an extension, modification or renewal of any Investment (other than the Intercompany Loan, except to the extent such modification is permitted under this Agreement) existing on, or made pursuant to a binding commitment existing on, the Closing Date; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment as in existence on the Closing Date or (b) as otherwise permitted under this Agreement;

(l) Investments acquired after the Closing Date as a result of the acquisition by the Borrower or any Restricted Subsidiary of another Person, including by way of a merger, amalgamation or consolidation with or into the Borrower or any of its Restricted Subsidiaries in a transaction that is not prohibited by Section 6.03 after the Closing Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(m) Management Advances;

(n) Investments consisting of the licensing and contribution of intellectual property rights pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(o) Investments consisting of, or to finance the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels) or purchases and acquisitions of inventory, supplies, materials, services or equipment or purchases of contract rights, licenses or leases of intellectual property rights, in each case, in the ordinary course of business;

(p) [reserved]; and

(q) other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (q) that are at the time outstanding not to exceed the greater of (i) $20,000,000 and (ii) 5.0% of Consolidated EBITDA of the Borrower for the most recently ended Calculation Period at the time of such Investment; provided that if an Investment is made pursuant to this clause in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 5.14, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (a) or (c) of the definition of “Permitted Investments” and not this clause.

“Permitted Liens” shall mean:

(a) Liens (x) securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(i) and (y) created pursuant to the Loan Documents;

(b) Liens in favor of the Borrower or any of the Guarantors;

(c) Liens on property (including Capital Stock) of a Person existing at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such Person becoming a Restricted Subsidiary or such merger or consolidation, were not incurred in contemplation thereof and do not extend to any assets other than those of the Person that becomes a Restricted Subsidiary or is merged with or into or consolidated with the Borrower or any Restricted Subsidiary;

(d) Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds, credit card processing arrangements (including in connection with any cash collateral, escrow or reserve requirements) or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit, bankers’ acceptances or similar instruments issued to assure payment of such obligations);

(e) Liens on any property or assets (other than Collateral Vessels) of the Borrower or any Restricted Subsidiary for the purpose of securing Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness, in each case, incurred pursuant to Section 6.01(b)(v) in connection with the financing of all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property, plant or equipment or other assets (including Capital Stock) used in the business of the Borrower or any of its Restricted Subsidiaries; provided that any such Lien may not extend to any assets or property owned by the Borrower or any of its Restricted Subsidiaries at the time the Lien is incurred other than (i) the assets (including Vessels) and property acquired, improved, constructed, leased or financed (provided that to the extent any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness relate to multiple assets or properties, then all such assets and properties may secure any such Capital Lease Obligations, purchase money obligations, mortgage financings or other Indebtedness) and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property;

(f) Liens (x) existing on the Closing Date (other than Liens securing the Obligations) or (y) granted in favor of the Borrower to secure the Intercompany Loan;

(g) Liens for taxes, assessments or governmental charges or claims that (x) are not yet due and payable or (y) are being contested in good faith by appropriate proceedings that have the effect of preventing the forfeiture or sale of the property subject to any such Lien and for which adequate reserves are being maintained to the extent required by IFRS;

(h) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with IFRS; and with respect to Vessels: (i) Liens fully covered (in excess of customary deductibles) by valid policies of insurance and (ii) Liens for general average and salvage, including contract salvage; or Liens arising solely by virtue of any statutory or common law provisions relating to attorney’s liens or bankers’ liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depositary institution;

(i) survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(j) Liens on property or assets that do not constitute Collateral securing Indebtedness (other than the Obligations) permitted to be incurred pursuant to Section 6.01(b)(xxi);

(k) Liens securing Indebtedness under Hedging Obligations, which obligations are permitted by Section 6.01(b)(xi);

(l) Liens on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

(m) Liens arising out of judgments, attachments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings;

(n) Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness;

(o) Liens on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(p) Leases, licenses, subleases and sublicenses of assets in the ordinary course of business and Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of assets entered into in the ordinary course of business;

(q) Liens on cash deposited in a bank account owned by the Borrower or a Restricted Subsidiary to secure Indebtedness represented by letters of credit of the Borrower or such Restricted Subsidiary that is permitted to be incurred pursuant to Section 6.01(b)(iii);

(r) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Borrower or any Restricted Subsidiary has easement rights or on any real property leased by the Borrower or any Restricted Subsidiary and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings or compulsory purchase order affecting real property;

(s) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities;

(t) Liens on Unearned Customer Deposits (i) in favor of credit card companies pursuant to agreements therewith consistent with industry practice and (ii) in favor of customers;

(u) pledges of goods, the related documents of title and/or other related documents arising or created in the ordinary course of the Borrower or any Restricted Subsidiary’s business or operations as Liens only for Indebtedness to a bank or financial institution directly relating to the goods or documents on or over which the pledge exists;

(v) Liens over cash paid into an escrow account pursuant to any purchase price retention arrangement as part of any permitted disposal by the Borrower or a Restricted Subsidiary on condition that the cash paid into such escrow account in relation to a disposal does not represent more than 15% of the net proceeds of such disposal;

(w) Liens incurred in the ordinary course of business of the Borrower or any Restricted Subsidiary arising from vessel chartering, maintenance, the furnishing of supplies and bunkers to vessels;

(x) Liens on any property or assets of the Borrower or any of its Restricted Subsidiaries securing Indebtedness permitted to be incurred pursuant to Section 6.01(b)(xx); provided that such Lien extends only to (i) the assets (including Vessels), purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of which is financed thereby and any proceeds or products thereof, and (ii) to the extent such Lien secures financing in connection with the purchase of a Vessel, Related Vessel Property;

(y) Liens securing an aggregate principal amount of Indebtedness not to exceed the aggregate amount of Indebtedness permitted to be incurred pursuant to Section 6.01(b)(vi); provided that such Lien extends only to Vessels (other than Collateral Vessels), Related Vessel Property (other than in respect of a Collateral Vessel) and related purchase price, lease expense, rental payments or cost of design, construction, installation or improvement and any proceeds or products thereof;

(z) Liens securing an aggregate principal amount of Indebtedness not to exceed the maximum principal amount of Indebtedness that, as of the date such Indebtedness was incurred, and after giving pro forma effect to the Incurrence of such Indebtedness and the application of proceeds therefrom on such date, would not cause the Secured Net Leverage Ratio of the Borrower, calculated as of the last day of the most recently ended Calculation Period, to be greater than 3.50 to 1.00;

(aa) Liens created on any asset of the Borrower or a Restricted Subsidiary established to hold assets of any stock option plan or any other management or employee benefit or incentive plan or unit trust of the Borrower or a Restricted Subsidiary securing any loan to finance the acquisition of such assets;

(bb) Liens incurred by the Borrower or any Restricted Subsidiary with respect to obligations that do not exceed the greater of (i) $50,000,000 and (ii) 1.0% of Total Tangible Assets at any one time outstanding;

(cc) Liens arising from financing statement filings (or similar filings in any applicable jurisdiction) regarding operating leases entered into by the Borrower and its Restricted Subsidiaries in the ordinary course of business;

(dd) Liens on the Equity Interests of Unrestricted Subsidiaries.

(ee) any extension, renewal, refinancing or replacement, in whole or in part, of any Lien described in the foregoing clauses (b) through (dd) (but excluding clauses (e), (q) and (bb)); provided that (x) any such Lien (i) is limited to all or part of the same type of or same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced or (ii) in the case of Liens securing Indebtedness incurred pursuant to Section 6.01(b)(vi) is limited to Vessels, Related Vessel Property and related purchase price, lease expense, rental payments or cost of design, construction, installation or improvement and any proceeds or products thereof and (y) the Indebtedness secured by such Lien at such time (i) is not increased to any amount greater than the sum of the outstanding principal amount or, if greater, committed amount of such Indebtedness at the time the original Lien became a Permitted Lien and an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such extension, renewal, refinancing or replacement or (ii) would otherwise be permitted to be incurred under Section 6.01(b)(vi) and secured by a Lien pursuant to clause (y); provided, further, however, that in the case of any Liens to secure any extension, renewal, refinancing or replacement of Indebtedness secured by a Lien referred to in clause (y), the principal amount of any Indebtedness incurred for such extension, renewal, refinancing or replacement shall be deemed secured by a Lien under clause (y) and not this clause (ee) for purposes of determining the principal amount of Indebtedness permitted to be secured by Liens pursuant to clause (y).

For purposes of determining compliance with this definition, (u) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (v) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Borrower may classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, (w) the principal amount of Indebtedness secured by a Lien outstanding under any category of Permitted Liens shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness, (x) any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness shall also be permitted to secure any increase in the amount of such Indebtedness in connection with the accrual of interest and the accretion of accreted value, (y) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a percentage of Total Tangible Assets at the time of incurrence of such Indebtedness or other obligations, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause the percentage of Total Tangible Assets to be exceeded if calculated based on the Total Tangible Assets on the date of such refinancing, such percentage of Total Tangible Assets shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of such Indebtedness or other obligation being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing and (z) if any Indebtedness or other obligation is secured by any Lien outstanding under any category of Permitted Liens measured by reference to a dollar amount or other fixed amount, and is refinanced by any Indebtedness or other obligation secured by any Lien incurred by reference to such category of Permitted Liens, and such refinancing would cause such amount to be exceeded, such amount shall not be deemed to be exceeded (and such refinancing Lien shall be deemed permitted) so long as the principal amount of such refinancing Indebtedness or other obligation does not exceed an amount equal to the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of such Indebtedness being refinanced, plus the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses (including accrued and unpaid interest) incurred or payable in connection with such refinancing.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness of the Borrower or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, exchange, defease or discharge, other Indebtedness of the Borrower or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(a) the aggregate principal amount (or accreted value, if applicable), or if issued with original issue discount, aggregate issue price, or, if greater, committed amount (only to the extent the committed amount could have been incurred on the date of initial incurrence) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable, or if issued with original issue discount, aggregate issue price) of the Indebtedness renewed, refunded, refinanced, replaced, exchanged, defeased or discharged (plus all accrued and unpaid interest and original issue discount on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(b) such Permitted Refinancing Indebtedness has (a) a final maturity date that is either (i) no earlier than the final maturity date of the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged or (ii) after the Maturity Date and (b) has a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged;

(c) if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged;

(d) such Indebtedness is not incurred or guaranteed by a Restricted Subsidiary that is not a Guarantor if the Borrower or a Guarantor is the issuer or another obligor on the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged; and

(e) such Indebtedness is not incurred or guaranteed by the Borrower or a Subsidiary Guarantor if the Borrower or such Subsidiary Guarantor is not the issuer or another obligor on the Indebtedness being renewed, refunded, refinanced, replaced, exchanged, defeased or discharged.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, exempted company, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall mean Debt Domain, Intralinks, SyndTrak or a substantially similar electronic transmission system.

“Pledged Intercompany Loan Rights” shall mean all of the Borrower’s rights under the Intercompany Loan Documents, including the Borrower’s rights under the Intercompany Loan Agreement and the Borrower’s rights with respect to the security interests securing the Intercompany Loan (including, the rights of the Borrower as a mortgagee with respect to the Collateral Vessels and the rights of the Borrower under the General Assignment) pursuant to the Intercompany Loan Security Documents.

“Pre-Launch Expenses” shall mean, with respect to any period, the amount of expenses (other than interest expense) incurred in connection with the launch of any new Vessel prior to the commencement of ordinary course revenue-generating cruises and directly related to such commencement of the Vessel.

“Prime Rate” shall mean the rate of interest per annum determined from time to time by the Lender acting as Administrative Agent as its prime rate in effect at its principal office in New York City and notified to the Borrower. The prime rate is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such rate.

“Principal” shall mean Mr. Torstein Hagen.

“Pro Rata Percentage” of any Lender at any time shall mean the percentage of the Total Revolving Credit Commitment represented by such Lender’s Revolving Credit Commitment. In the event the Revolving Credit Commitments shall have expired or been terminated, the Pro Rata Percentages shall be determined on the basis of the Revolving Credit Commitments most recently in effect, giving effect to any subsequent assignments.

“Productive Asset Lease” shall mean any lease or charter of one or more Vessels (other than leases or charters required to be classified and accounted for as a capital leases under IFRS).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall mean any Lender that does not wish to receive material non-public information with respect to Holdings, the Borrower, their respective Subsidiaries or the securities of any of the foregoing.

“QFC” shall have the meaning assigned to such term in Section 9.25.

“QFC Credit Support” shall have the meaning assigned to such term in Section 9.25.

“Rating Agency” shall mean (1) each of Moody’s and S&P and (2) if either Moody’s or S&P ceases to rate debt securities or debt instruments, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(vi)(F) under the Exchange Act selected by the Borrower as a replacement agency for Moody’s or S&P, or both, as the case may be.

“Ready for Sea Cost” shall mean with respect to a Vessel to be acquired, constructed or leased (pursuant to a Capital Lease Obligation) by the Borrower or any Restricted Subsidiary, the aggregate amount of all expenditures incurred to acquire or construct and bring such Vessel to the condition and location necessary for its intended use, including any and all inspections, appraisals, repairs, modifications, additions, permits and licenses in connection with such acquisition or lease, which would be classified as “property, plant and equipment” in accordance with IFRS and any assets relating to such Vessel.

“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes”.

“Register” shall have the meaning assigned to such term in Section 9.04(c).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse any Issuing Lender pursuant to Section 2.11 for amounts drawn under Letters of Credit issued by such Issuing Lender.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Related Vessel Property” shall mean, for any Vessel, (x) any insurance policies or proceeds relating to such Vessel (whether incurred by way of pledge or assignment of such policies or proceeds thereof or otherwise), (y) any warranty claims of the Borrower or a Restricted Subsidiary (whether incurred by way of pledge or assignment of such claims or otherwise) against a contractor or developer of any such Vessel, and (z) any and all shares and interests in such Vessel and such Vessel’s engines, machinery, boats, tackle, outfit, spare gear, fuel, consumable or other stores, belongings and appurtenances, whether on board or ashore.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within any building, structure or facility.

“Relevant Governmental Body” shall mean the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Assets” shall mean (1) non-current assets that will be used or useful in a Permitted Business or (2) substantially all the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Replacement Vessel” shall mean, in the event of an Asset Sale or Event of Loss in respect of a Collateral Vessel, a Vessel that has a Fair Market Value equal to or greater than the Collateral Vessel subject to such Asset Sale or Event of Loss.

“Required Lenders” shall mean, at any time, Lenders having Loans, L/C Exposure and unused Commitments representing more than 50% of the sum of all Loans outstanding, L/C Exposure and unused Commitments at such time; provided that the Loans, L/C Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning assigned to such term in Section 6.03(a)(iv).

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower that is not an Unrestricted Subsidiary and any Jones Act Compliant Entity.

“Revolving Credit Borrowing” shall mean a Borrowing comprised of Revolving Loans (but not Swingline Loans).

“Revolving Credit Commitment Percentage” shall mean, with respect to any Revolving Credit Lender at any time, the percentage of the Total Revolving Credit Commitments of all the Revolving Credit Lenders represented by such Revolving Credit Lender’s Revolving Credit Commitment. If the Revolving Credit Commitments have terminated or expired, the Revolving Credit Commitment Percentages shall be determined based upon the Revolving Credit Commitments most recently in effect, giving effect to any assignments.

“Revolving Credit Commitments” shall include the Initial Revolving Credit Commitment and the Incremental Revolving Credit Commitments.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus, without duplication, the aggregate amount at such time of all outstanding Swingline Loans of such Lender, plus the aggregate amount at such time of such Lender’s L/C Exposure with respect to Letters of Credit issued under the Revolving Credit Commitments.

“Revolving Credit Facility” shall mean the revolving loan facilities provided for by this Agreement.

“Revolving Credit Lenders” shall mean, collectively, all of the Lenders with a Revolving Credit Commitment or if the Revolving Credit Commitments have been terminated, all Lenders having Revolving Credit Exposure.

“Revolving Credit Utilization” shall mean, at any time, (x) the aggregate principal amount at such time of all outstanding Revolving Loans, plus the aggregate L/C Exposure with respect to Letters of Credit issued under the Revolving Credit Commitments (other than (a) undrawn Letters of Credit in an amount not to exceed $20,000,000 and (b) Letters of Credit to the extent cash collateralized or backstopped (whether drawn or undrawn) on terms reasonably acceptable to the applicable Issuing Lender) as a percentage of (y) the Available Revolving Credit Commitment.

“Revolving Facility Test Condition” shall mean, as of the last day of any Calculation Period, that the Revolving Credit Utilization as of such date exceeds an amount equal to 30% of the aggregate amount of the Available Revolving Credit Commitments as of such date.

“Revolving Loans” shall mean the revolving loans made by the Lenders to the Borrower pursuant to Section 2.01 and Section 2.31. Unless the context shall otherwise require, and without duplication, the term “Revolving Loans” shall include any Incremental Revolving Loans and Swingline Loans.

“S&P” shall mean Standard & Poor’s Ratings Group.

“Sanctioned Jurisdiction” shall mean at any time, a country, region or territory which is itself the target of comprehensive Sanctions (as of the Closing Date, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic regions of Ukraine).

“Sanctioned Person” shall mean (1) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, the Hong Kong Monetary Authority or the United Kingdom; (2) any Person located, organized, or resident in a Sanctioned Jurisdiction; (3) the government of a Sanctioned Jurisdiction or the Government of Venezuela; or (4) any Person 50% or more owned or controlled by any such Person or Persons or acting for or on behalf of such Person or Persons.

“Sanctions” shall mean any economic sanctions laws or regulations administered or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, any Member State of the European Union, Bermuda, the Hong Kong Monetary Authority or the United Kingdom (including His Majesty’s Treasury).

“Secured Net Leverage Ratio” shall mean, with respect to any Person, at any date, the ratio of (1) the Consolidated Total Indebtedness of such Person that is secured by a Lien on any assets of such Person and its Restricted Subsidiaries as of such date of calculation (determined on a consolidated basis in accordance with IFRS) less the amount of Unrestricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (2) Consolidated EBITDA of such Person for the Calculation Period most recently ended prior to such date for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is incurred.

In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Secured Net Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Secured Net Leverage Ratio is made (the “Secured Net Leverage Ratio Calculation Date”), then the Secured Net Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Financial Officer of the Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided that the Borrower may elect pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

In addition, for purposes of calculating the Secured Net Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Secured Net Leverage Ratio Calculation Date, or that are to be made on the Secured Net Leverage Ratio Calculation Date, will be given pro forma effect (as determined in good faith by a Financial Officer of the Borrower and may include anticipated expense and cost reduction synergies that would be permitted to be included in a pro forma prepared in accordance with Regulation S-X under the U.S. Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Net Leverage Ratio Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Secured Net Leverage Ratio Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the Secured Net Leverage Ratio Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Secured Net Leverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Secured Net Leverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Secured Net Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Secured Net Leverage Ratio Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Secured Obligations” shall mean the Obligations.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Article VIII, and the other persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, among the Borrower, as a grantor, the other grantors party thereto from time to time, and the Administrative Agent.

“Security Assignment” shall mean the Security Assignment to be entered into contemporaneously with the General Assignment by the Borrower in favor of the Administrative Agent to secure its obligations under this Agreement.

“Security Documents” shall mean the Security Agreement, the Security Assignment, the other security agreements, pledge agreements, charge agreements, deposit account control agreements, collateral assignments and any other instrument and document executed and delivered pursuant to this Agreement, the Security Agreement, the Security Assignment or otherwise or any of the foregoing, in each case, creating the security interests in the Loan Collateral as contemplated by this Agreement as security for the Obligations.

“Ship Mortgages” shall mean the Swiss-law governed ship mortgages granting a Lien on any Collateral Vessel to secure the obligations under the Intercompany Loan Documents, each in form and substance reasonably satisfactory to the Administrative Agent.

“Significant Subsidiary” shall mean, at the date of determination, any Restricted Subsidiary that together with its Subsidiaries which are Restricted Subsidiaries (1) for the most recent fiscal year, accounted for more than 10% of the consolidated revenues of the Borrower or (2) as of the end of the most recent fiscal year, was the owner of more than 10% of the consolidated assets of the Borrower.

“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent” shall have the meaning assigned to such term in Section 3.21.

“Stated Maturity” shall mean, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the Closing Date, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” shall mean any subsidiary of the Borrower.

“subsidiary” shall mean, with respect to any specified Person, (a) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and (b) any partnership or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Subsidiary Guarantors” shall mean, collectively, (a) the Restricted Subsidiaries of the Borrower listed on Schedule 1.01(b) and their respective successors and assigns and (b) each other Restricted Subsidiary of the Borrower that shall be required to execute and deliver a joinder to the Guarantee Agreement pursuant to Section 5.12(b) and their respective successors and assigns, in each case, until the Guarantee of any such Person has been released in accordance with the provisions of this Agreement.

“Supported QFC” shall have the meaning assigned to such term in Section 9.25.

“Swingline Commitment” shall mean the lesser of (a) $20,000,000 and (b) the aggregate amount of the Available Revolving Credit Commitments.

“Swingline Lender” shall mean Wells Fargo (or any of its designated branch offices or Affiliates) in its capacity as swingline lender hereunder or any successor thereto.

“Swingline Loan” shall mean any swingline loan made by the Swingline Lender to the Borrower pursuant to Section 2.02, and all such swingline loans collectively as the context requires.

“Swingline Participation Amount” shall have the meaning assigned thereto in Section 2.02(b)(iii).

“Swiss Obligor” shall mean (i) VRC AG and (ii) each other Subsidiary of the Borrower that is (A) organized under the laws of Switzerland, (B) an obligor and/or guarantor in respect of all of the obligations under the Intercompany Loan Documents (and any such guarantee shall not be limited to freely distributable reserves), (C) a Subsidiary Guarantor and (D) becomes the owner of one or more Collateral Vessels pursuant to Section 5.13 or Section 6.15.

“Swiss Withholding Tax” shall mean taxes imposed under the Swiss Withholding Tax Act.

“Swiss Withholding Tax Act” shall mean the Swiss Federal Act on the Withholding Tax of 13 October 1965 (Bundesgesetz über die Verrechnungssteuer), together with the related ordinances, regulations and guidelines, all as amended and applicable from time to time.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, stamp duty (e.g., imposto do selo), deductions, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day;

provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing” shall mean, as to any Borrowing, the Term SOFR Loans comprising such Borrowing.

“Term SOFR Loan” shall mean any Loan that bears interest at a rate based on Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Termination Date” shall mean the date on which (i) the Commitments have expired or been terminated, (ii) the principal amount of and all interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document and all other Obligations then due and payable (other than contingent indemnification obligations for which no claim has been made) shall have been paid in full in cash and (iii) all Letters of Credit have been canceled or have expired (or collateralized or backstopped in a manner reasonably satisfactory to the applicable Issuing Lender) and all amounts drawn thereunder have been reimbursed in full.

“Total Assets” shall mean the total assets of the Borrower and its Subsidiaries that are Restricted Subsidiaries, as shown on the most recent balance sheet of the Borrower, determined on a consolidated basis in accordance with IFRS.

“Total Net Leverage Ratio” shall mean, with respect to any Person, at any date, the ratio of (1) the Consolidated Total Indebtedness of such Person as of such date of calculation (determined on a consolidated basis in accordance with IFRS) less the amount of Unrestricted Cash held by such Person and its Restricted Subsidiaries as of such date of determination to (2) Consolidated EBITDA of such Person for the Calculation Period most recently ended prior to such date for which internal financial statements are available.

In the event that the specified Person or any of its Subsidiaries which are Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Total Net Leverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Total Net Leverage Ratio is made (the “Total Net Leverage Ratio Calculation Date”), then the Total Net Leverage Ratio will be calculated giving pro forma effect (as determined in good faith by a Financial Officer of the Borrower) to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period; provided that the Borrower may elect pursuant to an Officer’s Certificate delivered to the Administrative Agent to treat all or any portion of the commitment under any Indebtedness as being incurred at such time, in which case any subsequent incurrence of Indebtedness under such commitment shall not be deemed, for purposes of this calculation, to be an incurrence at such subsequent time.

In addition, for purposes of calculating the Total Net Leverage Ratio:

(1) acquisitions that have been made by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Subsidiaries which are Restricted Subsidiaries acquired by the specified Person or any of its Subsidiaries which are Restricted Subsidiaries, and including all related financing transactions and including increases in ownership of Subsidiaries which are Restricted Subsidiaries, during the four-quarter reference period or subsequent to such reference period and on or prior to the Total Net Leverage Ratio Calculation Date, or that are to be made on the Total Net Leverage Ratio Calculation Date, will be given pro forma effect (as determined in good faith by a Financial Officer of the Borrower and may include anticipated expense and cost reduction synergies that would be permitted to be included in a pro forma prepared in accordance with Regulation S-X under the U.S. Securities Act) as if they had occurred on the first day of the four-quarter reference period;

(2) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Total Net Leverage Ratio Calculation Date, will be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with IFRS, and operations or businesses (and ownership interests therein) disposed of prior to the Total Net Leverage Ratio Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries which are Restricted Subsidiaries following the Total Net Leverage Ratio Calculation Date;

(4) any Person that is a Restricted Subsidiary on the Total Net Leverage Ratio Calculation Date will be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5) any Person that is not a Restricted Subsidiary on the Total Net Leverage Ratio Calculation Date will be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6) if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness will be calculated as if the rate in effect on the Total Net Leverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Total Net Leverage Ratio Calculation Date in excess of 12 months, or, if shorter, at least equal to the remaining term of such Indebtedness).

“Total Revolving Credit Commitment” shall mean, at any time, the aggregate amount of the Revolving Credit Commitments, as in effect at such time. The Total Revolving Credit Commitment as of the Closing Date is $375,000,000.

“Total Tangible Assets” shall mean the Total Assets excluding consolidated intangible assets.

“Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Term SOFR and the Base Rate.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“UCP” shall mean the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unearned Customer Deposits” shall mean amounts paid to the Borrower or any of its Subsidiaries representing customer deposits for unsailed bookings (whether paid directly by the customer or by a credit card company).

“Unrestricted Cash” shall mean, as of any date of determination, all cash and Cash Equivalents of the Borrower and its Restricted Subsidiaries as of such date that are unrestricted (as determined in accordance with IFRS) and not subject to any Liens (other than Permitted Liens); provided that for the avoidance of doubt, Unrestricted Cash shall not include (i) any cash or Cash Equivalents of Holdings or any accounts receivable or other rights of payment, (ii) Unrestricted Cash held by Restricted Subsidiaries of the Borrower that are not Subsidiary Guarantors in an aggregate amount in excess of $100,000,000 and (iii) any cash or Cash Equivalents deposited in the Collateral Proceeds Account.

“Unrestricted Subsidiary” shall mean (a) Viking China Investments Ltd, Viking Ocean Cruises Ship XVII Ltd, Viking Ocean Cruises Ship XVIII Ltd, Viking Ocean Cruises Ship XIX Ltd and Viking Ocean Cruises Ship XX Ltd, unless and until any such Subsidiary is redesignated as a Restricted Subsidiary, (b) any Subsidiary of the Borrower (other than the Borrower or any successor to the Borrower) that is designated by the Board of Directors of the Borrower as an Unrestricted Subsidiary in accordance with Section 5.14, unless and until any such Subsidiary is redesignated as a Restricted Subsidiary, and (c) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Securities Act” shall mean the U.S. Securities Act of 1933, as amended.

“U.S. Special Resolution Regime” shall have the meaning assigned to such term in Section 9.25.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.29(g).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“VAT” shall have the meaning assigned to such term in Section 2.29(i).

“Vessel” shall mean a passenger cruise vessel which is owned by and registered (or to be owned by and registered) in the name of the Borrower or any of its Restricted Subsidiaries, operated or to be operated by the Borrower or any of its Restricted Subsidiaries, or operated or to be operated under the Viking brand, in each case together with all related spares, equipment and any additions or improvements.

“VHL Reporting Date” shall mean the date, if any, that Section 4.03 of the 2023 Indenture is amended or modified to require delivery by Holdings of the documents and reports set forth therein.

“Viking Catering” shall mean Viking Catering AG.

“Viking Catering Swiss Loan” shall mean that certain Credit Agreement, dated as of July 2020, as amended and supplemented, between Viking Catering, as borrower, and UBS Switzerland AG, as lender.

“Voting Stock” of any specified Person as of any date shall mean the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“VRC AG” shall mean Viking River Cruises AG, a company limited by shares organized under the laws of Switzerland, a wholly owned indirect Subsidiary of the Borrower, and any of its respective successors or assigns.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part 1 of Subtitle E of Title IV of ERISA.

“Withholding Agent” means the Borrower, the Administrative Agent and/or the Subsidiary Guarantors.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document shall mean such document as amended, restated, amended and restated, supplemented or otherwise modified from time to time (subject to any restrictions on such amendments, restatements, amendments and restatements, supplements or modifications set forth herein or therein), (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (c) all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wish to amend any covenant in Article VI or any related definition to eliminate the effect of any change in IFRS occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of IFRS in effect immediately before the relevant change in IFRS became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

Section 1.03 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term SOFR Borrowing”) or by Class and Type (e.g., a “Term SOFR Revolving Borrowing”).

Section 1.04 Certain Calculations. Notwithstanding anything to the contrary herein, when (a) calculating any applicable ratio, Consolidated Net Income or Consolidated EBITDA in connection with the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, (b) determining compliance with any provision of this Agreement which requires that no Event of Default has occurred, is continuing or would result therefrom, (c) determining compliance with any provision of this Agreement which requires compliance with any representation or warranties set forth herein or (d) determining the satisfaction of all other conditions precedent to the incurrence of Indebtedness, the creation of Liens, the making of any Asset Sale, the making of an Investment or the making of a Restricted Payment, in each case in connection with a Limited Condition Transaction, the date of determination of such ratio or other provisions, determination of whether any Default or Event of Default has occurred, is continuing or would result therefrom, determination of compliance with any representations or warranties or the satisfaction of any other conditions shall, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election,” which LCT Election shall be in respect of each of clauses (a), (b), (c) and (d) above), be deemed to be the date the definitive agreements (or other relevant definitive documentation) for such Limited Condition Transaction are entered into (the “LCT Test Date”). If on a pro forma basis after giving effect to such Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence or issuance of Indebtedness and the use of proceeds thereof), with such ratios and other provisions calculated as if such Limited Condition Transaction or other transactions had occurred at the beginning of the most recent Calculation Period ending prior to the LCT Test Date for which financial statements have been (or are required to be) delivered pursuant to Section 5.04, the Borrower could have taken such action on the relevant LCT Test Date in compliance with the applicable ratios or other provisions, such provisions shall be deemed to have been complied with, unless an Event of Default pursuant to paragraph (b), (c), (g) or (h) of Article VII shall be continuing on the date such Limited Condition Transaction is consummated. For the avoidance of doubt, (i) if, following the LCT Test Date, any of such ratios or other provisions are exceeded or breached as a result of fluctuations in such ratio (including due to fluctuations in Consolidated EBITDA or other components of such ratio) or other provisions at or prior to the consummation of the relevant Limited Condition Transactions, such ratios and other provisions will not be deemed to have been exceeded or failed to have been satisfied as a result of such fluctuations solely for purposes of determining whether the Limited Condition Transaction is permitted hereunder and (ii) such ratios and compliance with such conditions shall not be tested at the time of consummation of such Limited Condition Transaction, unless, other than if an Event of Default pursuant to paragraph (b), (c), (g) or (h) of Article VII, shall be continuing on such date, the Borrower elects, in its sole discretion, to test such ratios and compliance with such conditions on the date such Limited Condition Transaction is consummated. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio, basket availability or compliance with any other provision hereunder (other than actual compliance with the financial covenants set forth in Section 6.09) on or following the relevant LCT Test Date and prior to the earliest of the date on which such Limited Condition Transaction is consummated, the date that the definitive agreement for such Limited Condition Transaction is terminated or expires without consummation of such Limited Condition Transaction or the date the Borrower makes an election pursuant to clause (ii) of the immediately preceding sentence, any such ratio, basket or compliance with any other provision hereunder shall be calculated on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock, and the use of proceeds thereof) had been consummated on the LCT Test Date; provided that for purposes of any Restricted Payment or payment of Indebtedness, such ratio, basket or compliance with any other provision hereunder shall also be tested as if such Limited Condition Transaction and other transactions in connection therewith (including any incurrence or issuance of Indebtedness or Disqualified Stock, and the use of proceeds thereof) had not been consummated.

Section 1.05 [Reserved].

Section 1.06 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Term SOFR Reference Rate, Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Term SOFR Reference Rate, Term

SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.07 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.

THE CREDITS

Section 2.01 Revolving Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, each Revolving Credit Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date as requested by the Borrower in accordance with the terms of Section 2.03; provided, that, after giving effect to any Revolving Loan requested, (a) on and after the Closing Date, the Revolving Credit Exposure of all Lenders shall not exceed the Available Revolving Credit Commitment and (b) the Revolving Credit Exposure of any Revolving Credit Lender shall not at any time exceed such Revolving Credit Lender’s Revolving Credit Commitment. Each Revolving Loan by a Revolving Credit Lender shall be in a principal amount equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate principal amount of Revolving Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Loans hereunder until the Maturity Date.

Section 2.02 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement and the other Loan Documents and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Swingline Lender agrees to make Swingline Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Maturity Date; provided, that (i) after giving effect to any amount requested, the Revolving Credit Exposure of all Lenders shall not exceed the Available Revolving Credit Commitment, (ii) the Revolving Credit Exposure of the Swingline Lender shall not exceed the Swingline Lender’s Revolving Credit Commitment and (iii) the aggregate principal amount of all outstanding Swingline Loans shall not exceed the Swingline Commitment.

(b) Refunding.

(i) The Swingline Lender, at any time and from time to time in its sole and absolute discretion, may, on behalf of the Borrower (which hereby irrevocably directs the Swingline Lender to act on its behalf), by written notice given no later than 11:00 a.m. (New York City time) on any Business Day request each Revolving Credit Lender to make, and each Revolving Credit Lender hereby agrees to make, a Revolving Loan in Dollars as a Base Rate Loan in an amount equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate amount of the Swingline Loans outstanding on the date of such notice, to repay the Swingline Lender. Each Revolving Credit Lender shall make the amount of such Revolving Loan available to the Administrative Agent in same day funds at the Administrative Agent’s office not later than 1:00 p.m. (New York City time) on the day specified in such notice. The proceeds of such Revolving Loans shall be immediately made available by the Administrative Agent to the Swingline Lender for application by the Swingline Lender to the repayment of the Swingline Loans. No Revolving Credit Lender’s obligation to fund its respective Pro Rata Percentage of a Swingline Loan shall be affected by any other Revolving Credit Lender’s failure to fund its Pro Rata Percentage of a Swingline Loan, nor shall any Revolving Credit Lender’s Pro Rata Percentage be increased as a result of any such failure of any other Revolving Credit Lender to fund its Pro Rata Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the Swingline Lender on demand, and in any event on the Maturity Date, in same day funds the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the Borrower irrevocably authorizes the Administrative Agent to charge any account maintained by the Borrower with the Swingline Lender (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Revolving Credit Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Revolving Credit Lenders in accordance with their respective Pro Rata Percentages.

(iii) If for any reason any Swingline Loan cannot be refinanced with a Revolving Loan pursuant to Section 2.02(b)(i), each Revolving Credit Lender shall, on the date such Revolving Loan was to have been made pursuant to the notice referred to in Section 2.02(b)(i), purchase for cash an undivided participating interest in the then outstanding Swingline Loans by paying to the Swingline Lender an amount (the “Swingline Participation Amount”) equal to such Revolving Credit Lender’s Pro Rata Percentage of the aggregate principal amount of Swingline Loans then outstanding. Each Revolving Credit Lender will immediately transfer to the Swingline Lender, in same day funds, the amount of its Swingline Participation Amount. Whenever, at any time after the Swingline Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s Swingline Participation Amount, the Swingline Lender receives any payment on account of the Swingline Loans, the Swingline Lender will distribute to such Revolving Credit Lender its Swingline Participation Amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Revolving Credit Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Swingline Loans then due); provided that in the event that such payment received by the Swingline Lender is required to be returned, such Revolving Credit Lender will return to the Swingline Lender any portion thereof previously distributed to it by the Swingline Lender.

(iv) Each Revolving Credit Lender’s obligation to make the Revolving Loans referred to in Section 2.02(b)(i) and to purchase participating interests pursuant to Section 2.02(b)(iii) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the Swingline Lender, the Borrower or any other Person for any reason whatsoever, (B) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (C) any adverse change in the condition (financial or otherwise) of the Borrower, (D) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(v) If any Revolving Credit Lender fails to make available to the Administrative Agent, for the account of the Swingline Lender, any amount required to be paid by such Revolving Credit Lender pursuant to the foregoing provisions of this Section 2.02(b) by the time specified in Section 2.02(b)(i) or 2.02(b)(iii), as applicable, the Swingline Lender shall be entitled to recover from such Revolving Credit Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swingline Lender at a rate per annum equal to the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Swingline Lender in connection with the foregoing. If such Revolving Credit Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Revolving Credit Lender’s Revolving Loan or Swingline Participation Amount, as the case may be. A certificate of the Swingline Lender submitted to any Revolving Credit Lender (through the Administrative Agent) with respect to any amounts owing under this clause (v) shall be conclusive absent manifest error.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, this Section 2.02 shall be subject to the terms and conditions of Section 2.32 and Section 2.33.

Section 2.03 Procedure for Advances of Revolving Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable (subject to the last sentence of this Section 2.03(a)) prior written notice substantially in the form of Exhibit C (or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed)) (a “Borrowing Request”) not later than (i) 11:00 a.m. (New York City time) (x) on the same Business Day as each Base Rate Loan and (y) at least three (3) U.S. Government Securities Business Days before each Term SOFR Loan, of its intention to borrow and (ii) 1:00 p.m. (New York City Time) on the same Business Day as each Swingline Loan, in each case, specifying (A) the date of such borrowing, which shall be a Business Day, (B) [reserved], (C) the amount of such borrowing, which shall be, (x) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, (y) with respect to Term SOFR Loans in an aggregate principal amount of $2,000,000 or a whole multiple of $1,000,000 in excess thereof and (z) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof (or, in each case, the remaining amount of the Revolving Credit Commitment or the Swingline Commitment, as applicable), (D) whether such Loan is to be a Revolving Loan or Swingline Loan, (E) in the case of a Revolving Loan whether such Revolving Loan is to be a Term SOFR Loan or a Base Rate Loan, and (F) in the case of a Term SOFR Loan, the duration of the Interest Period applicable thereto. If the Borrower fails to specify a type of Loan denominated in Dollars in a Borrowing Request, then the applicable Loans shall be made as Base Rate Loans. If the Borrower requests a borrowing of a Term SOFR Loan in any such Borrowing Request, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. A

Borrowing Request received after 11:00 a.m. (New York City time) in the case of Base Rate Loans and Term SOFR Loans (or 1:00 p.m. (New York City time) in the case of Swingline Loans) shall be deemed received on the next Business Day or U.S. Government Securities Business Day, as applicable. The Administrative Agent shall promptly notify the Revolving Credit Lenders of each Borrowing Request. Notwithstanding the foregoing, subject to Section 2.27 in the case of a Term SOFR Borrowing, a Borrowing Request delivered by the Borrower may state that such request is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other similar transactions, in which case such request may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 2:00 p.m. on the proposed borrowing date, (i) each Revolving Credit Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in same day funds such Revolving Credit Lender’s Pro Rata Percentage of the Revolving Loans to be made on such borrowing date and (ii) the Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the Administrative Agent’s Office in same day funds, the Swingline Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in same day funds by crediting or wiring such proceeds to the deposit account of the Borrower identified in the most recent notice substantially in the form attached as Exhibit H (or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed)) (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. Subject to Section 2.25 hereof, the Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Loan requested pursuant to this Section to the extent that any Revolving Credit Lender has not made available to the Administrative Agent its Pro Rata Percentage of such Loan. Revolving Loans to be made for the purpose of refunding Swingline Loans shall be made by the Revolving Credit Lenders as provided in Section 2.02(b).

Section 2.04 Repayment and Prepayment of Revolving Credit and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Loans in full on the Maturity Date, and (ii) all Swingline Loans in accordance with Section 2.02(b) (but, in any event, no later than the Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments. If at any time the Revolving Credit Exposure of all Lenders exceeds the Available Revolving Credit Commitment, the Borrower shall repay immediately, by payment to the Administrative Agent for the account of the Revolving Credit Lenders, the Obligations then outstanding in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Swingline Loans, second to the principal amount of outstanding Revolving Loans and third, with respect to any Letters of Credit then outstanding, as a payment of Cash Collateral into a Cash Collateral account opened by the Administrative Agent, for the benefit of the Revolving Credit Lenders, in an amount equal to such excess (such Cash Collateral to be applied in accordance with Section 2.18).

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Loans (including Swingline Loans), in whole or in part, without premium or penalty, with irrevocable (subject to the last sentence of this Section 2.04(c)) prior written notice to the Administrative Agent substantially in the form attached as Exhibit G (or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed) (a “Notice of Prepayment”) given not later than 11:00 a.m. (New York City time) (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan and (ii) at least three (3) U.S. Government Securities Business Days before prepayment of each Term SOFR Loan, in each case, specifying the date, amount of prepayment and whether the prepayment is of Term SOFR Loans, Base Rate Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Revolving Credit Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), $2,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Term SOFR Loans and $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Prepayment received after 11:00 a.m. (New York City time) shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.27 hereof. Notwithstanding the foregoing, a Notice of Prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Section 2.05 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least three (3) Business Days irrevocable (subject to the last sentence of this Section 2.05(a)) prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $1,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Revolving Credit Lender according to its Pro Rata Percentage. All Commitment Fees accrued until the effective date of any termination of the Revolving Credit Commitment shall be paid on the effective date of such termination. Notwithstanding the foregoing, subject to Section 2.27 in the case of a reduction of any Term SOFR Loan, a notice of reduction of the Revolving Credit Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or instruments of Indebtedness or other similar transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) Mandatory Reduction. The Total Revolving Credit Commitment shall be permanently reduced, without premium or penalty, pursuant to Section 5.16(i) and Section 5.16(ii).

(c) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Loans (including Swingline Loans) and L/C Exposure, as applicable, after such reduction to the Revolving Credit Commitment as so reduced, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Administrative Agent in an amount equal to such excess. Such Cash Collateral shall be applied in accordance with Section 2.18. Any reduction of the

Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Loans (including Swingline Loans) (and furnishing of Cash Collateral satisfactory to the Administrative Agent for all L/C Exposure or other arrangements satisfactory to the respective Issuing Lenders) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any Term SOFR Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 2.27 hereof.

Section 2.06 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Maturity Date.

Section 2.07 L/C Facility.

(a) Availability. On or after the L/C Availability Date, each Revolving Credit Lender agrees to, on the terms and conditions set forth herein and in reliance on the agreements of the Lenders set forth in Section 2.10(a), issue standby or commercial Letters of Credit (in such capacity, an “Issuing Lender”); provided that the total number of Issuing Lenders shall not exceed the L/C Sublimit for the account of the Borrower or, subject to Section 2.16, any Subsidiary thereof. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the fifteenth (15th) Business Day prior to the Maturity Date in such form as may be approved from time to time by the applicable Issuing Lender; provided, that no Issuing Lender shall issue any Letter of Credit if, after giving effect to such issuance, (i) the aggregate amount of the outstanding Letters of Credit issued by such Issuing Lender would exceed its L/C Commitment, (ii) the L/C Exposure would exceed the L/C Sublimit or (iii) the Revolving Credit Exposure of all Lenders would exceed the Available Revolving Credit Commitment. Letters of Credit issued hereunder shall constitute utilization of the Revolving Credit Commitments.

(b) Terms of Letters of Credit. Each Letter of Credit shall (i) be denominated in Dollars in a minimum amount of $25,000 (or such lesser amount as agreed to by the applicable Issuing Lender and the Administrative Agent), (ii) expire on a date no more than twelve (12) months after the date of issuance or last renewal or extension of such Letter of Credit (subject to automatic renewal or extension for additional one (1) year periods (but not to a date later than the date set forth below) pursuant to the terms of the Letter of Credit Documents or other documentation acceptable to the applicable Issuing Lender), which date shall be no later than the fifth (5th) Business Day prior to the Maturity Date; provided that any Letter of Credit may expire after such date (each such Letter of Credit, an “Extended Letter of Credit”) with the consent of the applicable Issuing Lender (acting in its sole discretion) and subject to the requirements of Section 2.18, and (iii) unless otherwise expressly agreed by the applicable Issuing Lender and the Borrower when a Letter of Credit is issued by it, be subject to the UCP, in the case of a commercial Letter of Credit, or ISP, in the case of a standby Letter of Credit, in each case as set forth in the Letter of Credit Documents or as determined by the applicable Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or request that such Issuing Lender refrain from, or any Applicable Law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to letters of credit generally or such Letter of Credit in particular any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated) not in effect on the Closing Date, or any unreimbursed loss, cost or expense that was not applicable, in effect or known to such Issuing Lender as of the Closing Date and that such Issuing Lender in good faith deems material to it, (B) the conditions set forth in Section 4.01 are not satisfied, (C) the issuance of such Letter of Credit would violate one or more policies of such Issuing Lender applicable to letters of credit generally, (D) the proceeds of which would be made available to any Person in any manner that would result in a violation of any Sanctions by any party to this Agreement or (E) any Revolving Credit Lender is at that time a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of Cash Collateral, satisfactory to such Issuing Lender (in its sole discretion) with the Borrower or such Lender to eliminate such Issuing Lender’s actual or potential Fronting Exposure (after giving effect to Section 2.33(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which such Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion. An Issuing Lender shall be under no obligation to amend any Letter of Credit if (x) such Issuing Lender would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (y) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires.

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, Article II shall be subject to the terms and conditions of Section 2.32 and Section 2.33.

Section 2.08 Procedure for Issuance and Disbursement of Letters of Credit.

(a) The Borrower may from time to time request that any Issuing Lender issue, amend, renew or extend a Letter of Credit by delivering to such Issuing Lender at its applicable office (with a copy to the Administrative Agent at the Administrative Agent’s office) a Letter of Credit application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other Letter of Credit Documents and information as such Issuing Lender or the Administrative Agent may reasonably request, not later than 11:00 a.m. (New York City time) at least three (3) Business Days (or such later date and time as the Administrative Agent and such Issuing Lender may agree in their sole discretion) prior to the proposed date of issuance, amendment, renewal or extension, as the case may be. Such notice shall specify (i) the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), (ii) the date on which such Letter of Credit is to expire (which shall comply with Section 2.07(b)), (iii) the amount of such Letter of Credit, (iv) the name and address of the beneficiary thereof, (v) the purpose and nature of such Letter of Credit and (vi) such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. Upon receipt of any Letter of Credit application, the applicable Issuing Lender shall process such Letter of Credit application and the certificates, documents and other Letter of Credit Documents and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2.07 and Article IV, promptly issue, amend, renew or extend the Letter of Credit requested thereby (subject to the timing requirements set forth in this Section 2.08) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. Additionally, the Borrower shall furnish to the applicable Issuing Lender and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, renewal or extension, including any Letter of Credit Documents, as the applicable Issuing Lender or the Administrative Agent may require. Upon the request therefor, the applicable Issuing Lender shall promptly furnish to the Borrower and the Administrative Agent a copy of such Letter of Credit and the related Letter of Credit Documents and the Administrative Agent shall promptly notify each Revolving Credit Lender of the issuance and upon request by any Revolving Credit Lender, furnish to such Revolving Credit Lender a copy of such Letter of Credit and the amount of such Revolving Credit Lender’s participation therein.

(b) The Issuing Lender for any Letter of Credit shall, within the time allowed by Applicable Laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the Borrower in writing of such demand for payment if such Issuing Lender has or will honor such demand for payment thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Lender and the L/C Participants with respect to such payment.

Section 2.09 Commissions and Other Charges.

(a) [Reserved].

(b) Issuance Fee. In addition to the foregoing commission, the Borrower shall pay directly to the applicable Issuing Lender, for its own account, an issuance fee with respect to each Letter of Credit issued by such Issuing Lender in such amount as set forth in a fee letter or as otherwise agreed upon between such Issuing Lender and the Borrower. Such issuance fee shall be payable in Dollars quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the applicable Issuing Lender.

(c) Other Fees, Costs, Charges and Expenses. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it. Such customary fees, costs, charges and expenses are due and payable in Dollars on demand and are nonrefundable.

Section 2.10 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from each Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Pro Rata Percentage in each Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued by it hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with each Issuing Lender that, if a draft is paid under any Letter of Credit issued by such Issuing Lender for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Pro Rata Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 2.10(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, issued by it, such Issuing Lender shall notify the Administrative Agent of such unreimbursed amount and the Administrative Agent shall notify each L/C

Participant (with a copy to the applicable Issuing Lender) of the amount and due date of such required payment and such L/C Participant shall pay to the Administrative Agent (which, in turn shall pay such Issuing Lender) the amount specified on the applicable due date. If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Administrative Agent, which in turn shall pay such Issuing Lender, on demand, in addition to such amount, the product of (i) such amount, times (ii) the applicable Overnight Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360, plus any administrative, processing or similar fees customarily charged by such Issuing Lender in connection with the foregoing. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (New York City time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (New York City time) on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit issued by it and has received from any L/C Participant its Pro Rata Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Administrative Agent or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to the Administrative Agent, which shall in turn pay to such Issuing Lender, the portion thereof previously distributed by such Issuing Lender to it.

(d) Each L/C Participant’s obligation to make the Revolving Loans and to purchase participating interests pursuant to this Section 2.10 or Section 2.11, as applicable, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Revolving Credit Lender or the Borrower may have against the applicable Issuing Lender, the Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article VI, (iii) any adverse change in the condition (financial or otherwise) of the Borrower, (iv) any breach of this Agreement or any other Loan Document by the Borrower, any other Loan Party or any other Revolving Credit Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

Section 2.11 Reimbursement. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Loan as provided for in this Section or with funds from other sources), in same day funds the applicable Issuing Lender by paying to the Administrative Agent the amount of such drawing not later than 12:00 p.m. (New York City time) on (i) the Business Day that the Borrower receives notice of such drawing, if such notice is received by the Borrower prior to 10:00 a.m. (New York City time), or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time, for the amount of (x) such draft so paid and (y) any amounts referred to in Section 2.09(c) incurred by such Issuing Lender in connection with such payment (to the extent invoices have been provided by the applicable Issuing Lender to the Borrower). Unless the Borrower shall immediately notify the Administrative Agent and such Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Borrowing Request to the Administrative Agent requesting that the Revolving Credit Lenders make a Revolving Loan denominated in Dollars as a Base Rate Loan on the applicable repayment date in the amount (without regard to the minimum and multiples specified in Section 2.03(a)) of (i) such draft so paid and (ii) any amounts referred to in Section 2.09(c) incurred by such Issuing Lender in connection with such payment (to the extent invoices have been provided by the applicable Issuing Lender to the Borrower), and the Revolving Credit Lenders shall make a Revolving Loan denominated in Dollars as a Base Rate Loan in such amount, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and such fees and expenses. Each Revolving Credit Lender acknowledges and agrees that its obligation to fund a Revolving Loan in accordance with this Section to reimburse such Issuing Lender for any draft paid under a Letter of Credit issued by it is absolute and unconditional and shall not be affected by any circumstance whatsoever, including non-satisfaction of the conditions set forth in Section 2.03(a) or Article IV. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse such Issuing Lender as provided above, or if the amount of such drawing is not fully refunded through a Base Rate Loan as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until paid in full. The Borrower shall, upon demand from any Issuing Lender or L/C Participant, pay to such Issuing Lender or L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Issuing Lender or L/C Participant and (ii) any reduction in any amount payable to or in the effective return on the capital to such Issuing Lender or L/C Participant (provided that no Issuing Lender or L/C participant may demand such compensation unless it is then the general policy of such Issuing Lender or L/C Participant to pursue similar compensation in similar circumstances under comparable provisions of other credit agreements). A certificate of such Issuing Lender setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate such Issuing Lender shall be conclusively presumed to be correct save for manifest error.

Section 2.12 Obligations Absolute.

(a) The Borrower’s obligations under Section 2.11 (including the Reimbursement Obligation) shall be absolute, unconditional and irrevocable under any and all circumstances whatsoever, and shall be performed strictly in accordance with the terms of this Agreement, and irrespective of:

(i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Document or this Agreement, or any term or provision therein or herein;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower may have or have had against the applicable Issuing Lender or any beneficiary of a Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the applicable Issuing Lender or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent, forged or insufficient in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by any Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit;

(v) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement in such draft or other document being untrue or inaccurate in any respect; or

(vi) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.

(b) The Borrower also agrees that the applicable Issuing Lender and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 2.11 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The applicable Issuing Lender, the L/C Participants and their respective Related Parties shall not have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the applicable Issuing Lender; provided that the foregoing shall not be construed to excuse an Issuing Lender from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by Applicable Law) suffered by the Borrower that are caused by such Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of bad faith, gross negligence or willful misconduct on the part of the applicable Issuing Lender (as finally determined by a court of competent jurisdiction), such Issuing Lender shall be deemed to have exercised care in each such determination.

(c) In furtherance of the foregoing and without limiting the generality thereof, the parties agree that (i) with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, (ii) an Issuing Lender may act upon any instruction or request relative to a Letter of Credit or requested Letter of Credit that such Issuing Lender in good faith believes to have been given by a Person authorized to give such instruction or request and (iii) an Issuing Lender may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a certified true copy marked as such or waive a requirement for its presentation. The responsibility of any Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit issued by it shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially conforms to the requirements under such Letter of Credit.

(d) Notwithstanding anything to the contrary herein, no Issuing Lender shall be responsible to the Borrower for, and such Issuing Lender’s rights and remedies against the Borrower shall not be impaired by, any action or inaction of such Issuing Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Applicable Laws or any order of a jurisdiction in which such Issuing Lender or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements or official commentary of the International Chamber of Commerce Banking Commission, the Banker’s Association for Finance and Trade (BAFT) or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such laws or practice rules.

Section 2.13 Effect of Letter of Credit Documents. To the extent that any provision of any Letter of Credit Document related to any Letter of Credit is inconsistent with the provisions of this Article II, the provisions of this Article II shall apply.

Section 2.14 Removal and Resignation of Issuing Lenders.

(a) The Borrower may at any time remove any Lender from its role as an Issuing Lender hereunder upon not less than thirty (30) days’ prior notice to such Issuing Lender and the Administrative Agent (or such shorter period of time as may be acceptable to such Issuing Lender and the Administrative Agent).

(b) Any Issuing Lender may resign at any time by giving thirty (30) days’ prior notice to the Administrative Agent, the Lenders and the Borrower. After the resignation of an Issuing Lender hereunder, the retiring Issuing Lender shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Lender under this Agreement and the other Loan Documents with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to issue additional Letters of Credit or to extend, renew or increase the outstanding Letter of Credit.

(c) Any removed or resigning Issuing Lender shall retain all the rights, powers, privileges and duties of an Issuing Lender hereunder with respect to all Letters of Credit issued by it that are outstanding as of the effective date of its removal or resignation as an Issuing Lender and all L/C Exposure with respect thereto (including the right to require the Revolving Credit Lenders to take such actions as are required under Section 2.10). Without limiting the foregoing, upon the removal or resignation of a Lender as an Issuing Lender hereunder, the Borrower may arrange for one or more of the other Issuing Lenders to issue Letters of Credit hereunder in substitution for the Letters of Credit, if any, issued by such removed or resigned Issuing Lender and outstanding at the time of such removal or resignation, or make other arrangements satisfactory to the removed or resigned Issuing Lender to effectively cause another Issuing Lender to assume the obligations of the removed or resigned Issuing Lender with respect to any such Letters of Credit.

Section 2.15 Reporting of Letter of Credit Information and L/C Commitment. At any time that there is an Issuing Lender that is not also the financial institution acting as Administrative Agent, then (a) no later than the fifth Business Day following the last day of each calendar month, (b) on each date that a Letter of Credit is amended, terminated or otherwise expires, (c) on each date that a Letter of Credit is issued or the expiry date of a Letter of Credit is extended, and (d) upon the request of the Administrative Agent, each Issuing Lender (or, in the case of clauses (b), (c) or (d) of this Section, the applicable Issuing

Lender) shall deliver to the Administrative Agent a report setting forth in form and detail reasonably satisfactory to the Administrative Agent information (including any reimbursement, Cash Collateral, or termination in respect of Letters of Credit issued by such Issuing Lender) with respect to each Letter of Credit issued by such Issuing Lender that is outstanding hereunder. In addition, each Issuing Lender shall provide notice to the Administrative Agent of its L/C Commitment, or any change thereto, promptly upon it becoming an Issuing Lender or making any change to its L/C Commitment. No failure on the part of any Issuing Lender to provide such information pursuant to this Section 2.15 shall limit the obligations of the Borrower or any Revolving Credit Lender hereunder with respect to its reimbursement and participation obligations hereunder.

Section 2.16 Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, or states that a Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Lender (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, the Borrower (a) shall be obligated to reimburse, or to cause the applicable Subsidiary to reimburse, the applicable Issuing Lender hereunder for any and all drawings under such Letter of Credit as if such Letter of Credit had been issued solely for the account of the Borrower and (b) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of any of its Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

Section 2.17 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Documents therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Documents and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

Section 2.18 Cash Collateral for Extended Letters of Credit.

(a) Cash Collateralization. The Borrower shall provide Cash Collateral to each applicable Issuing Lender with respect to each Extended Letter of Credit issued by such Issuing Lender (in an amount equal to 105% of the maximum face amount of each Extended Letter of Credit) on the date of issuance thereof by depositing such amount in same day funds, in Dollars, into a cash collateral account or cash collateral accounts maintained at the applicable Issuing Lender and shall enter into a cash collateral agreement in form and substance satisfactory to such Issuing Lender and such other documentation as such Issuing Lender or the Administrative Agent may reasonably request; provided that if the Borrower fails to provide Cash Collateral with respect to any such Extended Letter of Credit by such time, such event shall be treated as a drawing under such Extended Letter of Credit in an amount equal to 105% of the maximum face amount of each such Letter of Credit, which shall be reimbursed (or participations therein funded) in accordance with this Article II, with the proceeds of Revolving Loans (or funded participations) being utilized to provide Cash Collateral for such Letter of Credit (provided that for purposes of determining the usage of the Revolving Credit Commitment any such Extended Letter of Credit that has been, or will concurrently be, Cash Collateralized with proceeds of a Revolving Loan, the portion of such Extended Letter of Credit that has been (or will concurrently be) so Cash Collateralized will not be deemed to be utilization of the Revolving Credit Commitment).

(b) Grant of Security Interest. The Borrower, and to the extent provided by the L/C Participants, each of such L/C Participants, hereby grants to the applicable Issuing Lender of each Extended Letter of Credit, and agrees to maintain, a first priority security interest in, all Cash Collateral required to be provided by this Section 2.18 as security for such Issuing Lender’s obligation to fund draws under such Extended Letters of Credit, to be applied pursuant to subsection (c) below. If at any time the applicable Issuing Lender determines that the Cash Collateral is subject to any right or claim of any Person other than such Issuing Lender as herein provided, or that the total amount of such Cash Collateral is less than the amount required pursuant to subsection (a) above, the Borrower will, promptly upon demand by such Issuing Lender, pay or provide to such Issuing Lender additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.18 in respect of Extended Letters of Credit shall be applied to reimburse the applicable Issuing Lender for all drawings made under such Extended Letters of Credit and any and all fees, expenses and charges incurred in connection therewith, prior to any other application of such property as may otherwise be provided for herein.Cash Collateralized Letters of Credit. Subject to clause (e) below, if the Borrower has fully Cash Collateralized the applicable Issuing Lender with respect to any Extended Letter of Credit issued by such Issuing Lender in accordance with subsections (a) through (c) above and the Borrower and the applicable Issuing Lender have made arrangements between them with respect to the pricing and fees associated therewith (each such Extended Letter of Credit, a “Cash Collateralized Letter of Credit”), then after the date of notice to the Administrative Agent thereof by the applicable Issuing Lender and for so long as such Cash Collateral remains in place (i) such Cash Collateralized Letter of Credit shall cease to be a “Letter of Credit” hereunder, (ii) such Cash Collateralized Letter of Credit shall not constitute utilization of the Revolving Credit Commitment, (iii) no Revolving Credit Lender shall have any further obligation to fund participations or Revolving Loans to reimburse any drawing under any such Cash Collateralized Letter of Credit, (iv) no Letter of Credit commissions under Section 2.09(a) shall be due or payable to the Revolving Credit Lenders, or any of them, hereunder with respect to such Cash Collateralized Letter of Credit, and (v) any fronting fee, issuance fee or other fee with respect to such Cash Collateralized Letter of Credit shall be as agreed separately between the Borrower and such Issuing Lender.

(d) Reinstatement. The Borrower and each Revolving Credit Lender agree that, if any payment or deposit made by the Borrower or any other Person applied to the Cash Collateral required under this Section 2.18 is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any such Cash Collateral are required to be refunded by the applicable Issuing Lender to the Borrower or any Revolving Credit Lender or its respective estate, trustee, receiver or any other Person, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, (i) the applicable Extended Letter of Credit shall automatically be a “Letter of Credit” hereunder in a face amount equal to such payment or repayment (each such Letter of Credit, a “Reinstated Letter of Credit”), (ii) such Reinstated Letter of Credit shall no longer be deemed to be Cash Collateralized hereunder and shall constitute a utilization of the Revolving Credit Commitment, (iii) each Revolving Credit Lender shall be obligated to fund participations or Revolving Loans to reimburse any drawing under such Reinstated Letter of Credit, (iv) Letter of Credit commissions under Section 2.09(a) shall accrue and be due and payable to the Revolving Credit Lenders with respect to such Reinstated Letter of Credit and (v) the Borrower’s and each Revolving Credit Lender’s liability hereunder (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be and remain in full force and effect, as fully as if such payment or deposit had never been made, and, if prior thereto, this Agreement shall have been canceled, terminated, paid in full or otherwise extinguished (and if any Guarantee, Lien or Collateral guaranteeing or securing such Borrower’s or such Revolving Credit Lender’s liability hereunder shall have been released or terminated by virtue of such cancellation, termination, payment or extinguishment), the provisions of this Article II and all other rights and duties of the applicable Issuing Lender, the L/C Participants and the Loan Parties with respect to such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such liability) shall be reinstated in full force and effect, and such prior cancellation, termination, payment or extinguishment shall not diminish, release, discharge, impair or otherwise affect the obligations of such Persons in respect of such Reinstated Letter of Credit (and any Guarantee, Lien or Collateral guaranteeing or securing such obligation).

(e) Survival. With respect to any Extended Letter of Credit, each party’s obligations under this Article II and all other rights and duties of the applicable Issuing Lender of such Extended Letter of Credit, the L/C Participants and the Loan Parties with respect to such Extended Letter of Credit shall survive the resignation or replacement of the applicable Issuing Lender or any assignment of rights by the applicable Issuing Lender, the termination of the Commitments and the repayment, satisfaction or discharge of the Obligations.

Section 2.19 Interest.

(a) Interest Rate Options. Revolving Loans (but not Swingline Loans) may be (A) Base Rate Loans or (B) Term SOFR Loans. Subject to the provisions of this Section, at the election of the Borrower, Revolving Loans that are (1) Base Rate Loans shall bear interest at the Base Rate plus the Applicable Rate, and (2) Term SOFR Loans shall bear interest at Term SOFR plus the Applicable Rate. The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Borrowing Request is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 2.20.

(b) Default Rate. Subject to Article VII, (i) immediately upon the occurrence and during the continuance of an Event of Default under clauses (g) or (h) of Article VII, or (ii) at the election of the Required Lenders (or the Administrative Agent at the direction of the Required Lenders), upon the occurrence and during the continuance of any other Event of Default, (A) the Borrower shall no longer have the option to request Swingline Loans or Letters of Credit, (B) all overdue amounts in respect of outstanding Term SOFR Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to Term SOFR Loans until the end of the applicable Interest Period and shall automatically be converted to a Base Rate Loan denominated in Dollars at the end of the applicable Interest Period therefor and shall, as of such conversion, bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to Base Rate Loans, (C) all overdue amounts in respect of outstanding Base Rate Loans and in respect of other outstanding Obligations (other than overdue amounts in respect of outstanding Term SOFR Loans) shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Rate) then applicable to Base Rate Loans and (D) all accrued and unpaid interest shall be due and payable on demand of the Administrative Agent. Interest shall continue to accrue on the overdue amounts after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any debtor relief law.

(c) Interest Payment and Computation. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto commencing September 30, 2024; provided that (i) in the event of any repayment or prepayment of any Term SOFR Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (ii) in the event of any conversion of any Term SOFR Loan prior to the end of the Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

(e) Initial Benchmark Conforming Changes. In connection with the use or administration of any Benchmark, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of any Benchmark.

Section 2.20 Notice and Manner of Conversion or Continuation of Loans. The Borrower shall have the option, subject to Section 2.19(a), to (a) convert at any time, subject to the notice requirements herein, all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $2,000,000 or any whole multiple of $1,000,000 in excess thereof (or such lesser amount as shall represent all of the Base Rate Loans then outstanding) into one or more Term SOFR Loans and (b) upon the expiration of any Interest Period therefor, (i) convert all or any part of any outstanding Term SOFR Loans in a principal amount equal to $1,000,000 or a whole multiple of $500,000 in excess thereof (or such lesser amount as shall represent all of the Term SOFR Loans then outstanding) into Base Rate Loans (other than Swingline Loans) or (ii) continue any Term SOFR Loans as Term SOFR Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit I (or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed)) (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. (New York City time), at least three (3) U.S. Government Securities Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective, in each case, specifying (A) the Loans to be converted or continued, and, in the case of any Term SOFR Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Loans to be converted or continued, and (D) in the case of any Term SOFR Loan, the Interest Period to be applicable to such converted or continued Term SOFR Loan. If the Borrower fails to deliver a timely Notice of Conversion/Continuation with respect to a Term SOFR Loan prior to the end of the Interest Period therefor, then, unless such Term SOFR Loan is repaid as provided herein, the Borrower shall be deemed to have selected an Interest Period of one month. If the Borrower requests a conversion to, or continuation of a Term SOFR Loan, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month. The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, acting in its sole discretion or at the request of the Required Lenders, so notifies the Borrower in writing, then, so long as such Event of Default is continuing no outstanding Loan may be converted to or continued as a Term SOFR Loan.

Section 2.21 Fees.

(a) Commitment Fee. Commencing on the Closing Date, subject to Section 2.33(a)(iii)(A), the Borrower shall pay to the Administrative Agent, for the account of the Revolving Credit Lenders, a non-refundable commitment fee (the “Commitment Fee”) in Dollars at a rate per annum equal to the applicable amount for Commitment Fees as set forth in the definition of Applicable Rate on the average daily unused portion of the Revolving Credit Commitment of the Revolving Credit Lenders (other than the Defaulting Lenders, if any); provided, that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Credit Commitment for the purpose of calculating the Commitment Fee. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing the last Business Day of September 2024 and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) arising under the Revolving Credit Facility shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated. The Commitment Fee shall be distributed by the Administrative Agent to the Revolving Credit Lenders (other than any Defaulting Lender) pro rata in accordance with such Revolving Credit Lenders’ respective Pro Rata Percentages.

(b) L/C Fees. The Borrower agrees to pay in Dollars (i) to each Lender, through the Administrative Agent, on the last Business Day of March, June, September and December of each year, beginning with the last Business Day of September 2024, and on the date on which the Revolving Credit Commitment of such Lender shall be terminated as provided herein, a fee (an “L/C Participation Fee”) calculated on such Lender’s Pro Rata Percentage of the daily aggregate L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) during the preceding quarter (or shorter period commencing with the Closing Date or ending with the Maturity Date or the date on which all Letters of Credit have been canceled or have expired and the Revolving Credit Commitments of all Lenders shall have been terminated) at a rate per annum equal to the Applicable Rate from time to time used to determine the interest rate on Revolving Credit Borrowings comprised of Term SOFR Loans pursuant to Section 2.19, and (ii) to the applicable Issuing Lender on the last Business Day of March, June, September and December of each year, beginning with the last Business Day of September 2024, with respect to each Letter of Credit, a fronting fee equal to .125% per annum (or such other amount as agreed between the Borrower and such Issuing Lender) on the outstanding face amount of the Letter of Credit issued, together with the standard issuance, amendment, renewal, extension and drawing fees specified from time to time by such Issuing Lender (the “Issuing Lender Fees”).

(c) Other Fees. The Borrower shall pay to the Administrative Agent for its own respective account fees in the amounts and at the times specified in the Engagement Letter. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

Section 2.22 Manner of Payment. Except as otherwise expressly provided herein, each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement shall be made not later than 2:00 p.m. (New York City time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s office for the account of the Lenders entitled to such payment in Dollars, in same day funds and shall be made without any setoff, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (New York City time) on such day shall be deemed a payment on such date for the purposes of Article VII, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each such Lender at its address for notices set forth herein its Revolving Credit Commitment Percentage in respect of this Revolving Credit Facility (or other applicable share as provided herein) of such payment and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the Swingline Lender shall be made in like manner, but for the account of the Swingline Lender. Each payment to the Administrative Agent of any Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of such Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 2.27, 2.28, 2.29 or 9.05 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to the definitions of Interest Period and Interest Payment Date, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment. Notwithstanding the foregoing, if there exists a Defaulting Lender each payment by the Borrower to such Defaulting Lender hereunder shall be applied in accordance with Section 2.33(a)(ii). Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States.

Section 2.23 Evidence of Indebtedness.

(a) Extensions of Credit. The Loans made by each Lender and each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or such Issuing Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender or the applicable Issuing Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders or such Issuing Lender to the Borrower and its Subsidiaries and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender or any Issuing Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Loan promissory note and/or Swingline Loan promissory note, as applicable, which shall evidence such Lender’s Revolving Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its promissory notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Revolving Credit Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Revolving Credit Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Revolving Credit Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

Section 2.24 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 2.27, 2.28, 2.29 or 9.05) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) the application of Cash Collateral provided for in Section 2.32 or (C) any payment obtained by a Lender as consideration for the assignment of, or sale of, a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any of its Subsidiaries or Affiliates (as to which the provisions of this paragraph shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Loan Party in the amount of such participation.

Section 2.25 Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. In connection with any borrowing hereunder, the Administrative Agent may assume that each Lender has made its respective share of such borrowing available on such date in accordance with Section 2.03(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the applicable Overnight Rate and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders, the Issuing Lenders or the Swingline Lender hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the Issuing Lenders or the Swingline Lender, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders, the Issuing Lenders or the Swingline Lender, as the case maybe, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, Issuing Lender or the Swingline Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(c) Nature of Obligations of Lenders. The obligations of the Lenders under this Agreement to make the Loans, to issue or participate in Letters of Credit and to make payments under this Section, Section 2.29(e), Section 8.02, or Section 9.05, as applicable, are several and are not joint or joint and several. The failure of any Lender to make available its Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

Section 2.26 Changed Circumstances.

(a) Circumstances Affecting Reference Rate Loans. Subject to clause (c) below, in connection with any Term SOFR Loan, a request therefor, a conversion to or a continuation thereof or otherwise, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Daily Simple SOFR pursuant to the definition thereof or (y) if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, reasonable and adequate means do not exist for ascertaining Term SOFR for the applicable Interest Period with respect to a proposed Term SOFR Loan on or prior to the first day of such Interest Period, or (ii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that (x) if Daily Simple SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Daily Simple SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans or (y) if Term SOFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during the applicable Interest Period and, in the case of (x) or (y), the Required Lenders have provided notice of such determination to the Administrative Agent, then, in each case, the Administrative Agent shall promptly give notice thereof to the Borrower. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans and any right of the Borrower to or continue any Loan as a Term SOFR Loan, shall be suspended (to the extent of the affected Term SOFR Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (iv), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of Term SOFR Loans the affected Interest Periods) or, failing that, in the case of any request for a borrowing of an affected Term SOFR Loan, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is the earlier of (x) three (3) Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple SOFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 9.05.

(b) [Reserved].

(c) Benchmark Replacement Setting.

(i) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event with respect to any Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace such Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 2.26(c)(i) will occur prior to the applicable Benchmark Replacement start date.

(ii) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(iii) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (A) the implementation of any Benchmark Replacement and (B) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.26(c)(iv) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.26(c), including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.26(c).

(iv) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (1) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (2) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (1) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (2) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(v) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (A) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period and, failing that, in the case of any request for any affected Term SOFR Loans, if applicable, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (B)(I) any outstanding affected Term SOFR Loans, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple SOFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.27. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

(d) Illegality. If, in any applicable jurisdiction, the Administrative Agent, any Issuing Lender or any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Administrative Agent, any Issuing Lender or any Lender to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest or fees with respect to any extension of credit, such Person shall promptly notify the Administrative Agent, then, upon the Administrative Agent notifying the Borrower, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest or fees with respect to any such extension of credit shall be suspended, and to the extent required by Applicable Law, cancelled. Upon receipt of such notice, the Loan Parties shall, (A) repay that Person’s participation in the Loans or other applicable Obligations on the last day of the Interest Period for any Term SOFR Loan, or on another applicable date with respect to another Obligation, occurring after the Administrative Agent has notified the Borrower or, in each case, if earlier, the date specified by such Person in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Applicable Law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 2.27 Indemnity. The Borrower hereby indemnifies each Lender against any loss, cost or expense (including any loss, cost or expense arising from the liquidation or reemployment of funds or from any fees payable) which may arise, be attributable to or result due to or as a consequence of (a) any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Term SOFR Loan, (b) any failure of the Borrower to borrow or continue a Term SOFR Loan or convert to a Term SOFR Loan on a date specified therefor in a Borrowing Request or Notice of Conversion/Continuation, (c) any failure of the Borrower to prepay any Term SOFR Loan on a date specified therefor in any Notice of Prepayment, (d) any payment, prepayment or conversion of any Term SOFR Loan on a date other than the last day of the Interest Period therefor (including as a result of an Event of Default), or (e) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.30(b). A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender and the calculation of the amount or amounts of such compensation shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error. All amounts payable under this Section 2.27 shall be due and payable ten Business Days after receipt by the Borrower of the certificate referenced in the immediately preceding sentence. All of the obligations of the Loan Parties under this Section 2.27 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.28 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(ii) impose on any Lender or any Issuing Lender or other applicable offshore interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, any Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender, such Issuing Lender or other Recipient, the Borrower shall promptly pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy and liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof. Notwithstanding the foregoing, no Lender may demand compensation pursuant to this Section 2.28 unless it is then the general policy of such Lender to pursue similar compensation in similar circumstances under comparable provisions of other credit agreements.

(d) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation; provided that the Borrower shall not be required to compensate any Lender or an Issuing Lender or any other Recipient pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or such Issuing Lender or such other Recipient, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Lender’s or such Issuing Lender’s or such other Recipient’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Survival. All of the obligations of the Loan Parties under this Section 2.28 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.29 Taxes.

(a) Defined Terms. For purposes of this Section 2.29, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or other Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower or other Loan Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Indemnification by the Borrower. The Borrower shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.29, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.29(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing:

(A) Each Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed copies of IRS Form W-8BEN or W-8BEN-E, W-8ECI, W-8IMY, W-8EXP or W-9, as may be applicable, together with any required attachments, if required to establish that such Lender is exempt from United States backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by

Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.29 (including by the payment of additional amounts pursuant to this Section 2.29), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) VAT. All payments under the Loan Documents are exclusive of any value added tax or similar charge (“VAT”). If VAT is chargeable and any Recipients are required to account to the relevant tax authority for VAT, Loan Parties shall also and at the same time pay Recipients an amount equal to the amount of the VAT (against provision of an appropriate VAT invoice). Any amount for which Recipients are to be reimbursed or indemnified will be reimbursed or indemnified together with an amount equal to any applicable VAT incurred in respect of such amount.

(j) Survival. Each party’s obligations under this Section 2.29 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 2.30 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.28, or requires the Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.29, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the good-faith judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.28 or Section 2.29, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such designation or assignment. Any Lender claiming reimbursement of such costs and expenses shall deliver to the Borrower a certificate setting forth such costs and expenses in reasonable detail which shall be conclusive absent manifest error.

(b) Replacement of Lenders. If any Lender requests compensation under Section 2.28, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.29, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.30(a), or if any Lender is a Defaulting Lender or a non-consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.28 or Section 2.29) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in Letters of Credit and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.27) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 5.10 or payments required to be made pursuant to Section 2.29, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a non-consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Each party hereto agrees that (x) an assignment required pursuant to this Section 2.30 may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender or the Administrative Agent, provided, further that any such documents shall be without recourse to or warranty by the parties thereto.

(c) Selection of Lending Office. Subject to Section 2.30(a), each Lender may make any Loan to the Borrower through any lending office, provided that the exercise of this option shall not affect the obligations of the Borrower to repay the Loan in accordance with the terms of this Agreement or otherwise alter the rights of the parties hereto.

Section 2.31 Incremental Increases.

(a) Request for Incremental Increase. At any time after the Closing Date, upon written notice to the Administrative Agent, the Borrower may, from time to time, request one or more increases in the Revolving Credit Commitments (each, a “Incremental Revolving Credit Facility Increase” or the “Incremental Increases”); provided that (A) the aggregate initial principal amount of any such requested Incremental Increase shall not exceed the Incremental Facilities Limit, (B) any such Incremental Increase shall be in an amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or such lesser amount as agreed to by the Administrative Agent in its sole discretion) or, if less, the remaining amount of the Incremental Facilities Limit, (C) no Lender will be required or otherwise obligated to provide any portion of such Incremental Increase and (D) no more than five (5) Incremental Increases shall be permitted to be requested during the term of this Agreement.

(b) Incremental Lenders. Each notice from the Borrower pursuant to this Section 2.31 shall set forth the requested amount and proposed terms of the relevant Incremental Increase. Incremental Increases may be provided by an existing Lender or, if the existing Lenders refuse the opportunity to provide the Incremental Increase as contemplated by clause (ii) of the proviso below, by any other bank or financial institution (any such bank or other financial institution, an “Additional Lender”, and each such existing Lender and Additional Lender, an “Incremental Lender”); provided that (i) the Administrative Agent and each Issuing Lender shall have consented (such consent not to be unreasonably withheld, delayed or conditioned) to such Additional Lender’s providing such Incremental Increases if such consent would be required under Section 9.04(b) for an assignment of Revolving Loans to such Additional Lender and (ii) prior to offering any or all of an Incremental Increase to any Additional Lender, the Borrower shall first afford a bona fide opportunity to each existing Lender to provide its pro rata portion of such Incremental Increase. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each proposed Incremental Lender is requested to respond, which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the proposed Incremental Lenders (or such shorter period as agreed to by the Administrative Agent). Each proposed Incremental Lender may elect or decline, in its sole discretion, and shall notify the Administrative Agent within such time period whether it agrees, to provide an Incremental Increase and, if so, whether by an amount equal to, greater than or less than requested. Any Person not responding within such time period shall be deemed to have declined to provide an Incremental Increase.

(c) Increase Effective Date and Allocations. The Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such Incremental Increase (limited in the case of the Incremental Lenders to their own respective allocations thereof). The Administrative Agent shall promptly notify the Borrower and the Incremental Lenders of the final allocation of such Incremental Increases and the Increase Effective Date.

(d) Terms of Incremental Increases. Each Incremental Revolving Credit Facility Increase shall have the same terms, including maturity, Applicable Rate and Commitment Fees, as the Revolving Credit Facility; provided that any customary upfront fees payable by the Borrower to the Incremental Lenders under any Incremental Revolving Credit Facility Increase may differ from those payable to the Lenders under the then existing Revolving Credit Commitments; provided that:

(i) the outstanding Revolving Loans and Pro Rata Percentages of Swingline Loans and L/C Exposure will be reallocated by the Administrative Agent on the applicable Increase Effective Date among the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) in accordance with their revised Pro Rata Percentages (and the Revolving Credit Lenders (including the Incremental Lenders providing such Incremental Revolving Credit Facility Increase) agree to make all payments and adjustments necessary to effect such reallocation and the Borrower shall pay any and all costs required pursuant to Section 2.27 in connection with such reallocation as if such reallocation were a repayment);

(ii) each Incremental Increase shall constitute Obligations of the Borrower and will be guaranteed by the Guarantors and secured on a pari passu basis with the other Secured Obligations.

(e) Conditions to Effectiveness of Incremental Increases. Any Incremental Increase shall become effective as of such Increase Effective Date and shall be subject to the following conditions precedent:

(i) no Default or Event of Default shall exist on such Increase Effective Date immediately prior to or after giving effect to (A) such Incremental Increase or (B) the making of the initial Loans pursuant thereto;

(ii) all of the representations and warranties set forth in Article III shall be true and correct in all material respects (or if qualified by materiality or Material Adverse Effect, in all respects) as of such Increase Effective Date, or if such representation speaks as of an earlier date, as of such earlier date;

(iii) the Administrative Agent shall have received from the Borrower, a Compliance Certificate demonstrating that (A) the Borrower is in compliance with the financial covenants set forth in Section 6.09 and (B) the Total Net Leverage Ratio is no greater than 5.25 to 1.00, in each case calculated as of the last day of the Calculation Period most recently ended prior to such date, giving pro forma effect to the incurrence of any such Incremental Increase (and assuming that any such Incremental Revolving Credit Facility Increase is fully drawn) and any refinancing of Indebtedness or other event consummated in connection therewith;

(iv) the Loan Parties shall have executed an Incremental Amendment in form and substance reasonably acceptable to the Borrower, the Administrative Agent and the applicable Incremental Lenders;

(v) the Administrative Agent shall have received from the Borrower, any customary legal opinions or other documents (including a resolution duly adopted by the board of directors (or equivalent governing body) of each Loan Party authorizing such Incremental Increase) reasonably requested by Administrative Agent in connection with such Incremental Increase; and

(vi) the Loan to Value Ratio after giving pro forma effect to such Incremental Increase and any making of Loans pursuant thereto and the use of proceeds thereof shall not be higher than the Loan to Value Ratio as calculated immediately prior to such Incremental Increase and any making of Loans pursuant thereto; provided that, the condition set forth in this clause (vi) may be satisfied (as determined by the Administrative Agent in its sole discretion) if the Borrower or any Subsidiary Guarantor provides security in respect of additional Collateral Vessels in a manner equivalent to the Intercompany Loan Security Documents to secure the Obligations pursuant to documentation reasonably acceptable to the Administrative Agent.

(f) Incremental Amendments. Each such Incremental Increase shall be effected pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, the Administrative Agent and the applicable Incremental Lenders, which Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.31.

(g) Use of Proceeds. The proceeds of any Incremental Increase may be used by the Borrower and its Subsidiaries for working capital and other general corporate purposes, including the financing of Investments permitted hereunder and any other use not prohibited by this Agreement.

Section 2.32 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.33(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of L/C Exposure and Swingline Loans, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent, each Issuing Lender and the Swingline Lender as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, Cash Collateral provided under this Section 2.32 or Section 2.33 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of L/C Exposure and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.32 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral; provided that, subject to Section 2.33, the Person providing Cash Collateral, the Issuing Lenders and the Swingline Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.33 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 9.08.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.32; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.32; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 4.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Credit Commitments under the applicable Revolving Credit Facility without giving effect to Section 2.33(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.33(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit commissions pursuant to Section 2.09 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Pro Rata Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.32.

(C) With respect to any Commitment Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (1) pay to each non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Exposure or Swingline Loans that has been reallocated to such non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in L/C Exposure and Swingline Loans shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Percentages (calculated without regard to such Defaulting Lender’s Revolving Credit Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any non-Defaulting Lender to exceed such non-Defaulting Lender’s Revolving Credit Commitment. Subject to Section 9.22, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.32.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the Revolving Credit Facility (without giving effect to Section 2.33(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.34 Recalculation of Interest. (a) The rates of interest, fees and commissions provided for in this Agreement, including, without limitation Section 2.19 or in any other Loan Document, are minimum interest rates.

(b) When entering into this Agreement, the parties have assumed that interest, fees and commissions payable at the rates set out in this Agreement or any other Loan Document, including, without limitation Section 2.19 is not and will not become subject to Swiss Withholding Tax. Notwithstanding that the parties do not anticipate (acting in good faith) that any payment of interest, fees and commissions will be subject to Swiss Withholding Tax, they agree that, if a deduction for Swiss Withholding Tax is required by law to be made by a Loan Party in respect of any interest, fee or commission payable by it under or in connection with this Agreement and should in respect of such Loan Party Section 2.19 be unenforceable for any reason (where the payment of an additional amount would otherwise be required by the terms of Section 2.19), the applicable interest rate in relation to that interest, fee or commission payment shall be:

(i) the interest, fee, commission rate which would have applied to that interest, fee or commission payment (as provided for in this Agreement or any other Loan Document in the absence of this paragraph (b)) divided by

(ii) 1 minus the rate at which the relevant deduction for Swiss Withholding Tax is required to be made (where the rate at which the relevant deduction or withholding of Swiss Withholding Tax is required to be made is for this purpose expressed as a fraction of 1 rather than as a percentage) and (A) the relevant Loan Party shall be obliged to pay the relevant interest, fee or commission at the adjusted rate in accordance with this paragraph, (B) the relevant Loan Party shall make the deduction for Swiss Withholding Tax on the recalculated interest and (C) all references to a rate of interest, fee or commission in this Agreement of any other Loan Document shall be construed accordingly.

To the extent that interest, fees or commissions payable by a Loan Party under or in connection with this Agreement becomes subject to Swiss Withholding Tax, the Lenders and the Loan Parties shall promptly co-operate in completing any procedural formalities (including submitting forms and documents required by the appropriate tax authority) to the extent possible and necessary for the relevant Loan Party to obtain authorisation to make interest payments without them being subject to Swiss Withholding Tax.

ARTICLE III.

REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Administrative Agent and each of the Lenders that:

Section 3.01 Organization; Powers. The Borrower and each of the Restricted Subsidiaries (a) is duly incorporated, organized or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation (to the extent such status or an analogous concept applies to such an organization), (b) has all requisite organizational power and authority to own its material property and assets and to carry on its business in all material respects, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow hereunder; except in the case of clause (a), (b) or (c), to the extent the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 3.02 Authorization. The Loan Documents (a) have been duly authorized by the Loan Parties by all requisite corporate, limited liability company, and, if required, stockholder, shareholder or other applicable action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation, memorandum of association or other constitutive documents of the Loan Parties, (B) any order of any Governmental Authority or (C) any provision of any material indenture, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound or (ii) result in the creation or imposition of any Lien upon any property or assets of the Loan Parties (other than any Lien created hereunder or under the Security Documents), except in the case of clause (b)(i), to the extent the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

Section 3.03 Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

Section 3.04 Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other person is or will be required in connection with the execution, delivery or performance by the Loan Parties of this Agreement or any other Loan Document, except for (a) the filing of UCC financing statements, (b) recordation of the Ship Mortgages on statutory registers or otherwise and (c) such as either have been made or obtained and are in full force and effect or the failure to make or obtain the same would not reasonably be expected to have a Material Adverse Effect.

Section 3.05 Financial Statements; Projections. The Borrower has heretofore furnished to the Administrative Agent consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of the Borrower for the fiscal years ended December 31, 2021, December 31, 2022 and December 31, 2023, audited by and accompanied by the opinion of Ernst & Young. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods subject to year-end adjustments and the absence of footnotes. Such financial statements were prepared in accordance with IFRS applied on a consistent basis except as otherwise noted therein.

Section 3.06 No Material Adverse Effect. Since December 31, 2023, no event, change or condition has occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

Section 3.07 Title to Properties; Intellectual Property.

(a) The Borrower and each of the Restricted Subsidiaries has good and valid title to, or valid leasehold interests in, all its material properties and assets (excluding all of its Intellectual Property Rights and Collateral Vessels), except as would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Permitted Liens. This Section 3.07 is not applicable to Collateral Vessels, which are governed by Section 3.26.

(b) The Borrower and its Restricted Subsidiaries own, or are licensed or otherwise have the right to use, all patents, rights in inventions, trademarks, service marks, trade names, domain names, copyrights and registrations and applications for the foregoing, and proprietary know-how, manufacturing processes, product designs, specifications, data, formulae, and trade secrets and other intellectual property rights (collectively, the “Intellectual Property Rights”) that are necessary in all material respects for the conduct of its business as currently conducted (collectively, the “Company Intellectual Property Rights”), except for the failure to own, license or have the right to use which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 3.07(b), as of the Closing Date, no material action, suit, arbitration, or legal, administrative or other proceeding (other than office actions or other proceedings in the ordinary course of prosecution before the United States Patent and Trademark Office or the United States Copyright Office or any foreign counterpart) is pending, or, to the knowledge of the Borrower, threatened in writing, which challenges the validity or effectiveness of any Company Intellectual Property Rights and which could reasonably be expected to have a Material Adverse Effect.

Section 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries and the percentage ownership interest of the Borrower therein. Except as would not, individually, or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by the Borrower, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents or Permitted Liens).

Section 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09(a), there are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any Restricted Subsidiary or any business or material property of any such person (i) as of the Closing Date with respect to any Loan Document or (ii) which are reasonably likely to be adversely determined and, if so determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) The Borrower and each of its Restricted Subsidiaries is in compliance with all Applicable Laws, statutes, ordinances, rules and regulations and has filed all applications and has obtained all licenses, permits and approvals or other regulatory authorizations of each Governmental Authority with regulatory authority over the activities of the Borrower and its Restricted Subsidiaries, other than where the failure to so be in compliance, make such filings or obtain such authorizations would not reasonably be expected to have a Material Adverse Effect.

(c) Since the Closing Date, there has been no change in the status of the matters (if any) disclosed on Schedule 3.09(a) that, individually or in the aggregate, has resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

Section 3.10 No Violation of Maritime Laws. Neither the Borrower nor any of its Restricted Subsidiaries or operations of any of the foregoing are in violation of any terms or provisions of any statute, rule, regulation, decision or order of any supranational, national, regional, local or other governmental or regulatory authorities or bodies, or any court, including any terms of any conventions, codes, regulations and standards such as those issued, negotiated or adopted by the IMO (International Maritime Organisation) and the International Ship and Port Facility Security (ISPS) Code, relating to the operation and management of any Vessel, the building or improvement of any Vessel or the provision of river or ocean cruise services except for any such violation that would not, individually or in the aggregate, have a Material Adverse Effect.

Section 3.11 Federal Reserve Regulations.

(a) None of the Borrower or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan or any Letter of Credit will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying Margin Stock or for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

Section 3.12 Investment Company Act. None of the Borrower or any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.13 Use of Proceeds. The proceeds of the Revolving Loans and issuance of the Letters of Credit will be used by the Borrower only for the purposes set forth in Section 5.08.

Section 3.14 Tax Returns. Except as would not reasonably be expected to have a Material Adverse Effect, the Borrower and the Subsidiaries have filed or caused to be filed all Tax returns or similar materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that may be paid without penalty or that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with IFRS.

Section 3.15 No Material Misstatements. As of the Closing Date, no written information, reports, financial statements, exhibits or schedules (other than projections, estimates, general market or industry data), taken as a whole, furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished), contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that projections and pro forma financial information are based upon good faith estimates and assumptions believed to be reasonable by management at such time in the preparation of such information, report, financial statement, exhibit or schedule and when furnished; it being understood that such projections are inherently uncertain, are not a guarantee of financial performance, may vary from actual results, and that such variances may be material.

Section 3.16 Employee Benefit Plans.

(a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder and the governing documents of such Plan. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect. The aggregate unfunded liabilities with respect to any Plans would not reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Pension Plan is in compliance in all material respects with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, neither the Borrower, nor its Affiliates nor any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower or any Subsidiary, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with Applicable Law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

Section 3.17 Environmental Matters.

(a) Except as set forth in Schedule 3.17, or except as would not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, which in either case remains outstanding, (ii) is subject to any Environmental Liability or (iii) has received written notice of any claim with respect to any Environmental Liability that remains outstanding.

(b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that would reasonably be expected to result in a Material Adverse Effect.

Section 3.18 Insurance. The Borrower and its Restricted Subsidiaries have insurance covering their respective properties, operations, personnel and businesses, including casualty insurance coverage, third party liability insurance and insurance policies in connection with the Vessels such as protection and indemnity coverage, hull and machinery insurance and war risk insurance, which insurance is in amounts and insures against such losses and risks as are adequate to protect the Borrower and its Restricted Subsidiaries and their respective businesses. As of the Closing Date, neither the Borrower nor any of its Restricted Subsidiaries have received notice from any insurer or agent of such insurer that capital improvements or other expenditures are required or necessary to be made in order to continue such insurance. Each of the Borrower and its Restricted Subsidiaries, as applicable, believes that it will be able to renew its existing insurance coverage as and when such coverage expires or obtain substantially similar coverage at a reasonable cost from similar insurers as may be necessary to continue its business, except as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 3.19 Security Documents.

(a) Each of the Security Documents have been duly authorized by the Borrower, VRC AG and the Guarantors, to the extent a party thereto, and are duly executed and delivered by the Borrower, VRC AG and the Guarantors, to the extent a party thereto, and, where relevant, all perfection requirements thereunder shall be completed as of the time specified in the respective Security Document, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, shall constitute a valid and legally binding agreement of the Borrower, VRC AG and the Guarantors, to the extent a party thereto, enforceable against the Borrower, VRC AG and the Guarantors, to the extent a party thereto, in accordance with its terms, except as the enforcement thereof may be limited by public policy, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Upon execution and delivery of the Security Documents, such Security Documents will be effective to grant a legal, valid and enforceable security interest in the Borrower’s right, title and interest in the Loan Collateral (including the Borrower’s security interests in the Intercompany Loan Collateral), and, upon completion of all filings and other similar actions required in connection with the perfection of such security interests, as further described in such Security Documents, the security interests granted thereby will constitute valid, perfected (to the extent perfection is required under the Loan Documents) first-priority liens and security interests in the Loan Collateral (including the Borrower’s security interests in the Intercompany Loan Collateral), and such security interests will be enforceable in accordance with the terms contained therein against all creditors of the Borrower and the Guarantors, subject only to Permitted Collateral Liens.

(c) Upon execution and delivery of the Intercompany Loan Security Documents, the Intercompany Loan Security Documents will be effective to grant a legal, valid and enforceable security interest in all of VRC AG’s right, title and interest in the Intercompany Loan Collateral, and, upon completion of all filings and other similar actions required in connection with the perfection of such security interests, as further described in the Intercompany Loan Security Documents, the security interests granted thereby will constitute valid, perfected first-priority liens and security interests in the Intercompany Loan Collateral, and such security interests will be enforceable in accordance with the terms contained therein against all creditors of VRC AG, subject only to Permitted Collateral Liens.

Section 3.20 No Labor Disputes. No material labor disturbance by or dispute with employees of the Borrower or any of its subsidiaries exists or is contemplated or, to the Borrower’s knowledge, threatened; and no labor disturbance by or dispute with the employees or agents of any principal supplier, contractor or customer of the Issuer or any of its subsidiaries is imminent or, to the Borrower’s knowledge, contemplated or threatened which could, individually or in the aggregate, have a Material Adverse Effect.

Section 3.21 Solvency. As of the Closing Date, the Borrower and its Restricted Subsidiaries on a consolidated basis (after giving effect to the closing of this Revolving Credit Facility, the borrowing of any Revolving Loans hereunder on the Closing Date, and the application of the proceeds thereof) will be Solvent. The term “Solvent” means, with respect to a particular date and entity, that on such date (i) the present fair market value (or present fair saleable value) of the assets of the Borrower and its Restricted Subsidiaries, is not less than the total amount required to pay the liabilities of the Borrower and its Restricted Subsidiaries, on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured and no Restricted Subsidiary domiciled in Switzerland is over-indebted (überschuldet) or half of its share capital and the legal reserves are no longer covered (hälftiger Kapitalverlust), in each case within the meaning of article 725a and 725b of the Swiss Code of Obligations, (ii) in light of their current financial circumstances, the Borrower and each of the Restricted Subsidiaries is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (iii) none of the Borrower or any of its Restricted Subsidiaries is incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (iv) none of the Borrower or any of its Restricted Subsidiaries is engaged in any business or transaction, or proposes to engage in any business or transaction, for which its property would constitute unreasonably small capital, and (v) none of the Borrower or any of its Restricted Subsidiaries is a defendant in any civil action that would reasonably be expected to result in a judgment that the Borrower or such subsidiary would become unable to satisfy.

Section 3.22 USA PATRIOT Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act.

Section 3.23 OFAC. Neither the Borrower, nor any of its Subsidiaries, nor, any director, officer, or, to the knowledge of the Borrower and its Subsidiaries, any employee, controlled affiliate or representative thereof, is an individual or entity that is a Sanctioned Person. The Borrower will not, directly or knowingly indirectly, use the proceeds of the Loans or Letters of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person (i) to fund any activities or business of or with any Sanctioned Person or Sanctioned Jurisdiction, or (ii) in any manner that would result in a violation of Sanctions by any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, arranger, Issuing Lender, Lender, underwriter, advisor, investor, or otherwise. The Borrower, its Subsidiaries and their respective directors, officers, and, to the knowledge of the Borrower, employees or controlled affiliates of the Borrower and its Subsidiaries, are in material compliance with all applicable Sanctions.

Section 3.24 Anti-Corruption Laws. For the past five (5) years, the Borrower and its Restricted Subsidiaries, as well as their respective Subsidiaries, directors, officers, employees and, to Borrower’s and Restricted Subsidiaries’ knowledge, any agent or other Person acting on their behalf, have conducted their businesses in compliance in all material respects with applicable Anti-Corruption Laws. The Borrower and its Restricted Subsidiaries have implemented and maintain policies and procedures reasonably designed to promote compliance with applicable Anti-Corruption Laws.

Section 3.25 No Default. No Default or Event of Default has occurred and is continuing.

Section 3.26 Collateral Vessels. The Swiss Obligors have good and marketable title to the Collateral Vessels, in each case free and clear of all liens, encumbrances, claims, rights of detention, mortgages, security interests and defects and imperfections of title, except for Permitted Collateral Liens that do not materially impair the value of any of the Collateral Vessels.

Section 3.27 Owned Vessel’s Registration and Good Standing. Each Vessel that is listed in Schedule 3.27 attached hereto has been duly registered as a vessel under the laws and regulations and flag of the applicable jurisdiction in the sole ownership of the Borrower or any of its Restricted Subsidiaries (each a “Vessel Owner”), and no other action is necessary to establish and perfect such Vessel Owner’s title to and interest in such Vessel as against any charterer or third party. Each such owned Vessel is in good standing with respect to the payment of past and current taxes, fees and other amounts payable under the laws of the jurisdiction where it is registered as would affect its registry with the ship registry of such jurisdiction except for failures to be in good standing which would not, individually or in the aggregate, result in a Material Adverse Effect.

Section 3.28 Registration of Collateral Vessels. Each of the Collateral Vessels is duly registered in the name of VRC AG under the laws and regulations and flag of Switzerland.

Section 3.29 Intercompany Loan Agreement and Promissory Note. Each of the Intercompany Loan Agreement and the Intercompany Loan Note has been duly authorized by the Borrower and VRC AG and duly executed and delivered by the Borrower and VRC AG, and, when duly executed and delivered in accordance with its terms by each of the parties thereto, will constitute a valid and legally binding agreement of the Borrower and VRC AG, enforceable against the Borrower and VRC AG, in accordance with its terms, except as the enforcement thereof may be limited by public policy, bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles. Each of the Intercompany Loan Agreement and the Intercompany Loan Note has been entered into on arm’s length terms under the laws of Switzerland. The execution, delivery and performance of the Intercompany Loan Agreement and the Intercompany Loan Note, the making of the Intercompany Loan, and the creation, documentation and perfection of the security interests in the Intercompany Loan Collateral as contemplated by the Intercompany Loan Security Documents do not lead to the requalification of the Intercompany Loan Note and/or this Agreement as a Swiss note within the meaning of the Swiss tax legislation.

ARTICLE IV.

CONDITIONS OF LENDING

The obligations of the Lenders to make Loans and of the Issuing Lenders to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:

Section 4.01 All Credit Events. On the date of each Borrowing (other than a conversion or a continuation of a Borrowing) and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Event”):

(a) The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the applicable Issuing Lender and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.08.

(b) All representations and warranties set forth in Article III and in each other Loan Document shall be true, correct and complete in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true, correct and complete in all respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true, correct and complete in all respects on and as of the date of such Credit Event or on such earlier date, as the case may be.

(c) At the time of and immediately after such Credit Event and after giving effect to the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02 Conditions to Closing Date. The obligation of each Lender (including each Issuing Lender) to make Loans hereunder is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions (and, in the case of each document specified in this Section to be received by the Administrative Agent, such document shall be in form and substance reasonably satisfactory to the Administrative Agent) on the Closing Date:

(a) The Administrative Agent shall have received, on behalf of itself and the Lenders, a customary written opinion, in each case (A) dated the Closing Date and (B) addressed to the Administrative Agent and the Lenders, of:

(i) Skadden, Arps, Slate, Meagher & Flom LLP, United States counsel for the Borrower and the Guarantors;

(ii) Watson Farley & Williams LLP, counsel for the Borrower and VRC AG as to matters of English law;

(iii) Bratschi AG, counsel for the Borrower and VRC AG as to matters of Swiss law;

(iv) Conyers Dill & Pearman Limited, counsel for the Borrower and the Guarantors with respect to matters of Bermuda law;

(v) Duro & Partners, counsel for the Borrower and the Guarantors with respect to matters of Luxembourg law;

(vi) Gómez-Acebo & Pombo, counsel for the Borrower and the Guarantors with respect to matters of Portugal law; and

(vii) Chrysses Demetriades & Co. LLC, counsel for the Borrower and the Guarantors with respect to matters of Cyprus law.

(b) The Borrower and the Lenders shall have delivered to the Administrative Agent an executed counterpart of this Agreement and each Loan Party shall have delivered to the Administrative Agent an executed counterpart of each other Loan Document entered into on the Closing Date to the extent such Loan Party is a party thereto.

(c) The Administrative Agent shall have received (i) a solvency certificate substantially in the form of Exhibit E (or such other form that is reasonably acceptable to the Administrative Agent) from the chief financial officer or other Financial Officer of the Borrower and (ii) a perfection certificate with respect to the Loan Parties relating to the Loan Collateral and the Intercompany Loan Collateral.

(d) The Administrative Agent shall have received (i) (x) a copy of the certificate or articles of incorporation, certificate of formation or other constitutional documentation, as applicable, including all amendments thereto, of each Loan Party, certified as of a recent date by the Secretary or Assistant Secretary of such Loan Party or the Secretary of State (or a comparable government official, as applicable), and (y) a certificate as to the good standing of each Loan Party (to the extent that such concept exists in such jurisdiction) as of a recent date, from such Secretary of State (or a comparable government official or the relevant issuing authority in the jurisdiction of its incorporation, organization or formation, as applicable); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, memorandum of association, articles of association or other operating agreement, as applicable, of such Loan Party, including all amendments thereto, as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or members (or equivalent governing body), as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, supplemented, rescinded or amended and are in full force and effect, and that no other resolutions have been adopted and no other actions have been approved by the board of directors or members (or equivalent governing body), as applicable, of such Loan Party with respect to the transactions contemplated under the Loan Documents, (C) that the certificate or articles of incorporation, certificate of formation or other constitutional documentation, as applicable, of such Loan Party, and all such amendments thereto as in effect on the Closing Date, have not been amended since the date of the last amendment thereto as certified in accordance with clause (i) above, and (D) as to the incumbency and specimen signature of each officer or attorney-in-fact executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(e) (i) All fees and other compensation payable pursuant to the Engagement Letter shall have been paid and (ii) all other costs, fees, expenses and other compensation payable to the Lenders and the Administrative Agent on the Closing Date, including pursuant to this Agreement, or any other Loan Document, to the extent documented and invoiced in reasonable detail at least three Business Days prior to the Closing Date, shall have been paid.

(f) The Lenders shall have received the financial statements referred to in Section 3.05.

(g) The Administrative Agent shall have received (i) a Uniform Commercial Code financing statement to be filed in the appropriate filing office in District of Columbia and (ii) a Uniform Commercial Code financing statement to be filed in the applicable filing office in California, each naming the Borrower as debtor and the Administrative Agent as secured party, which such Uniform Commercial Code financing statements shall be sufficient to perfect the security interests of the Administrative Agent, on behalf of the Secured Parties, in the Loan Collateral, and the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent that upon the filing of such Uniform Commercial Code financing statements such security interests constitute valid and perfected first priority Liens on the Loan Collateral (subject to Permitted Collateral Liens).

(h) At least three Business Days prior to the Closing Date, each Loan Party shall have provided to the Administrative Agent all documentation and other information theretofore requested in writing by the Administrative Agent at least ten Business Days prior to the Closing Date that is required by regulatory authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the USA PATRIOT Act.

(i) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief executive officer or a Financial Officer of the Borrower, confirming compliance with the conditions precedent set forth in Sections 4.01(b) and (c).

(j) The Administrative Agent shall have received, for the ratable account of each Lender, an upfront fee equal to 0.40% of such Lender’s Revolving Credit Commitment on the Closing Date.

(k) The Administrative Agent shall have received a Notice of Account Designation specifying the account or accounts to which the proceeds of any Loans made on or after the Closing Date are to be disbursed.

(l) The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, pending litigation, bankruptcy and tax matters) in jurisdictions (including, for the avoidance of doubt, outside the United States) reasonably requested by the Administrative Agent, indicating among other things that the assets of the Borrower and VRC AG are free and clear of any Lien (except for Permitted Liens).

(m) The Loan Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions, which shall be in full force and effect.

ARTICLE V.

AFFIRMATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, at all times prior to the Termination Date, the Borrower will, and will cause each of the Restricted Subsidiaries to:

Section 5.01 Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, except (i) as otherwise expressly permitted under Section 6.05 or (ii) in the case of a Restricted Subsidiary that is not a Swiss Obligor, if the Board of Directors of the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Secured Parties.

(b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and registrations of and applications for patents, copyrights and trademarks material to the conduct of its business; provided, however, that neither the Borrower nor the Restricted Subsidiaries (other than the Swiss Obligors) shall be required to obtain, preserve, renew or extend (or keep in full force and effect) any such rights, licenses, permits, franchises, authorizations and registrations of and applications for patents, copyrights and trademarks if the obtainment, preservation, renewal or extension (or keeping in full force and effect) thereof is no longer desirable in the conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole, and that the loss thereof is not adverse in any material respect to the Secured Parties; comply in all material respects with all material Applicable Laws (including, without limitation, the USA PATRIOT

Act, FCPA and OFAC), rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except as could not reasonably be expected to result in a Material Adverse Effect; and at all times take reasonable steps to maintain and preserve all tangible property material to the conduct of such business and keep such tangible property in good repair, working order and condition, ordinary wear and tear, obsolescence and casualty excepted, except as would not reasonably be expected to result in a Material Adverse Effect; provided that, with respect to the Collateral Vessels, the Borrower will, or will cause the Subsidiary Guarantors to, maintain and keep such Collateral Vessels in such condition, repair and working order as is required by the Security Documents.

Section 5.02 Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and as are required by any Security Documents. The Borrower will use commercially reasonable efforts to ensure that all such insurance relating to the Collateral Vessels will, unless otherwise agreed by the Administrative Agent, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days after receipt by the Administrative Agent of written notice thereof (except as a result of non-payment of premium in which case only 10 days’ prior written notice shall be required), (b) in the case of liability insurance, name the Administrative Agent as an additional insured party thereunder and (c) in the case of each property insurance policy, name the Administrative Agent as lender’s loss payee or mortgagee, as applicable. The Borrower will deliver to the Administrative Agent, upon its reasonable request (but not more frequently than once per fiscal year), information in reasonable detail as to the insurance then in effect.

Section 5.03 Obligations and Taxes. Pay its indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become due, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Collateral Lien) upon such properties or any part thereof, except, in each case, where the failure to pay or perform such items would not reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with IFRS and such contest operates to suspend enforcement of a Lien and, in the case of a Collateral Vessel, there is no risk of forfeiture of such property.

Section 5.04 Financial Statements, Reports, etc.

(a) Furnish to the Administrative Agent who will distribute to each Lender:

(i) within 120 days after the end of the Borrower’s fiscal year beginning with the fiscal year ending December 31, 2024, annual reports containing the following information with a level of detail that is substantially comparable and similar in scope to the 2023 Offering Memorandum and the following information: (A) audited consolidated balance sheet of the Borrower as of the end of the two most recent fiscal years and audited consolidated income statements and statements of cash flow of the Borrower for the three most recent fiscal years, including complete footnotes to such financial statements and the report of the independent auditors on the financial statements; (B) pro forma income statement and balance sheet information of the Borrower, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal year as to which such annual report relates (unless such pro forma information has been provided in a previous report pursuant to clause (ii) or (iii) below); provided that such pro forma financial information shall be provided only to the extent available without unreasonable expense; (C) an operating and financial review of the audited financial statements, including a discussion of the results of operations (including a discussion by business segment), financial condition and liquidity and capital resources, and a discussion of material commitments and contingencies and critical accounting policies; (D) a description of the business, management and shareholders of the Borrower, material affiliate transactions and material debt instruments; and (E) material risk factors and material recent developments; provided that any item of disclosure that complies in all material respects with the requirements applicable under Form 20-F under the Exchange Act for annual reports with respect to such item will be deemed to satisfy the Borrower’s obligations under this clause (i) with respect to such item;

(ii) within 60 days following the end of each of the first three fiscal quarters in each fiscal year of the Borrower beginning with the fiscal quarter ending June 30, 2024, quarterly reports containing the following information: (A) an unaudited condensed consolidated balance sheet as of the end of such quarter and unaudited condensed statements of income and cash flow for the quarterly and year to date periods ending on the unaudited condensed balance sheet date, and the comparable prior year periods (which may be presented on a pro forma basis) for the Borrower, together with condensed footnote disclosure; (B) pro forma income statement and balance sheet information of the Borrower, together with explanatory footnotes, for any material acquisitions, dispositions or recapitalizations that have occurred since the beginning of the most recently completed fiscal quarter as to which such quarterly report relates (unless such pro forma information has been provided in a previous report pursuant to sub-clause (A) or (C) of this clause (2)); provided that such pro forma financial information shall be provided only to the extent available without unreasonable expense; (C) an operating and financial review of the unaudited financial statements, including a discussion of the consolidated financial condition and results of operations of the Borrower and any material change between the current quarterly period and the corresponding period of the prior year; and (D) material recent developments; and

(iii) promptly after the occurrence of any material acquisition, disposition or restructuring of the Borrower and the Restricted Subsidiaries, taken as a whole, or any senior executive officer changes at the Borrower or change in auditors of the Borrower or any other material event that the Borrower announces publicly, a report containing a description of such event.

(b) Contemporaneously with the furnishing of each such report discussed above, the Borrower will post such report to its website or on IntraLinks or any comparable password-protected online data system, which will require a confidentiality acknowledgement (but not restrict the recipients of such information in trading of securities of the Borrower or its Affiliates).

(c) Within ten Business Days of the furnishing of each such report discussed above, the Borrower will hold a conference call related to the report. Details regarding access to such conference call will be posted at least 24 hours prior to the commencement of such call on the website, IntraLinks or other online data system on which the report is posted.

(d) The annual report required by Section 5.04(a)(i) above will include a presentation either on the face of the financial statements or in footnotes thereto of the assets and liabilities and operating results of the Guarantors separate from the assets and liabilities and operating results of the non-Guarantor Subsidiaries. If the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(e) All financial statements shall be prepared in accordance with IFRS; provided that the Board of Directors of the Borrower may elect not to comply with the treatment of direct marketing and advertising costs under IAS 38, intangible assets, and, as determined in good faith by the Board of Directors of the Borrower, any other IFRS requirements inconsistent with industry practice. The footnotes to such financial statements shall explain in reasonable detail any such non-IFRS practices used in the preparation of such financial statements. Except as provided in the second preceding sentence, all financial statements shall be prepared in accordance with IFRS on a consistent basis for the periods presented; provided, however, that the reports set forth in Section 5.04(a) above may, in the event of a change in applicable IFRS present earlier periods on a basis that applied to such periods, subject to the provisions of this Agreement. Except as provided for above, no report need include separate financial statements for the Borrower or Subsidiaries of the Borrower or any disclosure with respect to the results of operations or any other financial or statistical disclosure not of a type included in the 2023 Offering Memorandum.

(f) The Administrative Agent shall have no duty to examine any of such reports, information or documents to ascertain whether they contain the information and otherwise comply with the foregoing; the sole duty of the Administrative Agent in respect of same being to file the same and make them available to Lenders during normal business hours upon reasonable prior written request. Delivery of such reports, information and documents to the Administrative Agent is for informational purposes only and the Administrative Agent’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Borrower’s compliance with any of its covenants under this Agreement (as to which the Administrative Agent is entitled to rely exclusively on Officer’s Certificates).

(g) Each time financial statements are delivered pursuant to Section 5.04(a)(i) and (ii) hereof and within the period specified in Section 5.04(a)(i) and (ii), the Borrower shall furnish to the Administrative Agent a duly completed Compliance Certificate that, among other things, (i) states that no Default or Event of Default is continuing as of the date of delivery of such Compliance Certificate or, if a Default or Event of Default is continuing, states the nature thereof and the action that the Borrower proposes to take with respect thereto, (ii) at any time (A) during which the Revolving Facility Test Condition is then satisfied and/or (B) from and after the VHL Reporting Date, demonstrates compliance with the financial covenants set forth in Section 6.09 as of the last day of the applicable Calculation Period, together with a report containing management’s discussion and analysis of the Borrower’s material quarterly and annual operating results, as applicable, and a report containing management’s discussion and analysis of such financial statements, and (iii) together with each set of consolidated financial statements referred to above, if the Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries and such Subsidiaries are Significant Subsidiaries, then the consolidated financial statements required by the preceding paragraphs will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, of the financial condition and results of operations of the Borrower and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Borrower.

(h) Furnish to the Administrative Agent who will distribute to each Lender, within 120 days after the commencement of each fiscal year, a consolidated budget for such fiscal year of Holdings and its Subsidiaries, including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year in a form customarily prepared by Borrower and, promptly when available, any revisions of such budget (that Borrower in good faith determines to be material).

(i) Promptly after the same become publicly available, furnish to the Administrative Agent who will distribute to each Lender copies of all periodic and other material reports, proxy statements and other materials, if any, filed by Borrower or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission (it being understood that information required to be delivered pursuant to this clause (i) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov).

(j) Promptly after the request by any Lender, furnish to the Administrative Agent who will distribute to each Lender all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(k) Promptly, furnish to the Administrative Agent who will distribute to each Lender such other information regarding the operations, business affairs and financial condition of Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document or Intercompany Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically in accordance with Section 9.01(b). Equivalent documents, reports and conference calls furnished or held by Holdings regarding Holdings and, as applicable, its Restricted Subsidiaries that are reasonably acceptable to the Administrative Agent shall satisfy the obligations of the Borrower to deliver or hold the respective documents, reports and conference calls as set forth in this Section 5.04; provided, that so long as the Borrower is required to deliver or hold any such financial statements, reports or conference calls pursuant to the 2023 Indenture, this sentence shall not apply. The Borrower (or Holdings, as applicable) shall furnish to the Administrative Agent who will distribute to each Lender any further financial reporting at any such times as may be required by the U.S. Securities and Exchange Commission. It is understood that information required to be delivered or furnished pursuant to this paragraph shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov.

Section 5.05 Litigation and Other Notices. Furnish to the Administrative Agent, who will distribute to each Lender, promptly after it is known to a Responsible Officer, written notice of the following:

(a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Restricted Subsidiary which would reasonably be expected to result in a Material Adverse Effect;

(c) any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect;

(d) any notice of any violation of Environmental Law received by the Borrower or any Restricted Subsidiary from any Governmental Authority which could reasonably be expected to have a Material Adverse Effect;

(e) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Restricted Subsidiary which could reasonably be expected to have a Material Adverse Effect; and

(f) (i) any unfavorable determination letter from the IRS regarding the qualification of an employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by any Loan Party or any ERISA Affiliate of the PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by any Loan Party or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that any Loan Party or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA, in each case, which could reasonably be expected to have a Material Adverse Effect.

The Administrative Agent shall distribute each written notice received by it under this Section 5.05 to each Lender.

Section 5.06 Information Regarding Collateral.

(a) Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation, organization or formation of any Loan Party, or (iii) in any Loan Party’s Federal Taxpayer Identification Number..

(b) If reasonably requested by the Administrative Agent, promptly furnish to the Administrative Agent (i) an operating report for the Collateral Vessels showing the current locations of such marine vessels or (ii) written notice of any charters of any Collateral Vessel, in each case, not more than once per fiscal quarter.

(c) Within 120 days after the commencement of each fiscal year and only so long as an Event of Default shall have occurred and be continuing, furnish to the Administrative Agent updated appraisals for the Collateral Vessels in the form of desktop appraisals performed by LPM Sachverstandigen Gmbh or another internationally recognized appraiser reasonably satisfactory to the Administrative Agent.

(d) Furnish to the Administrative Agent any appraisals conducted or received for the Collateral Vessels promptly upon receipt thereof.

The Administrative Agent shall distribute each written notice, each certificate and each other document received by it under this Section 5.06 to each Lender.

Section 5.07 Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account in which full, true and correct entries in all material respects in conformity with IFRS. The Borrower and each Restricted Subsidiary will permit any representatives designated by the Administrative Agent in writing to visit and inspect the financial records and the properties of such person from time to time (but in the absence of an Event of Default, no more often than once during any calendar year) upon prior reasonable notice and at such reasonable times during normal business hours as shall be agreed to and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and (provided that a representative of the Borrower is given the opportunity to be present) independent accountants therefor, all at the cost of the Borrower (which amounts shall be reasonable); provided that except during the existence of an Event of Default, the Borrower shall not be responsible for the costs of more than one visit per calendar year. Notwithstanding anything to the contrary in this Section 5.07, neither the Borrower nor any of its Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or regulation or any binding agreement or (b) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that the Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, then the Borrower shall use commercially reasonable efforts to (i) provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege) and (ii) communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

Section 5.08 Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans and any Letters of Credit to make revolving loans to VRC AG, the proceeds of which shall be used by VRC AG to finance ongoing working capital requirements and other general corporate purposes; provided that no part of the proceeds of any of the Loans or Letters of Credit shall be used for purchasing or carrying margin stock (within the meaning of Regulation T, U or X of the FRB), for any purpose which violates the provisions of Regulation T, U or X of the FRB, or in violation of applicable Anti-Corruption Laws. In the case of Incremental Revolving Loans, only for the purposes specified in the relevant Incremental Amendment.

Section 5.09 Employee Benefits. (a) Except as would not reasonably be expected to result in a Material Adverse Effect, (i) comply with Applicable Law, including the provisions of ERISA and the Code, applicable to any Plan or Foreign Pension Plan, and (ii) not cause or permit to occur an ERISA Event and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Borrower knows that, an ERISA Event has occurred that, alone or together with any other ERISA Events would reasonably be expected to result in a Material Adverse Effect, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Borrower proposes to take with respect thereto.

Section 5.10 Compliance with Environmental Laws. Except as would not reasonably be expected to result in a Material Adverse Effect, (i) comply and undertake commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply with all Environmental Laws applicable to its operations and properties (including the Collateral Vessels), (ii) obtain and renew all material environmental permits necessary for its operations and properties and (iii) conduct any remedial action required by Environmental Law or by any Governmental Authority in accordance in all material respects with Environmental Laws; provided, however, that neither the Borrower nor any Restricted Subsidiary shall be required to undertake any remedial action required by Environmental Laws or any Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with IFRS.

Section 5.11 Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 30 days without the Borrower or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders though the Administrative Agent, the Borrower shall provide to the Lenders within 60 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating whether Hazardous Materials are present in violation of Environmental Law, and the estimated cost of any compliance or remedial action in connection with such Default.

Section 5.12 Further Assurances.

(a) The Borrower and the Guarantors will, at their own expense, execute and do all such acts and things and provide such assurances as may be necessary or advisable or as the Administrative Agent may reasonably request: (1) for registering any of the Security Documents or the Intercompany Loan Security Documents in any required register and for granting, perfecting, preserving or protecting the security intended to be afforded by such Security Documents or the Intercompany Loan Security Documents, as applicable (including, for the avoidance of doubt, in connection with granting and perfecting any security interest in the Intercompany Loan Collateral to the extent it is pledged to the Administrative Agent pursuant to the Intercompany Loan Security Documents); (2) if such Security Documents or Intercompany Loan Security Documents have become enforceable, for facilitating the realization of all or any part of the assets which are subject to such Security Documents or Intercompany Loan Security Documents, as applicable, and for facilitating the exercise of all powers, authorities and discretions vested in the Administrative Agent or the Borrower or in any receiver of all or any part of those assets; and (3) to enforce the terms of the Intercompany Loan Documents. The Borrower and the Guarantors will execute all transfers, conveyances, assignments and releases of that property whether to the Administrative Agent or to its nominees and give all notices, orders and directions which the Administrative Agent may reasonably request.

(b) The Borrower will cause any subsequently acquired or organized Restricted Subsidiary that becomes an obligor in respect of the 2031 Unsecured Notes to become a Subsidiary Guarantor substantially concurrently therewith by executing or joining the Guarantee Agreement in a manner reasonably acceptable to the Administrative Agent;

Section 5.13 After-Acquired Property. Promptly following the acquisition by any Swiss Obligor of any After-Acquired Property (including the designation by any Swiss Obligor of a Replacement Vessel as “After-Acquired Property”), such Swiss Obligor shall execute and deliver such Ship Mortgages, deeds of trust, security instruments, financing statements, joinder agreements, and certificates and opinions of counsel as shall be reasonably necessary or advisable (as determined in good faith by the Administrative Agent) to vest in the Borrower a perfected security interest in such After-Acquired Property, to have such After-Acquired Property added to the Intercompany Loan Collateral as security for all of the obligations in respect of the Intercompany Loan Documents, and to have such Swiss Obligor be obligated for all of the obligations in respect of the Intercompany Loan Documents (and any such obligations shall not be limited to freely distributable reserves), and thereupon all provisions of the Intercompany Loan Documents relating to the Intercompany Loan Collateral shall be deemed to relate to such After-Acquired Property and to such Swiss Obligor to the same extent and with the same force and effect.

Section 5.14 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Borrower may designate any Restricted Subsidiary (other than any Subsidiary Guarantor) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that immediately before and after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing; provided, further, that immediately after giving pro forma effect to such designation, the Total Net Leverage Ratio, calculated as of the last day of the Calculation Period most recently ended prior to such date of designation, shall be no greater than 5.25 to 1.00; provided, further, that the designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the Borrower and its Restricted Subsidiaries, as applicable, therein at the date of designation in an amount equal to the fair market value (as determined by a Responsible Officer of the Borrower in good faith) of the applicable parties’ Investment therein and no such designation shall be effective unless the Borrower and the Restricted Subsidiaries are in compliance with Section 6.03 after giving effect to such Investment. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower or any Restricted Subsidiary in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of the Borrower’s and its Restricted Subsidiaries’ (as applicable) Investment in such Subsidiary. Notwithstanding the foregoing and anything to the contrary contained herein, the Borrower may designate any newly-formed special purpose funding vehicle that is not a Subsidiary Guarantor as an Unrestricted Subsidiary at any time.

(b) Any designation of a Subsidiary of the Borrower as an Unrestricted Subsidiary will be evidenced by delivering to the Administrative Agent a copy of a resolution of the Board of Directors of the Borrower giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the preceding conditions and was permitted by Section 6.03 hereof. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 6.01 hereof, the Borrower will be in default of such covenant. The Board of Directors of the Borrower may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary, and such designation will only be permitted if (1) such Indebtedness is permitted under Section 6.01 hereof, calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable reference period; and (2) no Default or Event of Default would be in existence following such designation.

(c) Notwithstanding the foregoing and anything to the contrary contained herein, (i) the Borrower may not designate any of its Restricted Subsidiaries as an Unrestricted Subsidiary if (x) such Restricted Subsidiary is not an “Unrestricted Subsidiary” under the 2023 Indenture or (y) such Restricted Subsidiary holds any of the Intercompany Loan Collateral, (ii) no Collateral shall be permitted to be disposed to, owned by, assigned to or otherwise transferred to any Unrestricted Subsidiary, whether by designation or other transfer or disposition or arrangement and (iii) no Intellectual Property Rights of the Borrower and its Restricted Subsidiaries, that are material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole, may be sold to, disposed to, owned by or otherwise assigned or exclusively licensed to, or otherwise transferred to any Unrestricted Subsidiary at any time.

Section 5.15 Compliance with Anti-Corruption Laws; Beneficial Ownership Regulation; Anti-Money Laundering Laws and Sanctions. The Borrower and its Restricted Subsidiaries shall (a) maintain in effect and enforce policies and procedures reasonably designed to promote compliance by the Borrower, its Subsidiaries and their respective directors, officers, and employees with all applicable Anti-Corruption Laws, applicable Anti-Money Laundering Laws and applicable Sanctions, (b) notify the Administrative Agent and each Lender that previously received a Beneficial Ownership Certification (or a certification that the Borrower qualifies for an express exclusion to the “legal entity customer” definition under the Beneficial Ownership Regulation) of any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified therein (or, if applicable, the Borrower ceasing to fall within an express exclusion to the definition of “legal entity customer” under the Beneficial Ownership Regulation) and (c) promptly upon the reasonable request of the Administrative Agent or any Lender, provide the Administrative Agent or directly to such Lender, as the case may be, any information or documentation requested by it for purposes of complying with the Beneficial Ownership Regulation.

Section 5.16 Collateral Proceeds Account.

(i) If at any time the Borrower or any of its Restricted Subsidiaries consummates an Asset Sale of a Collateral Vessel, the Borrower shall cause VRC AG to deposit into the Collateral Proceeds Account an amount in cash equal to the Applicable Ship Percentage with respect to such Collateral Vessel multiplied by the Total Revolving Credit Commitment at the time of such Asset Sale; provided that, unless and until VRC AG makes such deposit in accordance with the terms hereof, the Blocked Commitment Amount shall be automatically increased, on the date of the consummation of such Asset Sale, by an amount equal to the Applicable Ship Percentage with respect to such Collateral Vessel multiplied by the Total Revolving Credit Commitment at the time of such Asset Sale.

(ii) If at any time an Event of Loss occurs with respect to any Collateral Vessel, the Borrower shall cause VRC AG to deposit into the Collateral Proceeds Account an amount in cash equal to the Applicable Ship Percentage with respect to such Collateral Vessel multiplied by the Total Revolving Credit Commitment at the time of such Event of Loss; provided that, unless and until VRC AG makes such deposit in accordance with the terms hereof, the Blocked Commitment Amount shall be automatically increased, on the date of such Event of Loss, by an amount equal to the Applicable Ship Percentage with respect to such Collateral Vessel multiplied by the Total Revolving Credit Commitment at the time of such Event of Loss.

(iii) The Borrower shall cause VRC AG, to grant, pursuant to a Collateral Proceeds Account Agreement, a Lien on the Collateral Proceeds Account (and the deposits therein) in favor of the Borrower to secure the Obligations (as defined in the Intercompany Loan Agreement). The Loan Parties cannot withdraw any amounts from the Collateral Proceeds Account, except that (A) in the event any Swiss Obligor acquires one or more additional Collateral Vessels or replaces any Collateral Vessel with a Replacement Vessel in accordance with Section 5.13 following the deposit of amounts in the Collateral Proceeds Account, the Borrower may cause VRC AG to withdraw from the Collateral Proceeds Account, upon the acquisition or replacement of any such additional Collateral Vessel, an amount equal to (I) an amount equal to the lesser of (x) the entire amount deposited in the Collateral Proceeds Account and (y) an amount equal to the Loan to Value Ratio as of such date multiplied by the Fair Market Value of such Collateral Vessel minus (II) the amount by which the Blocked Commitment Amount is reduced in connection with such acquisition pursuant to Section 5.16(iv) and (B) in the event the Loan Parties elect to permanently reduce the Total Revolving Credit Commitment in accordance with Section 2.05(a) following the deposit of amounts in the Collateral Proceeds Account, the Borrower may cause VRC AG to withdraw from the Collateral Proceeds Account, upon the occurrence of such permanent reduction, an amount equal to (I) an amount equal to the lesser of (x) the entire amount deposited in the Collateral Proceeds Account and (y) the amount by which the Total Revolving Credit Commitment has been so permanently reduced minus (II) the amount by which the Blocked Commitment Amount is reduced in connection with such acquisition or replacement pursuant to Section 5.16(iv).

(iv) If VRC AG deposits any cash in the Collateral Proceeds Account following any increase to the Blocked Commitment Amount pursuant to this Section 5.16, the Blocked Commitment Amount shall be automatically reduced, on the date of such cash deposit, by the amount of such cash deposit. In addition, (A) in the event any Swiss Obligor acquires one or more additional Collateral Vessels or replaces any Collateral Vessel with a Replacement Vessel in accordance with Section 5.13 following any increase of the Blocked Commitment Amount pursuant to this Section 5.16, the Borrower may elect, in its sole discretion, to reduce the Blocked Commitment Amount in an amount equal to (I) an amount equal to the lesser of (x) the entire amount of the Blocked Commitment Amount and (y) an amount equal to the Loan to Value Ratio as of such date multiplied by the Fair Market Value of such Collateral Vessel minus (II) the amount that is withdrawn from the Collateral Proceeds Account in connection with such acquisition or replacement pursuant to Section 5.16(iii), and (B) in the event the Loan Parties elect to permanently reduce the Total Revolving Credit Commitment in accordance with Section 2.05(a) following any increase of the Blocked Commitment Amount pursuant to this Section 5.16, the Borrower may elect, in its sole discretion, to reduce the Blocked Commitment Amount in an amount equal to (I) an amount equal to the lesser of (x) the entire amount of the Blocked Commitment Amount and (y) the amount by which the Total Revolving Credit Commitment has been so permanently reduced minus (II) the amount that is withdrawn from the Collateral Proceeds Account in connection with such permanent reduction pursuant to Section 5.16(iii).

(v) Within three (3) Business Days following the occurrence of any increase or decrease to the Blocked Commitment Amount or any withdrawal from or deposit in the Collateral Proceeds Account, the Borrower shall furnish to the Administrative Agent, who will distribute to each Lender, written notice thereof. In addition, promptly following the last day of each calendar month following the Asset Sale of a Collateral Vessel or an Event of Loss with respect to any Collateral Vessel, the Borrower shall furnish to the Administrative Agent, who will distribute to each Lender, written notice of the aggregate Blocked Commitment Amount as of such date and the aggregate amount of cash and cash equivalents in the Collateral Proceeds Account as of such date

Section 5.17 Post-Closing Items. The Borrower shall take all necessary actions to satisfy the items described on Schedule 5.17 within the period or by the date specified therein or within such longer period of time or by such later date as reasonably consented to by the Administrative Agent.

ARTICLE VI.

NEGATIVE COVENANTS

The Borrower covenants and agrees with each Lender that, at all times prior to the Termination Date:

Section 6.01 Indebtedness and Preferred Stock.

(a) Subject to Section 6.01(b), the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Borrower will not and will not permit any Restricted Subsidiary to issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Borrower may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock, and the Borrower and its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue preferred stock, if the Fixed Charge Coverage Ratio for the Borrower’s most recently ended Calculation Period immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.00 to 1.00, calculated on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such Calculation Period.

(b) Section 6.01(a) will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(i) the Indebtedness under the Loan Documents (including pursuant to any Incremental Increases);

(ii) the incurrence by the Borrower and its Restricted Subsidiaries of Existing Indebtedness;

(iii) the incurrence by the Borrower and any Restricted Subsidiary of Indebtedness represented by letters of credit in an aggregate principal amount at any time outstanding not to exceed the greater of $25,000,000 or 5.0% of Total Tangible Assets (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Borrower and its Restricted Subsidiaries thereunder);

(iv) the incurrence of Indebtedness under the Intercompany Loan Documents;

(v) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness represented by Attributable Debt, Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price, lease expense, rental payments or cost of design, construction, installation or improvement of property (including Vessels), plant or equipment or other assets (including Capital Stock) used in the business of the Borrower or any of its Restricted Subsidiaries, in an aggregate principal amount, including all Permitted Refinancing Indebtedness, incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (v), not to exceed the greater of (i) $200,000,000 and (ii) 5.0% of Total Tangible Assets at any time outstanding (it being understood that any such Indebtedness may be incurred after the acquisition, purchase, charter or leasing or the construction, installation or the making of any improvement with respect to any asset (including Vessels)); provided that the principal amount of any Indebtedness permitted under this Section 6.01(b)(v) did not in each case at the time of incurrence exceed (i) in the case of a completed Vessel, the Fair Market Value and (ii) in the case of an uncompleted Vessel, 80% of the contract price for the acquisition of such Vessel, as determined on the date on which the agreement for construction of such Vessel was entered into by the Borrower or its Restricted Subsidiary, plus any other Ready for Sea Cost of such Vessel;

(vi) the incurrence by the Borrower, any Guarantor or any Jones Act Compliant Entity of Indebtedness in connection with New Vessel Financings in an aggregate principal amount at any one time outstanding not exceeding the New Vessel Aggregate Secured Debt Cap as calculated on the date of the relevant incurrence under this clause (vi);

(vii) Permitted Refinancing Indebtedness in exchange for, or an amount equal to the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness) that was permitted by this Agreement to be incurred under Section 6.01(a) or Sections 6.01(b)(ii), (vi), (viii), (xiv) or (xx) or this Section 6.01(b)(vii);

(viii) Indebtedness or Disqualified Stock of the Borrower and Indebtedness or Disqualified Stock or preferred stock of any Restricted Subsidiary in an aggregate principal amount or liquidation preference up to 100% of the net cash proceeds received by the Borrower since the Closing Date from the issue or sale of Equity Interests of the Borrower or cash contributed to the capital of the Borrower (in each case, other than proceeds of Disqualified Stock or preferred stock or sales of Equity Interests to the Borrower or any of its Subsidiaries) as determined in accordance with Section 6.03(a)(iv)(C)(2) to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments pursuant to Section 6.03(b) or to make Permitted Investments (other than Permitted Investments specified in clause (c) of the definition thereof);

(ix) the incurrence by the Borrower or any Restricted Subsidiary of intercompany Indebtedness between or among the Borrower or any Restricted Subsidiary; provided that:

(A) if the Borrower or any Guarantor is the obligor on such Indebtedness and the payee is not the Borrower or a Guarantor, such Indebtedness must be unsecured and (except in respect of the intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Restricted Subsidiaries) expressly subordinated to the prior payment in full in cash of all Obligations then due; and

(B) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Borrower or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Borrower or its Restricted Subsidiary, will be deemed, in each case, to constitute an incurrence of such Indebtedness by the Borrower or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (b)(ix);

(x) the issuance by any Restricted Subsidiary to the Borrower or to any of its Restricted Subsidiaries of preferred stock; provided that:

(A) any subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Borrower or a Restricted Subsidiary; and

(B) any sale or other transfer of any such preferred stock to a Person that is not either the Borrower or a Restricted Subsidiary,

will be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (b)(x);

(xi) the incurrence by the Borrower or any of its Restricted Subsidiary of Hedging Obligations not for speculative purposes;

(xii) the Guarantee by the Borrower or any Guarantor of Indebtedness of the Borrower, any Guarantor or any Jones Act Compliant Entity to the extent that the guaranteed Indebtedness was permitted to be incurred by another provision of this Section 6.01; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Obligations, then the Guarantee must be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xiii) the incurrence by the Borrower or any of its Restricted Subsidiaries of Indebtedness (i) in respect of workers’ compensation claims, self-insurance obligations, captive insurance companies, bankers’ acceptances, performance and surety bonds in the ordinary course of business; (ii) in respect of letters of credit, surety, performance or appeal bonds, completion guarantees, judgment, advance payment, customs, VAT or other tax guarantees or similar instruments issued in the ordinary course of business of such Person or consistent with industry practice (including as required by any governmental authority) and not in connection with the borrowing of money, including letters of credit or similar instruments in respect of self-insurance and workers compensation obligations; provided, however, that upon the drawing of such letters of credit or other instrument, such obligations are reimbursed within 30 days following such drawing; (iii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within 30 days; or (iv) consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply agreements, in each case, in the ordinary course of business;

(xiv) Indebtedness of any Person outstanding on the date on which such Person becomes a Restricted Subsidiary or is merged, consolidated, amalgamated or otherwise combined with (including pursuant to any acquisition of assets and assumption of related liabilities) the Borrower or any Restricted Subsidiary (other than Indebtedness Incurred to provide all or any portion of the funds used to consummate the transaction or series of related transactions pursuant to which such Person became a Restricted Subsidiary or was otherwise acquired by the Borrower or a Restricted Subsidiary); provided, however, with respect to this Section 6.01(b)(xiv), that at the time of the acquisition or other transaction pursuant to which such Indebtedness was deemed to be incurred the Borrower would have been able to incur $1.00 of additional Indebtedness pursuant to Section 6.01(a) hereof after giving effect to the incurrence of such Indebtedness pursuant to this Section 6.01(b)(xiv);

(xv) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for customary indemnification, obligations in respect of earnouts or other adjustments of purchase price or, in each case, similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business or assets or Person or any Equity Interests of a Subsidiary, provided that the maximum liability of the Borrower and its Restricted Subsidiaries in respect of all such Indebtedness shall at no time exceed the gross proceeds, including the Fair Market Value of non-cash proceeds (measured at the time received and without giving effect to any subsequent changes in value), actually received by the Borrower and its Restricted Subsidiaries in connection with such disposition;

(xvi) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness in the form of Unearned Customer Deposits and advance payments received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(xvii) Indebtedness of the Borrower or any Restricted Subsidiary incurred in connection with credit card processing arrangements and other Cash Management Obligations entered into in the ordinary course of business;

(xviii) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness to finance the replacement (through construction or acquisition) of a Vessel upon the Event of Loss of such Vessel in an aggregate amount no greater than the Ready for Sea Cost for such replacement Vessel, in each case less all compensation, damages and other payments (including insurance proceeds other than in respect of business interruption insurance) received by the Borrower or any of its Restricted Subsidiaries from any Person in connection with such Event of Loss in excess of amounts actually used to repay Indebtedness secured by the Vessel subject to such Event of Loss and any costs and expenses incurred by the Borrower or any of its Restricted Subsidiaries in connection with such Event of Loss;

(xix) the incurrence by the Borrower or any Restricted Subsidiary of Indebtedness in relation to (i) regular maintenance required on any of the Vessels owned or chartered by the Borrower or any of its Restricted Subsidiaries and (ii) any expenditures that are, or are reasonably expected to be, recoverable from insurance on such Vessels;

(xx) the incurrence of Indebtedness or the issuance of Disqualified Stock by the Borrower or any Restricted Subsidiary in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (xx), not to exceed the greater of (i) $100,000,000 and (ii) 2.5% of Total Tangible Assets (it being understood that Indebtedness incurred pursuant to this clause (xx) shall cease to be deemed incurred or outstanding for purposes of this clause (xx) but shall be deemed to be incurred or issued for purposes of the first paragraph of this covenant from and after the first date on which the Borrower or the Restricted Subsidiary, as the case may be, could have incurred such Indebtedness under Section 6.01(a) hereof without reliance on this clause (xx)); and

(xxi) the incurrence of Indebtedness under Credit Facilities (other than Indebtedness incurred under the Loan Documents) by the Borrower or any Restricted Subsidiary up to an aggregate principal amount equal to (A) the greater of (i) of $275,000,000 and (ii) 7.0% of Total Tangible Assets at any time outstanding minus (B) the amount of the Revolving Credit Commitments outstanding at such time; provided, however, that the maximum amount permitted to be outstanding under this clause (xxi) shall not be deemed to limit additional Indebtedness under the Credit Facilities to the extent the incurrence of such additional Indebtedness is permitted pursuant to any of the other provisions under this Section 6.01.

(c) Neither the Borrower nor any Guarantor will incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Borrower or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Obligations on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Borrower or any Guarantor solely by virtue of being unsecured.

(d) For purposes of determining compliance with this Section 6.01:

(i) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in Sections 6.01(b)(i) through (xxi) above, or is entitled to be incurred pursuant to Section 6.01(a), the Borrower, in its sole discretion, will be permitted to classify such item of Indebtedness on the date of its incurrence and only be required to include the amount and type of such Indebtedness in one of such clauses and will be permitted on the date of such incurrence to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in Sections 6.01(a) and (b) and from time to time to reclassify all or a portion of such item of Indebtedness, in any manner that complies with this Section 6.01;

(ii) [reserved]; and

(iii) the principal amount of Indebtedness outstanding under any clause of this covenant shall be determined after giving effect to the application of proceeds of any such Indebtedness to refinance any such other Indebtedness.

(e) The accrual of interest or preferred stock dividends, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on preferred stock or Disqualified Stock in the form of additional shares of the same class of preferred stock or Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of preferred stock or Disqualified Stock for purposes of this Section 6.01; provided, in each such case, that the amount of any such accrual, accretion or payment is included in the Fixed Charges of the Borrower as accrued. For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a different currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred.

(f) Notwithstanding any other provision of this Section 6.01, the maximum amount of Indebtedness that the Borrower or any Restricted Subsidiary may incur pursuant to this Section 6.01 shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

(g) The amount of any Indebtedness outstanding as of any date will be:

(i) in the case of any Indebtedness issued with original issue discount, the amount of the liability in respect thereof determined in accordance with IFRS;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination; and

(B) the amount of the Indebtedness of the other Person.

(h) Notwithstanding any other provision of this Section 6.01 to the contrary, in no event shall the Borrower guarantee any Indebtedness of any Unrestricted Subsidiary.

Section 6.02 Liens. The Borrower will not and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness upon any of their property or assets, now owned or hereafter acquired, except (a) in the case of any property or assets that do not constitute Collateral, Permitted Liens and (b) in the case of any property or assets that constitute Collateral, Permitted Collateral Liens.

Section 6.03 Restricted Payments.

(a) The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(i) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Borrower’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as holders (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower or any of its Restricted Subsidiaries and other than dividends or distributions payable to the Borrower or a Restricted Subsidiary);

(ii) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent entity of the Borrower;

(iii) make any principal payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Guarantor that is expressly contractually subordinated in right of payment to the Obligations (excluding, in each case, any intercompany Indebtedness between or among the Borrower and any of its Restricted Subsidiaries), except (i) a payment of principal at the stated maturity thereof or (ii) the purchase, repurchase or other acquisition of Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or scheduled maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition; or

(iv) make any Restricted Investment (all such payments and other actions set forth in these clauses (a)(i) through (a)(iv) above being collectively referred to as “Restricted Payments”), unless, at the time of any such Restricted Payment:

(A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(B) at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, the Total Net Leverage Ratio of the Borrower shall be no greater than 5.25 to 1.00; and

(C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its Restricted Subsidiaries since July 1, 2024 (excluding Restricted Payments permitted by Sections 6.03(b)(ii), (iii), (iv), (vii) and (xii) hereof), is less than the sum, without duplication, of:

(1) 50% of the Consolidated Net Income of the Borrower for the period (taken as one accounting period) from July 1, 2024 to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(2) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities received by the Borrower since July 1, 2024 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Borrower (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock of the Borrower or convertible or exchangeable debt securities of the Borrower, in each case that have been converted into or exchanged for Equity Interests of the Borrower (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Borrower); plus

(3) to the extent that any Restricted Investment that was made after July 1, 2024 is (a) sold, disposed of or otherwise cancelled, liquidated or repaid, 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities received; or (b) made in an entity that subsequently becomes a Restricted Subsidiary, 100% of the Fair Market Value of the Borrower’s Restricted Investment as of the date such entity becomes a Restricted Subsidiary; plus

(4) to the extent that any Unrestricted Subsidiary of the Borrower designated as such after July 1, 2024 is redesignated as a Restricted Subsidiary, or is merged or consolidated into the Borrower or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary are transferred to the Borrower or a Restricted Subsidiary, in each case, after July 1, 2024, the Fair Market Value of the Borrower’s Restricted Investment in such Subsidiary as of the date of such redesignation, merger, consolidation or transfer of assets to the extent such investments reduced the restricted payments capacity under this clause (c) and were not previously repaid or otherwise reduced; plus

(5) 100% of any dividends or distributions received by the Borrower or a Restricted Subsidiary after July 1, 2024 from an Unrestricted Subsidiary to the extent that such dividends or distributions were not otherwise included in the Consolidated Net Income of the Borrower for such period (excluding, for the avoidance of doubt, repayments of, or interest payments in respect of, the Permitted Investments pursuant clause (q) of the definition thereof).

(b) The preceding provisions of Section 6.03(a) hereof will not prohibit the following Restricted Payments:

(i) the payment of any dividend or the consummation of any redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;

(ii) the making of any Restricted Payment in exchange for, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will be excluded from Section 6.03(a)(iv)(C)(2);

(iii) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower, or any Guarantor that is contractually subordinated to the Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(iv) so long as no Default or Event of Default has occurred and is continuing, the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any Restricted Subsidiary or any direct or indirect parent entity of the Borrower held by any current or former officer, director, employee or consultant of the Borrower or any of its Restricted Subsidiaries or any direct or indirect parent entity of the Borrower pursuant to any equity subscription agreement, stock option agreement, restricted stock grant, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $30,000,000 in the aggregate in any twelve-month period with unused amounts being carried over to succeeding twelve-month periods subject to a maximum of $60,000,000; and provided, further, that such amount in any twelve-month period may be increased by an amount not to exceed the cash proceeds from the sale of Equity Interests of the Borrower or a Restricted Subsidiary received by the Borrower or a Restricted Subsidiary during such twelve-month period, in each case to members of management, directors or consultants of the Borrower, any of its Restricted Subsidiaries or any of its direct or indirect parent entities to the extent the cash proceeds from the sale of Equity Interests have not otherwise been applied to the making of Restricted Payments pursuant to Section 6.03(a)(iv)(C) or Section 6.03(b)(ii) of this paragraph or to an optional redemption of any of the Notes;

(v) the repurchase of Equity Interests deemed to occur upon the exercise of stock options to the extent such Equity Interests represent a portion of the exercise price of those stock options;

(vi) so long as the Total Net Leverage Ratio, calculated on a pro forma basis as of the last day of the Calculation Period most recently ended prior to the date of such Restricted Payment is no greater than 5.25 to 1.00, and so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower or any preferred stock of any Restricted Subsidiary issued on or after the Closing Date in accordance with Section 6.04 hereof;

(vii) payments of cash, dividends, distributions, advances or other Restricted Payments by the Borrower or any of its Restricted Subsidiaries to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Capital Stock of any such Person;

(viii) (i) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary (other than a Jones Act Compliant Entity) to the holders of its Equity Interests (other than the Borrower or any Restricted Subsidiary) on no more than a pro rata basis or (ii) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Jones Act Compliant Entity to the holders of its Equity Interests (other than the Borrower or any Restricted Subsidiary) in an aggregate amount not to exceed in any calendar year $2,000,000 per passenger cruise vessel owned by or contracted to be owned by such Jones Act Compliant Entity;

(ix) the declaration and payment of dividends on the Borrower’s common Equity Interests (or the payment of dividends to any parent entity to fund a payment of dividends on such parent entity’s common Equity Interests) in an amount not to exceed 6.00% per annum of the net cash proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings with respect to the Borrower’s or such parent entity’s common Equity Interests registered on Form S-4 or Form S-8;

(x) [reserved];

(xi) the declaration and payment of regularly scheduled or accrued dividends to holders of preferred stock of the Borrower issued prior to the Closing Date in an aggregate amount not to exceed $150,000 in any calendar year;

(xii) [reserved]; or

(xiii) so long as no Default or Event of Default has occurred and is continuing, other Restricted Payments in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause (xiii) not to exceed (as of the date any such Restricted Payment is made) the greater of (i) $50,000,000 and (ii) 1.0% of Total Tangible Assets of the Borrower for the most recently ended Calculation Period.

(c) The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment or, at the Borrower’s election, the date a commitment is made to make such Restricted Payment, of the asset(s) or securities proposed to be transferred or issued by the Borrower or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment.

(d) For purposes of determining compliance with this covenant, in the event that a proposed Restricted Payment (or a portion thereof) meets the criteria of clauses (i) through (xiii) of Section 6.03(b) or is entitled to be made pursuant to the first paragraph of this covenant or one or more clauses in the definition of “Permitted Investments,” the Borrower will be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such Restricted Payment (or portion thereof) among such clauses (i) through (xiii), the definition of “Permitted Investments” and such first paragraph in a manner that complies with this covenant; provided that if any Investment pursuant to clause (xiii) above or clause (q) of the definition of “Permitted Investments” is made in any Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary or is subsequently designated a Restricted Subsidiary pursuant to Section 5.14 hereof, such Investment, if applicable, shall thereafter be deemed to have been made pursuant to clause (a) or (c) of the definition of “Permitted Investments” and not such clause.

(e) Notwithstanding anything else set forth in this Section 6.03 or in the definition of Permitted Investments, (i) no Restricted Payment or Investment (other than an Investment in a Swiss Obligor, to the extent made in compliance with the terms of this Agreement, including Section 5.13 hereof) of Intercompany Loan Collateral will be permitted under this Agreement and (ii) no Restricted Payment or Investment of Loan Collateral will be permitted under this Agreement.

Section 6.04 Dividend and Other Restrictions Affecting Restricted Subsidiaries.

(a) Subject to Section 6.04(b), the Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i) pay dividends or make any other distributions on its Capital Stock to the Borrower or any Restricted Subsidiary, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(ii) make loans or advances to the Borrower or any Restricted Subsidiary;

(iii) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary, or

(iv) create, incur or permit to exist any Lien upon the Collateral to secure the Obligations or Indebtedness incurred under the Intercompany Loan Documents,

provided that (x) the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock and (y) the subordination of (including the application of any standstill period to) loans or advances made to the Borrower or any Restricted Subsidiary to other Indebtedness incurred by the Borrower or any Restricted Subsidiary, shall not be deemed to constitute such an encumbrance or restriction.

(b) The restrictions in Section 6.04(a) will not apply to encumbrances or restrictions existing under or by reason of:

(i) agreements governing Indebtedness (including Existing Indebtedness), charter documents and shareholder agreement as in effect on the Closing Date and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially less favorable to the Lenders, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the Closing Date (as determined in good faith by the Borrower);

(ii) the Loan Documents and the Intercompany Loan Documents;

(iii) agreements governing other Indebtedness permitted to be incurred under Section 6.01 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the restrictions therein are not materially less favorable to the Lenders than is customary in comparable financings (as determined in good faith by the Borrower) and the Borrower determines at the time of the incurrence of such Indebtedness that such encumbrances or restrictions will not adversely effect, in any material respect, the Borrower’s ability to make principal or interest payments on the Loans;

(iv) Applicable Law, rule, regulation or order or the terms of any license, authorization, concession or permit;

(v) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Borrower or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Agreement to be incurred;

(vi) customary non-assignment and similar provisions in contracts, leases and licenses entered into in the ordinary course of business;

(vii) purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property purchased or leased of the nature described in Section 6.04(a)(iii);

(viii) any agreement for the sale or other disposition of the Capital Stock or all or substantially all of the property and assets of a Restricted Subsidiary that restricts distributions or granting of Liens by that Restricted Subsidiary pending its sale or other disposition;

(ix) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(x) Liens permitted to be incurred under Section 6.02 that limit the right of the debtor to dispose of the assets subject to such Liens;

(xi) provisions limiting the disposition or distribution of assets or property or granting of Liens in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements entered into in connection with a Restricted Investment) entered into with the approval of the Borrower’s Board of Directors, which limitation is applicable only to the assets that are the subject of such agreements;

(xii) restrictions on cash or other deposits or net worth imposed by customers or suppliers or required by insurance, surety or bonding companies, in each case, under contracts entered into in the ordinary course of business;

(xiii) any customary Productive Asset Leases for Vessels and other assets used in the ordinary course of business; provided that such encumbrance or restriction only extends to the Vessel or other asset financed in such Productive Asset Lease;

(xiv) any Restricted Investment not prohibited by Section 6.03 and any Permitted Investment;

(xv) any encumbrance or restriction existing with respect to any Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary that is designated as a Restricted Subsidiary in accordance with the terms of this Agreement at the time of such designation and not incurred in contemplation of such designation, which encumbrances or restrictions are not applicable to any Person other than such Unrestricted Subsidiary or the property or assets of such Unrestricted Subsidiary; provided that the encumbrances or restrictions are customary for the business of such Unrestricted Subsidiary and would not, at the time agreed to, be expected (as determined in good faith by the Borrower) to affect the ability of the Borrower and the Guarantors to make payments under this Agreement and the other Loan Documents;

(xvi) customary encumbrances or restrictions contained in agreements in connection with Hedging Obligations permitted under this Agreement; and

(xvii) any encumbrance or restriction existing under any agreement that extends, renews, refinances, replaces, amends, modifies, restates or supplements the agreements containing the encumbrances or restrictions in the foregoing clauses (i) through (xvi), or in this clause (xvii); provided that the terms and conditions of any such encumbrances or restrictions are no more restrictive in any material respect than those under or pursuant to the agreement so extended, renewed, refinanced, replaced, amended, modified, restated or supplemented.

Section 6.05 Mergers, Consolidations and Sales of Assets.

(a) The Borrower will not, directly or indirectly: (x) consolidate or merge with or into another Person (whether or not the Borrower is the surviving corporation or company), or (y) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries which are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) either: (a) the Borrower is the surviving corporation or company; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity incorporated, organized or existing under the laws of any member state of the European Union as in effect on December 31, 2003, Bermuda, Switzerland, Canada, any state of the United States or the District of Columbia, provided that the Borrower may not consolidate or merge with any Swiss Obligor under any circumstances;

(ii) the Person formed by or surviving any such consolidation or merger (if other than the Borrower) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes, pursuant to joinders to the Loan Documents and the Intercompany Loan Documents, as applicable, in form and substance reasonably acceptable to the Administrative Agent, (a) all the obligations of the Borrower under this Agreement and the other Loan Documents and (b) all obligations of the Borrower under the Intercompany Loan Documents;

(iii) immediately after such transaction, no Default or Event of Default is continuing;

(iv) the Borrower or the Person formed by or surviving any such consolidation or merger (if other than the Borrower), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 6.01(a) hereof; and

(v) the Borrower delivers to the Administrative Agent an Officer’s Certificate and opinion of counsel (subject to any qualifications customary for this type of opinion of counsel), in each case in form and substance reasonably acceptable to the Administrative Agent and stating that such consolidation, merger or transfer and, in the case in which joinders are entered into, such joinders comply with this Section 6.05(a) and that all conditions precedent provided for in this Agreement and the other Security Documents and Intercompany Loan Security Documents relating to such transaction have been complied with.

(b) Section 6.05(a)(iii) and Section 6.05(a)(iv) above will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets or merger or consolidation of the Borrower with or into a Guarantor other than any Swiss Obligor and Section 6.05(a)(iv) above will not apply to any sale, assignment, transfer, conveyance, lease or other disposition of all or substantially all of the assets or merger or consolidation of the Borrower with or into an Affiliate other than any Swiss Obligor solely for the purpose of reincorporating the Borrower in another jurisdiction for tax reasons.

(c) A Guarantor will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not such Guarantor is the surviving Person), or (2) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of such Guarantor and its Subsidiaries which are Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(i) immediately after giving effect to that transaction, no Default or Event of Default is continuing;

(ii) the person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under this Agreement, the other Loan Documents and the Intercompany Loan Documents (if applicable) pursuant to joinders in form and substance reasonably acceptable to the Administrative Agent; provided that a Swiss Obligor may not (i) consolidate or merge with or into another Person (other than another Swiss Obligor in compliance with Section 5.13) or (ii) sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets under any circumstances (other than to another Swiss Obligor in compliance with Section 5.13); and

(iii) the Borrower delivers to the Administrative Agent an Officer’s Certificate and opinion of counsel (subject to any qualifications customary for this type of opinion of counsel), in each case in form and substance reasonably acceptable to the Administrative Agent and stating that such consolidation, merger or transfer and, in the case in which joinders are entered into, such joinders comply with this Section 6.05(c) and that all conditions precedent provided for in this Agreement and the other Security Documents and Intercompany Loan Security Documents relating to such transaction have been complied with.

(d) The Borrower shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, consummate an Asset Sale unless:

(i) the Borrower or the Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of;

(ii) no Default or Event of Default shall exist immediately prior to or after giving effect to such Asset Sale; and

(iii) at least 75% of the consideration received in the Asset Sale by the Borrower or such Restricted Subsidiary is in the form of cash, Cash Equivalents, Replacement Assets or a combination thereof. For purposes of this clause (ii), each of the following will be deemed to be cash:

(A) any liabilities, as recorded on the balance sheet of the Borrower or any Restricted Subsidiary (other than contingent liabilities), that are assumed by the transferee of any such assets and as a result of which the Borrower and its Restricted Subsidiaries are no longer obligated with respect to such liabilities or are indemnified against further liabilities;

(B) any securities, notes or other obligations received by the Borrower or any such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents within 180 days following the closing of the Asset Sale, to the extent of the cash or Cash Equivalents received in that conversion;

(C) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and each other Restricted Subsidiary are released from any Guarantee of such Indebtedness in connection with such Asset Sale;

(D) consideration consisting of Indebtedness of the Borrower or any Guarantor received from Persons who are not the Borrower or any Restricted Subsidiary; and

(E) consideration other than cash, Cash Equivalents or Replacement Assets received by the Borrower or any Restricted Subsidiary in such Asset Sale with a Fair Market Value, taken together with all other consideration received pursuant to this clause (E) that is at the time outstanding, not to exceed the greater of (i) $50,000,000 and (ii) 1.0% of Total Tangible Assets at the time of the receipt of such consideration, with the Fair Market Value of each item of such consideration being measured at the time received and without giving effect to subsequent changes in value; and

(iv) in connection with an Asset Sale of any Collateral Vessel, the Loan Parties shall comply with the requirements of Section 5.16(a) in accordance therewith.

provided that, in no event shall the Borrower sell, lease, convey or otherwise dispose of the Pledged Intercompany Loan Rights (including the Intercompany Loan Agreement) or any of its right, title or interest in the Intercompany Loan Collateral.

Section 6.06 Transactions with Affiliates.

(a) The Borrower will not, and will not cause or permit any of its Restricted Subsidiaries to, make any payment to or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Borrower (each, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $10,000,000, unless:

(i) the Affiliate Transaction is on terms that are, taken as a whole, no less favorable to the Borrower or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Borrower or such Restricted Subsidiary with an unrelated Person; and

(ii) the Borrower delivers to the Administrative Agent with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20,000,000, a resolution of the Board of Directors of the Borrower set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this Section 6.06 and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors of the Borrower (or, in the event there is only one disinterested director, by such disinterested director, or, in the event there are no disinterested directors, by unanimous approval of the members of the Board of Directors of the Borrower).

(b) The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of Section 6.06(a):

(i) any employment agreement, collective bargaining agreement, consultant, employee benefit arrangements with any employee, consultant, officer or director of the Borrower or any Restricted Subsidiary, including under any stock option, stock appreciation rights, stock incentive or similar plans, entered into in the ordinary course of business;

(ii) transactions between or among the Borrower and/or its Restricted Subsidiaries;

(iii) transactions with a Person (other than an Unrestricted Subsidiary of the Borrower) that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(iv) payment of reasonable and customary fees, salaries, bonuses, compensation, other employee benefits and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of officers, directors, employees or consultants of the Borrower or any of its Restricted Subsidiaries;

(v) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower to Affiliates of the Borrower;

(vi) Restricted Payments that do not violate Section 6.03;

(vii) transactions pursuant to, or contemplated by any agreement in effect on Closing Date and transactions pursuant to any amendment, modification or extension to such agreement, so long as such amendment, modification or extension, taken as a whole, is not-materially more disadvantageous to the Lenders than the original agreement as in effect on the Closing Date;

(viii) Permitted Investments (other than the Permitted Investments referenced in clauses (c), (d), (e), (l), (o) and (q) of the definition thereof);

(ix) Management Advances;

(x) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries, as applicable, in the reasonable determination of the members of the Board of Directors of the Borrower or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated Person;

(xi) the granting and performance of any registration rights for the Borrower’s Capital Stock;

(xii) any contribution to the capital of the Borrower;

(xiii) pledges of Equity Interests of Unrestricted Subsidiaries; and

(xiv) transactions undertaken in good faith (as certified by a responsible financial or accounting officer of the Borrower in an Officer’s Certificate) between the Borrower and any other Person or a Restricted Subsidiary of the Borrower and any other Person with which the Borrower or any of its Restricted Subsidiaries files a consolidated tax return or which the Borrower or any of its Restricted Subsidiaries is part of a group for tax purposes that are effected for the purpose of improving the consolidated or group tax efficiency of the Borrower and/or its Subsidiaries and not for the purpose of circumventing any provision of this Agreement; provided that any such tax sharing arrangement does not permit or require payments in excess of the amount of tax that would be payable by the Borrower and its Restricted Subsidiaries on a stand-alone basis.

Section 6.07 Limitation on Issuance of Guarantees of Indebtedness.

(a) Subject to Section 6.07(b), the Borrower will not permit any of its Restricted Subsidiaries that are not Guarantors, directly or indirectly, to Guarantee the payment of any other Indebtedness of the Borrower or its Restricted Subsidiaries unless such Restricted Subsidiary simultaneously executes and delivers a joinder to the Guarantee Agreement in form and substance reasonably acceptable to the Administrative Agent, which Guarantee Agreement will be senior to or pari passu with such Restricted Subsidiary’s guarantee of such other Indebtedness and with respect to any guarantee of Indebtedness that is expressly contractually subordinated in right of payment to the Obligations, any such guarantee will be subordinated to such Restricted Subsidiary’s Guarantee of the Obligations at least to the same extent as such subordinated Indebtedness is subordinated to the Obligations.

(b) As soon as practicable following termination of the Viking Catering Swiss Loan, Viking Catering shall execute and deliver joinders to the Loan Documents in form and substance reasonably acceptable to the Administrative Agent, such that Viking Catering shall become a Subsidiary Guarantor hereunder. Section 6.07(a) above will not be applicable to Viking Catering until after the termination of the Viking Catering Swiss Loan.

(c) Section 6.07(a) will not be applicable to any guarantees of any Restricted Subsidiary:

(i) existing on the Closing Date;

(ii) that existed at the time such Person became a Restricted Subsidiary if the guarantee was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary; or

(iii) arising solely due to granting of a Permitted Lien that would not otherwise constitute a guarantee of Indebtedness of the Borrower or any Restricted Subsidiary.

(d) Each such joinder to the Guarantee Agreement will be limited as necessary (and in a manner reasonable acceptable to the Administrative Agent) to recognize certain defenses generally available to guarantors or sureties (including those that relate to fraudulent conveyance or transfer, voidable preference, financial assistance, corporate purpose, capital maintenance or similar laws, regulations or defenses affecting the rights of creditors generally) or other considerations under Applicable Law.

(e) Notwithstanding the foregoing, the Borrower shall not be obligated to cause such Restricted Subsidiary to guarantee the Obligations to the extent that such guarantee by such Restricted Subsidiary would reasonably be expected to give rise to or result in (x) any liability for the officers, directors or shareholders of such Restricted Subsidiary, (y) any violation of Applicable Law that cannot be prevented or otherwise avoided through measures reasonably available to the Borrower or the Restricted Subsidiary or (z) any significant cost, expense, liability or obligation (including with respect to any Taxes) other than reasonable out-of-pocket expenses and other than reasonable expenses incurred in connection with any governmental or regulatory filings required as a result of, or any measures pursuant to clause (y) undertaken in connection with such joinder to the Guarantee Agreement which cannot be avoided through measures reasonably available to the Borrower or the Restricted Subsidiary.

Section 6.08 Limitations on Amendments of the Intercompany Loan Documents. The Borrower will not (1) change the Stated Maturity of the principal of, or any installment of interest on, the Intercompany Loan; (2) reduce the rate of interest on the Intercompany Loan; (3) change the currency for payment of any amount under the Intercompany Loan; (4) prepay or otherwise reduce or permit the prepayment or reduction of the Intercompany Loan (save to facilitate a corresponding payment or repurchase of principal on the Notes); (5) assign or novate the Intercompany Loan or any rights or obligations under the Intercompany Loan (other than to secure the Obligations or other Permitted Collateral Lien or in connection with a transaction that is subject to Section 6.05 and is completed in compliance therewith); (6) amend, modify or alter the Intercompany Loan and/or Intercompany Loan Agreement in any manner adverse to the interests of the Secured Parties (provided, the joinder or release of a guarantor to the Intercompany Loan Agreement shall not be deemed adverse to the extent it is conducted in accordance with the terms of the Intercompany Loan Documents and this Agreement) or (7) amend, modify or alter the Intercompany Loan Security Documents other than as provided in Section 6.11. Notwithstanding the foregoing, the Intercompany Loan may be prepaid or reduced to facilitate or otherwise accommodate or reflect a repayment, redemption or repurchase of outstanding Obligations.

Section 6.09 Financial Covenants.

(a) Secured Net Leverage Ratio. On the last day of any Calculation Period on which the Revolving Facility Test Condition is then satisfied, the Borrower shall not permit the Secured Net Leverage Ratio to be greater than 3.50 to 1.00.

(b) Interest Coverage Ratio. On the last day of any Calculation Period on which the Revolving Facility Test Condition is then satisfied, the Borrower shall not permit the Interest Coverage Ratio to be less than the corresponding ratio set forth below for such Calculation Period:

Calculation Period Ending	Minimum Ratio
March 31, 2024	2.00 to 1.00
June 30, 2024	2.00 to 1.00
September 30, 2024	2.25 to 1.00
December 31, 2024	2.50 to 1.00
March 31, 2025	2.50 to 1.00
June 30, 2025	2.50 to 1.00
September 30, 2025	2.50 to 1.00
December 31, 2025 and thereafter	2.75 to 1.00

Section 6.10 [Reserved].

Section 6.11 Impairment of Security Interest.

(a) The Borrower shall not, and shall not permit any Guarantor to, take or omit to take any action, which action or omission would have the result of materially impairing the security interest with respect to (1) the Loan Collateral for the benefit of the Secured Parties or (2) the Intercompany Loan Collateral for the benefit of the Borrower (including, without limitation, any actions or omissions that would have the result of materially impairing the security interest in the Intercompany Loan Collateral under Swiss Law) (provided, that the re-starting of any fraudulent conveyance, fraudulent transfer, preference or hardening period shall not, in itself, constitute material impairment). The Borrower shall not, and shall not permit any Guarantor to, suffer to exist or grant to any Person other than the Administrative Agent, for the benefit of the Secured Parties, any Lien over any of the Loan Collateral or Intercompany Loan Collateral that is prohibited by Section 6.02, but may suffer to exist or grant, and permit any Guarantor to grant or suffer to exist, Permitted Collateral Liens as permitted by Section 6.02, and may release or discharge, and permit any Guarantor to release discharge, the Loan Collateral or Intercompany Loan Collateral in accordance with this Agreement and the applicable Security Documents or the Intercompany Loan Documents, respectively, in accordance with Section 9.16(b) and (c), respectively.

(b) Subject to the foregoing, the Security Documents and the Intercompany Loan Security Documents may be amended, extended, renewed, restated or otherwise modified to: (i) cure any ambiguity, omission, defect or inconsistency therein; (ii) [reserved]; (iii) provide for Permitted Collateral Liens; (iv) add to the Intercompany Loan Collateral; or (v) make any other change thereto that does not adversely affect the Lenders in any material respect; provided, however, that (except where permitted by this Agreement or to effect or facilitate the creation of Permitted Collateral Liens for the benefit of the Administrative Agent and holders of other Indebtedness incurred in accordance with this Agreement) no Security Document or Intercompany Loan Security Document may be amended, extended, renewed, restated or otherwise modified or released, unless contemporaneously with such amendment, extension, renewal, restatement or modification (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Borrower delivers to the Administrative Agent: (1) a solvency opinion from an accounting, appraisal or investment banking firm of international standing which confirms the solvency of the Borrower and its Subsidiaries or the Swiss Obligors and its Subsidiaries (as applicable), in each case taken as a whole, after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or release; (2) a certificate from an Officer of the relevant Person which confirms the solvency of the Person granting such Lien after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets) and states that all conditions precedent in this Agreement, the Security Documents and the Intercompany Loan Documents relating to any such action have been complied with; and (3) an opinion of counsel in form and substance reasonably acceptable to the Administrative Agent, confirming that, after giving effect to any transactions related to such amendment, extension, renewal, restatement, modification or release (followed by an immediate retaking of a Lien of at least equivalent ranking over the same assets), the Lien or Liens securing the Obligations (or the Intercompany Loan) created under the Security Document (or Intercompany Loan Security Documents) so amended, extended, renewed, restated, modified or released and retaken are valid and perfected Liens and that all conditions precedent in this Agreement and the Security Documents (or the Intercompany Loan Security Documents as applicable) relating to any such action have been complied with. In the event that the Borrower and the Guarantors comply with this Section 6.11, the Administrative Agent shall (subject to customary protections and indemnifications) consent to such amendments without the need for instructions from the Lenders; provided that the Administrative Agent shall not be obligated to enter into any such amendment that adversely affects its own rights, duties, liabilities or immunities.

Section 6.12 Sale and Lease-Back Transactions. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Borrower or any Restricted Subsidiary may enter into a sale and leaseback transaction if:

(a) the Borrower or that Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction under the Fixed Charge Coverage Ratio test in Section 6.01(a) hereof and (b) incurred a Lien to secure such Indebtedness pursuant to Section 6.02 hereof;

(b) the gross cash proceeds of that sale and leaseback transaction are at least equal to the Fair Market Value of the property that is the subject of that sale and leaseback transaction; and

(c) the transfer of assets in that sale and leaseback transaction is permitted by, and the Borrower applies the proceeds of such transaction in compliance with, Section 6.05(d) hereof.

Section 6.13 Business of the Borrower and Subsidiaries. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than a Permitted Business, except to such extent as would not be material to the Borrower and its Subsidiaries taken as a whole.

Section 6.14 Accounting Changes; Organizational Documents. The Borrower will not, and will not cause or permit any of the Loan Parties to:

(a) change its Fiscal Year end; or

(b) amend, modify or change its Organizational Documents in any manner materially adverse to the rights or interests of the Lenders.

Section 6.15 Restriction on Transfers of Collateral Vessels. The Borrower will not, and will not cause or permit any of the Loan Parties to, transfer, sell or otherwise dispose (including, without limitation, through an Asset Sale, a contribution or other Investment) of any Collateral Vessels to any Person that is not a Swiss Obligor; provided that, the foregoing shall not prohibit or restrict the Borrower or any of the Loan Parties from any Asset Sales or dispositions pursuant to Section 6.05(d) so long as such disposition is (x) a good faith disposition to a bona fide third party that is not an Affiliate of the Borrower or any other Loan Party, (y) for Fair Market Value and (z) for a bona fide business purpose; provided, that, if any Loan Party transfers, sells or otherwise disposes of any Collateral Vessel to any such Swiss Obligor, (A) such Swiss Obligor shall be joined to the Intercompany Loan Security Documents, Security Documents and other Loan Documents as required by the Administrative Agent such that such Swiss Obligor shall be a Subsidiary Guarantor hereunder and shall be an obligor and/or guarantor in respect of all of the obligations in respect of the Intercompany Loan Documents (and any such guarantee shall not be limited to freely distributable reserves), and (B) such transfer, sale or other disposition shall be subject to the Liens in favor of the Borrower on such Collateral Vessel (or equivalent replacement Liens) pursuant to the Intercompany Loan Security Documents and such Liens shall continue to remain in full force and effect following such transfer, sale or other disposition.

ARTICLE VII.

EVENTS OF DEFAULT

In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or any Intercompany Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document or any Intercompany Loan Document, shall prove to have been false or misleading in any material respect (or in the case of any such representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language, such representation and warranty shall prove to have been false or misleading in all respects) when so made, deemed made or furnished;

(b) default shall be made in the payment of any principal of any Loan or Intercompany Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or Intercompany Loan or any Fee or the reimbursement with respect to any L/C Disbursement or any other amount (other than an amount referred to in (b) above) due under any Loan Document or any Intercompany Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.04 (and such default shall continue unremedied for fifteen (15) days), 5.05(a), 5.06(c), 5.08, 5.16 or 5.17 (and such default shall continue unremedied for fifteen (15) days) or in Article VI or in any Intercompany Loan Document;

(e) default shall be made in the due observance or performance by the Borrower or any Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after the earlier of (i) written notice thereof from the Administrative Agent or the Required Lenders to the Borrower and (ii) actual knowledge thereof of the Borrower;

(i) the Borrower or any Material Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than Obligations), when and as the same shall become due and payable (after giving effect to any applicable grace periods or cure periods provided therein), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and any applicable grace or cure period shall have expired; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and such Indebtedness is repaid when required under the documents providing for such Indebtedness; provided, in either case, that such failure remains unremedied and is not waived by the holder thereof prior to acceleration hereunder;

(f) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or a Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or a Material Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(g) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a liquidator, receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) make a general assignment for the benefit of creditors, (v) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(h) one or more final judgments shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and the same shall remain undischarged, unsatisfied, unvacated or unbonded for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $25,000,000 (except to the extent covered by insurance for which the carrier has not denied liability);

(i) an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(j) any Guarantee under the Guarantee Agreement for any reason shall be declared by a court of competent jurisdiction to be null and void (other than in accordance with its terms), or any Guarantor shall deny in writing that it has any further liability under the Guarantee Agreement (other than as a result of the discharge of such Guarantor in accordance with the terms of the Loan Documents);

(k) any security interest purported to be created by any Security Document on any Loan Collateral shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, a valid and perfected (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the Loan Collateral covered thereby, except as a result of the actions, or lack thereof, by the Administrative Agent;

(l) any security interest purported to be created by any Intercompany Loan Security Document on any Intercompany Loan Collateral shall cease to be, or shall be asserted by the Borrower or any other Loan Party not to be, in full force and effect and a valid and perfected (except as otherwise expressly provided in this Agreement or such Intercompany Loan Security Document) security interest in the Intercompany Loan Collateral covered thereby;

(m) the Indebtedness under any subordinated Indebtedness of the Borrower or any Restricted Subsidiary constituting Material Indebtedness shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Obligations as provided in the agreements evidencing such subordinated Indebtedness;

(n) (a) any court opens bankruptcy proceedings against the Swiss Obligors, grants a (provisional or definitive) composition moratorium (Nachlassstundung) to the Swiss Obligors or institutes other insolvency proceedings against the Swiss Obligors or (b) the Swiss Obligors are overindebted (überschuldet), insolvent (zahlungsunfähig), or stops or suspends payment of all or substantially all of its debts, proposes or makes or enters into a stay of execution, a standstill agreement with certain or all of its creditors (Stillhaltevereinbarung), a general assignment of all or substantially all of its assets or a similar out-or-court restructuring arrangement to, with or for the benefit of creditors, or a composition agreement (Nachlassvertrag); or

(o) there shall have occurred a Change of Control;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (g) or (h) above or an event described in paragraph (o) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower to the extent permitted by law, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding. The Lenders and the Administrative Agent agree, as among such parties, as follows: after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent or any Lender on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, to pay all indemnities and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder or under any other Loan Document of the Administrative Agent, including in connection with enforcing the rights of the Administrative Agent and the Lenders under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Administrative Agent or to preserve its security interest in the Collateral), second, to pay any fees due and owing hereunder or under any other Loan Document to the Administrative Agent, third, to pay all indemnities and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder or under any other Loan Document of the Issuing Lenders and the Swingline Lender, on a pro rata basis, fourth, to pay all indemnities and reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees to the extent provided herein) due and owing hereunder or under any other Loan Document of the Lenders, on a pro rata basis, fifth, to pay any fees and interest due and owing hereunder or under any other Loan Document to the Swingline Lender and the Issuing Lenders, on a pro rata basis, sixth, to pay any fees and interest due and owing hereunder or under any other Loan Document to the Lenders, on a pro rata basis, seventh, on a pro rata basis, to (A) the payment of principal of all Revolving Loans (including Swingline Loans) to Lenders, on a pro rata basis, and then outstanding Reimbursement Obligations then outstanding and (B) Cash Collateralize unmatured Reimbursement Obligations in the amount required under Section 2.18, on a pro rata basis, eighth, on a pro rata basis, to (A) pay all other Obligations outstanding to the Secured Parties on a pro rata basis and (B) Cash Collateralize the contingent indemnification and other obligations due and owing to the Secured Parties, in an amount determined by the Administrative Agent as reasonably necessary to secure such obligations, and ninth, upon payment in full of all Obligations, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus.

ARTICLE VIII.

THE ADMINISTRATIVE AGENT

Section 8.01 Appointment and Authority Etc.

Each of the Lenders and each Issuing Lender hereby irrevocably appoints, designates and authorizes Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and appoints the Administrative Agent to hold any security interest created by the Security Documents for and on behalf of, or in trust for, such Lender, and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Without limiting the generality of the foregoing, the Administrative Agent is hereby expressly authorized to execute any and all documents (including releases and any loss sharing agreements) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. In the event that any Collateral is hereafter pledged, charged, mortgaged or granted a security interest over by any Person as collateral security for the Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. Each Lender agrees that no Secured Party (other than the Administrative Agent in accordance with the Security Agreement) shall have the right individually to seek to realize upon the security granted by any Security Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Security Documents. The Lenders hereby authorize the Administrative Agent to execute and deliver, for and on behalf of each such Lender, on or about the date of this Agreement and at any time following the date of this Agreement, the Ship Mortgages and the other Security Documents to which it is a party, including any Ship Mortgages and any other Security Documents with respect to After-Acquired Property, and hereby further authorize the Administrative Agent to release any Lien granted to or held by the Administrative Agent upon any Collateral as described in Section 9.16 and the Borrower shall provide confirmation of such authorization if requested by the Administrative Agent.

The institution serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Administrative Agent and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Restricted Subsidiary or other Affiliate thereof as if it were not an Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of the Restricted Subsidiaries that is communicated to or obtained by the institution serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The Administrative Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign upon 30 days’ notice by notifying the Lenders, the Issuing Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon the consent of the Borrower (except that the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default under clauses (b), (c), (g) or (h) of Article VII), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Lenders, appoint a successor Administrative Agent which shall be a Lender in consultation with the Borrower. If no successor Administrative Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Administrative Agent, such Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent. Any such resignation by such Administrative Agent hereunder shall also constitute, to the extent applicable, its resignation as an Issuing Lender, in which case such resigning Administrative Agent (a) shall not be required to issue any further Letters of Credit and (b) shall maintain all of its rights and obligations as an Issuing Lender, as the case may be, with respect to any Letters of Credit issued by it prior to the date of such resignation.

Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

None of the Lenders or other persons identified on the facing page of this Agreement as a “bookrunner”, “lead arranger”, “syndication agent” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, none of the Lenders or other persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

Section 8.02 Erroneous Payments.

(a) Each Lender, each Issuing Lender, each other Secured Party and any other party hereto hereby severally agrees that if (i) the Administrative Agent notifies (which such notice shall be conclusive absent manifest error) such Lender or Issuing Lender or any other Secured Party (or the Lender Affiliate of a Secured Party) or any other Person that has received funds from the Administrative Agent or any of its Affiliates, either for its own account or on behalf of a Lender, Issuing Lender or other Secured Party (each such recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion that any funds received by such Payment Recipient were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Payment Recipient) or (ii) any Payment Recipient receives any payment from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, as applicable, or (z) that such Payment Recipient otherwise becomes aware was transmitted or received in error or by mistake (in whole or in part) then, in each case, an error in payment shall be presumed to have been made (any such amounts specified in clauses (i) or (ii) of this Section 8.02(a), whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise; individually and collectively, an “Erroneous Payment”), then, in each case, such Payment Recipient is deemed to have knowledge of such error at the time of its receipt of such Erroneous Payment; provided that nothing in this Section shall require the Administrative Agent to provide any of the notices specified in clauses (i) or (ii) above. Each Payment Recipient agrees that it shall not assert any right or claim to any Erroneous Payment, and hereby waives any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payments, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(b) Without limiting the immediately preceding clause (a), each Payment Recipient agrees that, in the case of clause (a)(ii) above, it shall promptly notify the Administrative Agent in writing of such occurrence.

(c) In the case of either clause (a)(i) or (a)(ii) above, such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and upon demand from the Administrative Agent such Payment Recipient shall (or, shall cause any Person who received any portion of an Erroneous Payment on its behalf to), promptly, but in all events no later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds and in the currency so received, together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the Overnight Rate.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (c), from any Lender that is a Payment Recipient or an Affiliate of a Payment Recipient (such unrecovered amount as to such Lender, an “Erroneous Payment Return Deficiency”), then at the sole discretion of the Administrative Agent and upon the Administrative Agent’s written notice to such Lender (i) such Lender shall be deemed to have made a cashless assignment of the full face amount of the portion of its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) to the Administrative Agent or, at the option of the Administrative Agent, the Administrative Agent’s applicable lending affiliate in an amount that is equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) plus any accrued and unpaid interest on such assigned amount, without further consent or approval of any party hereto and without any payment by the Administrative Agent or its applicable lending affiliate as the assignee of such Erroneous Payment Deficiency Assignment. The parties hereto acknowledge and agree that (1) any assignment contemplated in this clause (d) shall be made without any requirement for any payment or other consideration paid by the applicable assignee or received by the assignor, (2) the provisions of this clause (d) shall govern in the event of any conflict with the terms and conditions of Section 9.04 and (3) the Administrative Agent may reflect such assignments in the Register without further consent or action by any other Person.

(e) Each party hereto hereby agrees that (x) in the event an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent (1) shall be subrogated to all the rights of such Payment Recipient with respect to such amount and (2) is authorized to set off, net and apply any and all amounts at any time owing to such Payment Recipient under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Payment Recipient from any source, against any amount due to the Administrative Agent under this Section 8.02 or under the indemnification provisions of this Agreement, (y) the receipt of an Erroneous Payment by a Payment Recipient shall not for the purpose of this Agreement be treated as a payment, prepayment, repayment, discharge or other satisfaction of any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making a payment on the Obligations and (z) to the extent that an Erroneous Payment was in any way or at any time credited as payment or satisfaction of any of the Obligations, the Obligations or any part thereof that were so credited, and all rights of the Payment Recipient, as the case may be, shall be reinstated and continue in full force and effect as if such payment or satisfaction had never been received.

(f) Each party’s obligations under this Section 8.02 shall survive the resignation or replacement of the Administrative Agent or any transfer of right or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(g) Notwithstanding anything to the contrary in this Section 8.02, this Section 8.02 shall not create any obligations, liabilities or responsibilities or alter or change any obligations, liabilities or responsibilities of the Borrower and the Loan Parties under any of the other provisions of this Agreement or any other Loan Document, other than with respect to acknowledging and consenting to any assignment and/or subrogation rights referenced in this Section 8.02, subject to any consent rights set forth in Section 9.04 and other than the Borrower’s agreement to this Section 8.02 (it being understood that this clause (g) shall not limit any rights the Administrative Agent may have against any Loan Party under any provision of this Agreement or any other Loan Document other than this Section 8.02).

(h) Nothing in this Section 8.02 will constitute a waiver or release of any claim of the Administrative Agent hereunder arising from any Payment Recipient’s receipt of an Erroneous Payment.

ARTICLE IX.

MISCELLANEOUS

Section 9.01 Notices; Electronic Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be (i) in writing and shall be delivered by hand or overnight courier service, (ii) mailed by certified or registered mail as follows, or (iii) via email as follows:

If to the Borrower:

Viking Cruises Ltd

5700 Canoga Avenue, Suite 200

Woodland Hills, California 91367

Attention: Contracts

Telephone No.: (818) 227-1234

Email: contracts@viking.com

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof and shall not constitute notice for any purposes hereof):

Skadden, Arps, Slate, Meagher & Flom LLP

320 South Canal Street

Chicago, Illinois 60606

Attention: Seth Jacobson

Telephone No.: (312) 407-0889

Email: Seth.Jacobson@skadden.com

If to Wells Fargo, as Administrative Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention: Syndication Agency Services

Telephone No.: (704) 590-2706

Facsimile No.: (844) 879-5899

Email: Agencyservices.requests@wellsfargo.com

With a copy to (which copy shall be delivered as an accommodation and shall not be required to be delivered in satisfaction of any requirement hereof):

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Noah Weiss

Telephone No.: (312) 876-6527

Email: noah.weiss@lw.com

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, Illinois 60611

Attention: Christopher Lueking

Telephone No.: (312) 876-7680

Email: christopher.lueking@lw.com

If to any Lender:

To the address of such Lender set forth on the Register with respect to deliveries of notices and other documentation that may contain material non-public information.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or other communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender may change its address or other contact information for notices and other communications hereunder by notice to the other parties hereto. Any Lender may change its address, email or facsimile number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, each Issuing Lender and the Swingline Lender.

(e) Platform.

(i) Each Loan Party, each Lender and each Issuing Lender agrees that the Administrative Agent may, but shall not be obligated to, make the Borrower Materials available to the Issuing Lenders and the other Lenders by posting the Borrower Materials on the Platform.

(ii) The Platform is provided “as is” and “as available.” The Agent Parties do not warrant the accuracy or completeness of the Borrower Materials or the adequacy of the Platform, and expressly disclaim liability for errors or omissions in the Borrower Materials. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Borrower Materials or the Platform. Although the Platform is secured pursuant to generally-applicable security procedures and policies implemented or modified by the Administrative Agent and its Related Parties, each of the Lenders, the Issuing Lenders and the Borrower acknowledges and agrees that distribution of information through an electronic means is not necessarily secure in all respects, the Administrative Agent, the Lead Arranger and their respective Related Parties (collectively, the “Agent Parties”) are not responsible for approving or vetting the representatives, designees or contacts of any Lender or Issuing Lender that are provided access to the Platform and that there may be confidentiality and other risks associated with such form of distribution. Each of the Borrower, each Lender and each Issuing Lender party hereto understands and accepts such risks. In no event shall the Agent Parties have any liability to any Loan Party, any Lender or any other Person or entity for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet (including the Platform), except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided that in no event shall any Agent Party have any liability to any Loan Party, any Lender, any Issuing Lender or any other Person for indirect, special, incidental, consequential or punitive damages, losses or expenses (as opposed to actual damages, losses or expenses).

(f) Private Side Designation. Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and Applicable Law, including United States federal and state securities Applicable Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States federal or state securities Applicable Laws.

Section 9.02 Survival.

(a) All representations and warranties set forth in Article III and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article IX and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

Section 9.03 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, any Issuing Lender, the Swingline Lender and/or the Lead Arranger, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.04 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Lead Arranger, the Related Parties of each of the Administrative Agent, the Lead Arranger and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it or contemporaneous assignments to related Approved Funds (determined after giving effect to such assignments) that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default under clauses (b), (c), (g) or (h) of Article VII has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have given its consent ten (10) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrower prior to such tenth (10th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default under clauses (b), (c), (g) or (h) of Article VII has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of the Issuing Lenders and the Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or Affiliates, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (v).

(vi) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Pro Rata Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.26, 2.27, 2.28, 2.29 and 9.05 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower, the Administrative Agent, any Issuing Lender or the Swingline Lender, sell participations to any Person other than a natural Person, (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this

Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, each Issuing Lender, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 9.05(c) with respect to any payments made by such Lender to its Participant(s).

(e) Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.08(b), (c), (d) or (e) that directly and adversely affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.27, 2.28 and 2.29 (subject to the requirements and limitations therein, including the requirements under Section 2.29(g) (it being understood that the documentation required under Section 2.29(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 2.30 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.28 or 2.29, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 2.30(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.24 and Section 9.06 as though it were a Lender.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 9.05 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower and any other Loan Party, jointly and severally, shall pay on demand (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and documented fees and expenses of outside counsel for the Administrative Agent (limited to one primary counsel for the Administrative Agent, the Lenders and the Issuing Lender, taken as a whole, and, if necessary, one local counsel and one maritime counsel for the Administrative Agent in each relevant jurisdiction)), in connection with the syndication of the Revolving Credit Facility, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the reasonable and documented fees, charges and disbursements of outside counsel for the Administrative Agent, any Lender or any Issuing Lender (limited to one primary counsel for the Administrative Agent, the Lenders and the Issuing Lenders, taken as a whole, and, if necessary, one local counsel and one maritime counsel for the Administrative Agent, the Lenders and the Issuing Lenders, taken as a whole, in each relevant jurisdiction)) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify and hold harmless the Administrative Agent, the Lead Arranger, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all actions, suits, losses, claims (including any Environmental Claims), damages, penalties, liabilities and expenses of any kind or nature (including the reasonable and documented out of pocket fees and expenses of outside counsel for any Indemnitee (limited to one primary counsel for the Indemnitees, the Lenders and the Issuing Lenders, taken as a whole, and, if necessary, one local counsel and one maritime counsel for the Indemnitees, taken as a whole, in each relevant jurisdiction) (and, in the case of a conflict of interest, one additional conflicts counsel for the affected Indemnitee and one local counsel and one maritime counsel for the affected Indemnitee in each relevant jurisdiction)), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Loan Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement, matter or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Loan Party or any Subsidiary and arising out of this Agreement or any Loan Document, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Loan Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (A) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee, (B) a material breach of any obligations under this Agreement or the other Loan Documents, or with respect to the transactions contemplated herein, by any Indemnitee, as determined by a final non-appealable judgment of a court of competent jurisdiction or (z) any dispute solely among Indemnitees (as determined in a final and non-appealable judgment of a court of competent jurisdiction). This Section 9.05(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, Holdings, or any Indemnitee, whether or not an Indemnitee is otherwise a party thereto. The Borrower shall not, without the prior written consent of each Indemnitee affected thereby, settle any threatened or pending claim or action that would give rise to the right of any Indemnitee to claim indemnification hereunder unless such settlement (x) includes a full and unconditional release of all liabilities arising out of such claim or action against such Indemnitee, (y) does not include any statement as to or an admission of fault, culpability or failure to act by or on behalf of such Indemnitee and (z) requires no action on the part of the Indemnitee other than its consent. Each Indemnitee agrees (by accepting the benefits hereof), severally and not jointly, to refund and return any and all amounts paid by you (or on your behalf) under this paragraph to such Indemnitee to the extent it is found by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnitee is not entitled to payment of such amounts in accordance with the terms hereof.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Lead Arranger, any Issuing Lender, the Swingline Lender or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Lead Arranger, such Issuing Lender, the Swingline Lender or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the Revolving Credit Exposure at such time, or if the Revolving Credit Exposure has been reduced to zero, then based on such Lender’s share of the Revolving Credit Exposure immediately prior to such reduction) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that with respect to such unpaid amounts owed to any Issuing Lender or the Swingline Lender solely in its capacity as such, only the Revolving Credit Lenders shall be required to pay such unpaid amounts, such payment to be made severally among them based on such Revolving Credit Lenders’ Pro Rata Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought or, if the Revolving Credit Commitment has been reduced to zero as of such time, determined immediately prior to such reduction); provided, further, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Lead Arranger, such Issuing Lender or the Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Lead Arranger, such Issuing Lender or the Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 2.25.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the parties hereto shall be liable to any other party or any of such party’s Related Parties or any other person for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof, except that, in the case of such damages arising out of an action, suit or proceeding brought against an Indemnitee by a third party, the Loan Parties shall be liable for any such damages. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (provided that, in the case of the Secured Parties, such distribution is made in accordance with the provisions of Section 9.15 hereof) other than for direct or actual damages determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.

(e) Payments. All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor.

(f) Survival. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

Section 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender or any Affiliate thereof shall exercise any such right of setoff, (x) all amounts so setoff shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.33 and, pending such payment, shall be segregated by such Defaulting Lender or Affiliate of a Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender or its Affiliate shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender or any of its Affiliates as to which such right of setoff was exercised. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 9.08 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document (including Section 2.26(c)), any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing and approved by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrower; provided, that no amendment, waiver or consent shall:

(a) amend, modify or waive (i) [reserved], (ii) the amount of the Swingline Commitment or (iii) the amount of the L/C Sublimit, in each case without the written consent of the Required Lenders;

(b) (i) contractually subordinate any of the Obligations in right of payment or otherwise adversely affect the priority of payment of any of such Obligations or (ii) contractually subordinate any of the Liens securing the Obligations, in each case without the consent of each of the Lenders directly affected thereby;

(c) Except in accordance with Section 2.31, increase, extend or reinstate the Commitment of any Lender or increase the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(d) waive, extend or postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) or any scheduled or mandatory reduction of the Revolving Credit Commitment hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby (it being understood that a waiver of a mandatory prepayment under Section 2.04(b) shall only require the consent of the Required Lenders);

(e) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clauses (iv) and (viii) of the proviso set forth in the paragraph below) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 2.19(b) during the continuance of an Event of Default and (ii) only the consent of the Required Lenders shall be necessary to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Exposure or to reduce any fee payable hereunder;

(f) (i) change Section 2.24 in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby or (ii) change the priority of payment at the end of Article VII in a manner that would alter the pro rata sharing of payments or order of application required thereby without the written consent of each Lender directly and adversely affected thereby;

(g) except as otherwise permitted by this Section 9.08 change any provision of this Section or reduce the percentages specified in the definitions of “Required Lenders,” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly and adversely affected thereby;

(h) [reserved];

(i) [reserved];

(j) consent to the assignment or transfer by any Loan Party of such Loan Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to Section 6.05), in each case, without the written consent of each Lender;

(k) release Subsidiary Guarantors comprising all or substantially all of the value of the credit support for the Secured Obligations from the Guarantee Agreement, without the written consent of each Lender; or

(l) release or contractually subordinate the Liens on all or substantially all of the Loan Collateral or the Liens on all or substantially all of the Intercompany Loan Collateral, in each case without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each affected Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Documents relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document or modify Section 9.01(e), Section 9.27 or Article VIII hereof; (iv) each fee letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (v) each Letter of Credit Document and each cash collateral agreement or other document entered into in connection with an Extended Letter of Credit may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; provided that a copy of such amended Letter of Credit Document, cash collateral agreement or other document, as the case may be, shall be promptly delivered to the Administrative Agent upon such amendment or waiver, (vi) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by the Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time, (vii) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Loan Documents (and such amendment shall become effective without any further action or consent of any other party to any Loan Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error, ambiguity, defect or inconsistency or omission of a technical or immaterial nature in any such provision and (viii) the Administrative Agent (and, if applicable, the Borrower) may, without the consent of any Lender, enter into amendments or modifications to this Agreement or any of the other Loan Documents or to enter into additional Loan Documents in order to implement any Benchmark Replacement or any Conforming Changes or otherwise effectuate the terms of Section 2.26(c) in accordance with the terms of Section 2.26(c). Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitment of such Lender may not be increased or extended without the consent of such Lender, and (B) any amendment, waiver, or consent hereunder which requires the consent of all Lenders or each affected Lender that by its terms disproportionately and adversely affects any such Defaulting Lender relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything in this Agreement to the contrary, each Lender hereby irrevocably authorizes the Administrative Agent on its behalf, and without further consent of any Lender (but with the consent of the Borrower and the Administrative Agent), to (x) amend and restate this Agreement and the other Loan Documents if, upon giving effect to such amendment and restatement, such Lender shall no longer be a party to this Agreement (as so amended and restated), the Commitments of such Lender shall have terminated, such Lender shall have no other commitment or other obligation hereunder and shall have been paid in full all principal, interest and other amounts owing to it or accrued for its account under this Agreement and the other Loan Documents and (y) enter into amendments or modifications to this Agreement (including amendments to this Section 9.08) or any of the other Loan Documents or to enter into additional Loan Documents as the Administrative Agent reasonably deems appropriate in order to effectuate the terms of Section 2.31 (including as applicable, (1) to permit the Incremental Increases to share ratably in the benefits of this Agreement and the other Loan Documents and (2) to include an Incremental Increase, as applicable, in any determination of (i) Required Lenders or (ii) similar required lender terms applicable thereto); provided that no amendment or modification shall result in any increase in the amount of any Lender’s Commitment or any increase in any Lender’s Revolving Credit Commitment Percentage, in each case, without the written consent of such affected Lender.

Section 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any L/C Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or participation in such L/C Disbursement under Applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with Applicable Law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Section 9.10 Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder (including any Affiliate of any Issuing Lender that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Lead Arranger, the Issuing Lenders and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 9.12 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction (subject to the approval of the Required Lenders).

Section 9.13 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

Section 9.14 Jurisdiction; Waiver of Venue; Consent to Service of Process.

(a) Submission to Jurisdiction. The Borrower and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Lead Arranger, any Lender, any Issuing Lender, the Swingline Lender, or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender, any Issuing Lender or the Swingline Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.

(b) Waiver of Venue. The Borrower and each other Loan Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 9.15 Treatment of Certain Information; Confidentiality. Each of the Secured Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective Related Parties in connection with the Revolving Credit Facility, this Agreement, the transactions contemplated hereby or in connection with marketing of services by such Affiliate or Related Party to the Borrower or any of its Subsidiaries (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by, or required to be disclosed to, any regulatory or similar authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or in accordance with such Secured Party’s regulatory compliance policy if such Secured Party deems such disclosure to be necessary for the mitigation of claims by those authorities against it or any of its Related Parties (in which case, such Secured Party shall use commercially reasonable efforts to, except with respect to any audit or examination conducted by bank accountants or any governmental bank regulatory authority exercising examination or regulatory authority, promptly notify the Borrower, in advance, to the extent practicable and otherwise permitted by Applicable Law), (c) as to the extent required by Applicable Laws or regulations or in any legal, judicial, administrative proceeding or other compulsory process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement, under any other Loan Document or under any Hedging Agreement or Cash Management Agreement, or any action or proceeding relating to this Agreement, any other Loan Document or any Hedging Agreement or Cash Management Agreement, or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement and, in each case, their respective financing sources, (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (iii) an investor or prospective investor in an Approved Fund that also agrees that Information shall be used solely for the purpose of evaluating an investment in such Approved Fund, (iv) a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in an Approved Fund in connection with the administration, servicing and reporting on the assets serving as collateral for an Approved Fund, or (v) a nationally recognized rating agency that requires access to information regarding the Borrower and its Subsidiaries, the Loans and the Loan Documents in connection with ratings issued with respect to an Approved Fund, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the Revolving Credit Facility or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Revolving Credit Facility, (h) with the consent of the Borrower, (i) deal terms and other information customarily reported to Thomson Reuters, other bank market data collectors and similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of the Loan Documents, (j) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to any of the Secured Parties or any of their respective Affiliates from a third party that is not, to such Person’s knowledge, subject to confidentiality obligations to the Borrower, (k) to the extent that such information is independently developed by such Person, (l) to the extent required by an insurance company in connection with providing insurance coverage or providing reimbursement pursuant to this Agreement or (m) for purposes of establishing a “due diligence” defense. For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the any Secured Party on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided that, in the case of information received from a Loan Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 9.16 Release.

(a) Guarantee Release.

(i)	The Guarantee of a Guarantor will automatically be released:

(A) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger, consolidation, amalgamation or combination) to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary, if the sale or other disposition does not violate Section 6.05 or Section 6.15 of this Agreement;

(B) in connection with any sale or other disposition of Equity Interests of that Guarantor to a Person that is not (either before or after giving effect to such transaction) the Borrower or a Restricted Subsidiary, if the sale or other disposition does not violate Section 6.05 or Section 6.15 of this Agreement and the Guarantor ceases to be a Restricted Subsidiary as a result of the sale or other disposition;

(C) if the Borrower designates such Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Agreement; or

(D) upon payment in full in cash of all Obligations and termination of the Revolving Credit Commitments;

provided that, in each case, the Borrower has delivered to the Administrative Agent an Officer’s Certificate (which may be combined with any other Officer’s Certificate required to be delivered pursuant to other provisions referenced in the foregoing clauses) stating that all conditions precedent provided for in this Agreement and the Security Documents relating to such release have been complied with.

(b) Release of Loan Collateral.

(i) Notwithstanding anything in this Agreement or any Security Document to the contrary, to the extent a release is required by a Security Document, the Administrative Agent shall release, without the need for consent of the Required Lenders, Liens on the Loan Collateral securing the Obligations upon irrevocable repayment in full in cash of the Loans in accordance with the terms hereof.

(c) Release of Intercompany Loan Collateral.

(i) Notwithstanding anything in this Agreement or any Security Document to the contrary, to the extent a release is required by any Intercompany Loan Security Document, the Borrower may release, without the need for consent of the Administrative Agent or the Required Lenders, Liens on the Intercompany Loan Collateral securing the Intercompany Loan Documents:

(A) upon irrevocable repayment in full in cash of the Loans in accordance with the terms hereof;

(B) in connection with any Asset Sale or other disposition of Intercompany Loan Collateral to any Person; provided that if the Intercompany Loan Collateral is disposed of to a Restricted Subsidiary, the Intercompany Loan Collateral becomes immediately subject to a substantially equivalent Lien in favor of the Borrower securing the obligations under the Intercompany Loan Documents; provided, further, that, in each case, such disposition is not prohibited by this Agreement and the Intercompany Loan Documents;

(C) as may be permitted by the provisions of this Agreement described under Section 9.08;

(D) in order to effectuate a merger, consolidation, conveyance, transfer or other business combination conducted in compliance with Section 6.05 or 9.04; and

(E) as provided in Section 6.02;

(ii) Each of the foregoing releases shall be effected by the Borrower, without the consent of the Administrative Agent or the Lenders or any action on the part of the Administrative Agent upon receipt (other than for clauses (A) and (E), in which case such release shall be automatic) by the Borrower and the Administrative Agent of an Officer’s Certificate of VRC AG (and/or any guarantor of the Intercompany Loan party thereto from time to time, as the case may be) dated the date of the application of such release (which Officer’s Certificate may be combined with any other Officer’s Certificate required to be delivered pursuant to other provisions referenced in the foregoing clauses), certifying that under the Intercompany Loan Documents no default or event of default has occurred and is continuing or would occur as a result of such release, and that all conditions precedent in the Intercompany Loan Agreement and Intercompany Loan Security Documents relating to the release of the Lien on the applicable Intercompany Loan Collateral have been complied with.

Section 9.17 USA PATRIOT Act; Anti-Money Laundering Laws. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

Section 9.18 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under Applicable Law).

Section 9.19 Lender Action. Each Lender agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other obligor under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.19 are for the sole benefit of the Lenders and shall not afford any right to, or constitute a defense available to, any Loan Party.

Section 9.20 [Reserved].

Section 9.21 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the applicable Issuing Lender and the Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which is expressly stated to survive such termination.

Section 9.22 Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 9.23 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit or the Commitments or this Agreement;

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement; or

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, the Lead Arranger and their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

Section 9.24 Electronic Execution of Loan Documents. The words “execute,” “execution,” “signed,” “signature,” “delivery” and words of like import in or related to this Agreement, any other Loan Document or any document, amendment, approval, consent, waiver, modification, information, notice, certificate, report, statement, disclosure, or authorization to be signed or delivered in connection with this Agreement or any other Loan Document or the transactions contemplated hereby shall be deemed to include Electronic Signatures or execution in the form of an electronic record, and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Each party hereto agrees that any Electronic Signature or execution in the form of an electronic record shall be valid and binding on itself and each of the other parties hereto to the same extent as a manual, original signature. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the parties of a manually signed paper which has been converted into electronic form (such as scanned into PDF format), or an electronically signed paper converted into another format, for transmission, delivery and/or retention. Notwithstanding anything contained herein to the contrary, the Administrative Agent is under no obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it; provided that without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept such Electronic Signature from any party hereto, the Administrative Agent and the other parties hereto shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of the executing party without further verification and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by an original manually executed counterpart thereof. Without limiting the generality of the foregoing, each party hereto hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and any of the Loan Parties, electronic images of this Agreement or any other Loan Document (in each case, including with respect to any signature pages thereto) properly authenticated in accordance with Applicable Law shall have the same legal effect, validity and enforceability as any paper original, and (B) waives any argument, defense or right to contest the validity or enforceability of the Loan Documents based solely on the lack of paper original copies of any Loan Documents, including with respect to any signature pages thereto.

Section 9.25 Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedging Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and, each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the FDIC under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.25, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 9.26 [Reserved].

Section 9.27 No Advisory or Fiduciary Responsibility.

(a) In connection with all aspects of each transaction contemplated hereby, each Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (i) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Lead Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (ii) in connection with the process leading to such transaction, each of the Administrative Agent, the Lead Arranger and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (iii) none of the Administrative Agent, the Lead Arranger or the Lenders has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Lead Arranger or Lender has advised or is currently advising the Borrower or any of its Affiliates on other matters) and none of the Administrative Agent, the Lead Arranger or the Lenders has any obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents, (iv) the Lead Arranger and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of the Borrower and its Affiliates, and none of the Administrative Agent, the Lead Arranger or the Lenders has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship and (v) the Administrative Agent, the Lead Arranger and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

(b) Each Loan Party acknowledges and agrees that each Lender, the Lead Arranger and any Affiliate thereof may lend money to, invest in, and generally engage in any kind of business with, any of the Borrower, any Affiliate thereof or any other person or entity that may do business with or own securities of any of the foregoing, all as if such Lender, the Lead Arranger or such Affiliate thereof were not a Lender or the Lead Arranger or an Affiliate thereof (or an agent or any other person with any similar role under the Revolving Credit Facility) and without any duty to account therefor to any other Lender, the Lead Arranger, the Borrower or any Affiliate of the foregoing. Each Lender, the Lead Arranger and any Affiliate thereof may accept fees and other consideration from the Borrower or any Affiliate thereof for services in connection with this Agreement, the Revolving Credit Facility or otherwise without having to account for the same to any other Lender, the Lead Arranger, the Borrower or any Affiliate of the foregoing.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized officers, all as of the day and year first written above.

BORROWER:

VIKING CRUISES LTD

By:	/s/ Torstein Hagen
Name:	Torstein Hagen
Title:	Authorized Signatory

[Revolving Credit Agreement]

ADMINISTRATIVE AGENT AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Carl Hinrichs
Name:	Carl Hinrichs
Title:	Executive Director

[Revolving Credit Agreement]

BANK OF AMERICA, N.A., as Issuing Lender and Lender

By:	/s/ Brian D. Corum
Name:	Brian D. Corum
Title:	Managing Director

[Revolving Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Issuing Lender and Lender

By:	/s/ Richard Armstrong
Name:	Richard Armstrong
Title:	Vice President

[Revolving Credit Agreement]

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Danielle Calo
Name:	Danielle Calo
Title:	Associate Director

By:	/s/ Peter Hazoglou
Name:	Peter Hazoglou
Title:	Authorized Signatory

[Revolving Credit Agreement]

HSBC BANK USA, NATIONAL ASSOCIATION., as Lender

By:	/s/ Kristen Parsons
Name:	Kristen Parsons
Title:	Regional Executive

[Revolving Credit Agreement]